SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                (AMENDMENT NO. 1)


                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:
                         [X] Preliminary Proxy Statement
        [ ] Confidential, for Use of the Commission Only (as permitted by
                               Rule 14a-6(e)(2))
                         [ ] Definitive Proxy Statement
                       [ ] Definitive Additional Materials
      [ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                            IBW FINANCIAL CORPORATION

                (Name of Registrant as Specified In Its Charter)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                              [X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

               [ ] Fee previously paid with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

                            IBW FINANCIAL CORPORATION
                               4812 GEORGIA AVENUE
                             WASHINGTON, D.C. 20011


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 4, 2004


TO THE SHAREHOLDERS OF IBW FINANCIAL CORPORATION:


         The Annual Meeting of Shareholders of IBW Financial Corporation, a District of Columbia corporation (the "Company"), will be held in the Board Room at the Company's executive offices, located at 4812 Georgia Avenue, Washington, D.C., on Tuesday, May 4, 2004 at 5:00 pm for the following purposes:

         1.       To elect six (6) directors to serve until the next
                  Annual Meeting of Shareholders and until their successors are duly elected and qualified;

         2. To consider and approve a amendments to the Articles of Incorporation that would effect a one for 101 reverse split of the common stock, immediately followed by a 101 for one forward split, in order to reduce the number of shareholders of record to fewer than 300 and permit the Company to cease reporting under the Securities Exchange Act of 1934.

         3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.


         If the proposed amendments to the Articles of Incorporation becomes effective, then (1) upon effectiveness, each holder of 100 or fewer shares will be entitled to receive cash at a rate of $36.50 per pre-amendment share, and will have no further rights as a shareholder, and (2) and remaining shareholders will own the same number of shares as they did prior to the effectiveness of the amendment.

         Shareholders do not have the right to dissent from, or to assert dissenters' rights in connection with, the amendment.


         Shareholders of record as of the close of business on March 15, 2004 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.



                                             By Order of the Board of Directors


                                             Clinton W. Chapman, Chairman


April __, 2004


         PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU DESIRE, REVOKE YOUR PROXY AND VOTE IN PERSON.

                            IBW FINANCIAL CORPORATION
                               4812 Georgia Avenue
                              Washington, DC 20011


                        --------------------------------
                         ANNUAL MEETING OF SHAREHOLDERS
                                 PROXY STATEMENT
                        --------------------------------


                                  INTRODUCTION


         This Proxy Statement is being sent to holders of the common stock, $0.01 par value per share, of IBW Financial Corporation, a District of Columbia corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held at 5:00 p.m. on May 4, 2004, and at any adjournment or postponement of the meeting, for the purposes of

         (1) electing six (8) directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

         (2) considering and approving a amendments to the Articles of Incorporation that would effect a one for 101 reverse split of the common stock, immediately followed by a 101 for one forward split, in order to reduce the number of shareholders of record to fewer than 300 and permit the Company to cease reporting under the Securities Exchange Act of 1934; and

         (3) transacting such other business as may properly come before the meeting or any adjournment or postponement of the meeting.


         The meeting will be held in the Board Room at the executive offices of the Company, located at 4812 Georgia Avenue, Washington D.C. The Company's phone number at that address is 202-722-2000.


         This Proxy Statement and the accompanying form of proxy are being sent to shareholders of the Company on or about April __, 2004. As of that date there were 668,360 shares of common stock outstanding and entitled to vote.


         The cost of this proxy solicitation is being paid by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone by officers, regular employees or directors of the Company or the Bank, who will not receive any additional compensation for these services. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable out-of-pocket and clerical costs for forwarding proxy materials to their principals.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION PROPOSED HEREIN OR DETERMINED WHETHER THIS PROXY STATEMENT IS ACCURATE OR COMPLETE. THE SEC HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION CONTEMPLATED HEREBY OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               SUMMARY TERM SHEET

         This summary highlights selected information from this proxy statement regarding the proposed reverse/forward split and may not contain all of the information that is important to you. For a more complete description of the terms and conditions of the amendments to our articles of incorporation resulting in the reverse/forward split, you should carefully read this entire document, the attachments and any other documents to which we refer.

     o Why is the Company proposing the amendments and the reverse/forward split?


     The purpose of the amendments and the reverse/forward split is to reduce the number shareholders of record below 300, which will enable the Company to terminate the registration of the common stock, and stop reporting under, the Securities Exchange Act of 1934. By terminating the Company's registration under that Act, the Company hopes to achieve significant savings in expenditures for legal and accounting costs related to the reporting process and shareholder communications costs, as well as enable management employees and the Board of Directors to focus on the operation and management of the Company's business, rather than the reporting processes and the supervisory and regulatory structures and procedures which have recently been implemented. See "Amendments to the Articles of Incorporation - Background and Fairness of the Proposal" at page 12.


     o   What is the impact of not being a reporting company?


     After the effectiveness of the amendments, the Company will no longer prepare or file quarterly, annual or other reports and proxy statements with the Securities and Exchange Commission. The reports which the Company will distribute may not contain all of the information which is contained in the annual report and proxy statements the Company currently distributes. Additionally, the common stock will not be eligible for quotation or listing on any stock exchange or organized market. The common stock is not currently listed for trading on any organized market, and no broker or dealer regularly offers to make a market in the common stock. See "Amendments to the Articles of Incorporation - Deregistration Under the 1934 Act" at page 11 and "Market for Common Stock and Dividends" at page 23.


     o What will I receive if the amendments and reverse/forward split are approved?

         If the amendments and reverse/forward split are approved by shareholders and become effective:


              o Holders of 100 or fewer shares before the effectiveness of the amendments will receive $36.50 in cash per pre-amendment share. The number of shares will be calculated by adding all shares registered in the same manner. Shares held in street name will not be aggregated with shares registered in your own name, and shares owned by related persons or in different capacities will not be aggregated. See "Amendment to the Articles of Incorporation - Manner of Calculating Ownership" at page 11 and "- Effect of the Amendments and Reverse/Forward Split" at page 9.
              o Holders of 101 or more shares will continue as shareholders of the Company and will hold the same number of shares of common stock following the reverse/forward split as they held prior to the amendments. The percentage ownership interest of all continuing shareholders will be proportionately increased as a result of the elimination of shares held by persons who held 100 or fewer shares. Continuing shareholders will not receive cash as a result of the amendment and reverse/forward split. See "Amendments to the Articles of Incorporation - Effect of the Amendments and Reverse/Forward Split" at page 9.


     o Does the board of directors believe that the amendments and reverse/forward split are fair?

              Yes. The Board of Directors believes that the amendments and the reverse/forward split are fair to and in the best interests of the Company and its shareholders. In reaching this conclusion, the board considered, among other things:

              o   the matters discussed under "Reasons for the Amendment";

              o the current financial position of the Company and its available sources of liquidity;
              o   the business and financial prospects for the Company;
              o the continuing costs of compliance with the Company's reporting obligations under the Exchange Act; and
              o the current and historical market prices for our common stock and the liquidity of the market for that common stock.

     o   Who is entitled to vote?


         Shareholders as of the close of business on March 15, 2004, the record date, are entitled to vote at the meeting. Each share of common stock is entitled to one vote. See "Voting Rights and Proxies at page 21.


     o   How do I vote?


         Each shareholder should sign and date the enclosed proxy card and return it to us in the prepaid envelope. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the amendment, and in favor of the election of all nominees as director. If you own your shares through a bank, broker or other nominee, you must vote through your record holder. See Voting Rights and Proxies" at page 4.


     o   What vote is required to approve the amendment?

         The affirmative vote of the holders of at least a majority of the outstanding shares of our common stock is required to approve the amendments and the reverse/forward split. Directors of the Company, and members of their families, having the power to vote approximately 49.6% of the outstanding shares have indicated that they intend to vote FOR the Amendment. As a result, approval of the amendments and reverse/forward split is almost assured.

     o   Do I have appraisal or dissenter's rights?

         No. There are no appraisal rights for any shareholder who dissents from approval of the proposed amendments and reverse/forward split under District of Columbia law or our governing documents.

     o What are the federal income tax implications of the amendments and reverse/forward split?


         The receipt of cash by holders of 100 or fewer shares will generally result in a taxable gain or loss to the holder for federal income tax purposes. Other than the cash payments for fractional shares, no gain or loss should generally be recognized by a shareholder. For more information, see "Amendments to the Articles of Incorporation - Federal Income Tax Consequences" at page 21.


     o   Should I send in my certificates now?

         No. After the effectiveness of the amendments and reverse/forward split, holders of 100 or fewer shares will be sent a letter of transmittal and instructions for submitting shares for payment. Holders of 101 or more shares will not be required to exchange their certificates.

                    CAUTION ABOUT FORWARD LOOKING STATEMENTS

         Forward looking statements. This report and the information incorporated by reference herein, contains forward looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward looking statements can be identified by use of words such as "may," "will," "anticipates," believes," "expects," "plans," "estimates," "potential, "continue," "should" and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward looking statements. The Company does not undertake to update any forward looking statements to reflect occurrences or events which may not have been anticipated as of the date of such statements.

                            VOTING RIGHTS AND PROXIES

VOTING RIGHTS


         Only shareholders of record at the close of business on March 15, 2004, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. On that date, the Company had outstanding 668,360 shares of common stock, par value $1.00 per share, constituting the only class of voting stock outstanding, and held by approximately 527 shareholders of record. Each share of common stock is entitled to one vote on all matters submitted to a vote of the shareholders. Shareholders do not have the right to cumulate votes in the election of directors. Nominees receiving a plurality of the votes cast at the annual meeting in the election of directors will be elected as director, in the order of the number of votes received. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the meeting.


PROXIES


         If the enclosed form of proxy is properly executed and returned in time to be voted at the meeting, the shares represented thereby will be voted as specified by the shareholder executing the proxy. Shares represented by proxies for which no instruction is given will be voted FOR the election of the nominees for director specified herein, FOR the amendments to Articles of Incorporation, and in the discretion of the holders of the proxies on all other matters properly brought before the meeting and any adjournment or postponement of the meeting. The judges of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker indicates that he or she does not have discretionary authority to vote any shares on a particular matter, such shares will be treated as present for general quorum purposes, but will not be considered as present or voted on to that matter.


         Shareholders are requested to sign, date, mark and return promptly the enclosed proxy in the postage paid envelope provided for this purpose in order to assure that their shares are voted. A proxy may be revoked at any time prior to the voting thereof at the meeting by:

     o   granting of a later proxy with respect to the same shares,
     o providing written notice to B. Doyle Mitchell, Jr., President of the Company, at the address noted above, at any time prior to the vote, or
     o   voting in person at the meeting.

Attendance at the meeting will not, in itself, revoke a proxy.

         If your shares are not registered in your name, you will need additional information from your recordholder in order to vote in person at the meeting. Please see the voting form provided by your bank or broker for additional information about the voting of your shares.

         Many shareholders whose shares are held in an account at a brokerage firm or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Shareholders should check the voting form or instructions provided by their recordholder to see which options are available. Shareholders submitting proxies or voting instructions electronically should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the shareholder. To revoke a proxy previously submitted electronically, a shareholder may simply submit a new proxy at a later date before the taking of the vote at the meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

                             SELECTED FINANCIAL DATA


         The following tables sets forth summarized historical financial data for the Company. The information presented is based on historical financial statements for the Company. The financial and other data set forth below is not complete and should be read together with, and is qualified in its entirety by, the more detailed information, including the consolidated financial statements of the Company notes, appearing in its Annual Report on Form 10-KSB for the year ended December 31, 2002 and Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, which are included as Appendix A and Appendix B, respectively, this proxy statement. See "Where You Can Find Additional Information About the Company and Documents Delivered With This Proxy Statement" at page 28.



                                                Nine Months
                                             Ended September 30,                             Year Ended December 31,
                                              -----------------  --------------------------------------------------------------
                                                   2003            2002        2001          2000        1999         1998
                                              -----------------  -----------  ----------   -----------  ----------   ----------
                                                                   (Dollars in thousands, except per share data)
RESULTS OF OPERATIONS:
Total interest income                       $           12,994 $     18,448 $    19,606  $     19,251 $    17,780  $    17,963
Total interest expense                                   2,261        4,121       5,541         6,216       5,909        6,438
Net interest income                                     10,733       14,327      14,065        13,035      11,871       11,525
Provision for loan losses                                  700            -           -           259           -        4,603
Net interest income after provision for
 loan losses                                             10,033       14,327      14,065        13,294      11,871       6,922
Other income                                             3,942        4,547       4,870         3,785       3,419        3,734
Other expenses                                          12,207       16,502      15,040        14,273      13,051       12,966
Income (loss) before income taxes                        1,768        2,372       3,895         2,806       2,239       (2,310)
Income tax expense (benefit)                               224          325       1,073           644         543         (956)
Net income                                               1,544        2,047       2,822         2,162       1,696       (1,354)

EARNINGS PER COMMON SHARE:
     Basic and diluted                      $             2.28 $       3.03 $      4.18  $       3.20 $      2.50  $     (2.06)

PERIOD-ENDING BALANCES:
Loans, net                                  $          159,459 $    134,859 $   135,514  $    128,047 $   102,998  $   104,469
Total assets                                           311,555      295,336     295,422       265,703     265,194      269,978
Total deposits                                         250,714      237,186     216,990       202,947     212,474      224,127
Stockholders' equity                                    26,104       26,241      23,151        19,793      17,491       17,917
Stockholders' equity per common share                    38.31        38.51       33.89         28.87       25.42        26.06
Average weighted shares outstanding:
     Basic and diluted                                 668,360      668,360     668,360       668,360     668,360      668,360

ASSET QUALITY RATIOS:
Allowance for loan losses to loans                        1.76 %       2.21 %      2.35 %        2.71 %      3.96 %       4.29%
Nonperforming assets to loans                             2.06 %       2.43 %      2.22 %        1.81 %      3.11 %       6.36%
Allowance for loan losses to nonperforming
 assets                                                   0.84 x       0.91 x      1.06 x        1.49 x      1.27 x       0.67x
Net loan charge-offs to average loans                     0.63 %       0.17 %      0.23 %        0.37 %      0.43 %       1.42%

CAPITAL RATIOS:
Tier I risk-based capital ratio                          13.99 %      14.63 %     13.51 %       13.66 %     15.52 %      13.12%
Total risk-based capital ratio                           15.24 %      15.88 %     14.77 %       14.95 %     16.80 %      14.41%
Leverage ratio                                            7.61 %       7.46 %      6.94 %        6.58 %      6.61 %       5.76%

SELECTED RATIOS:
Return on average total assets                            0.68 %       0.68 %      0.99 %        0.80 %      0.61 %      (0.51)%
Yield on average earning assets                           5.35 %       5.32 %      5.50 %        5.39 %      4.76 %       4.81 %
Return on average stockholders' equity                    7.76 %       8.43 %     13.27 %       13.35 %      9.48 %      (6.97)%
Average stockholders' equity to average                   8.79 %
total assets                                                           8.07 %      7.49 %        6.02 %      6.46 %       7.37 %
Ratio of earnings to fixed charges and
 preferred stock dividends(1):
     Excluding interest on deposits                       5.04 x       3.20 x      3.28 x        2.15 x      2.44 x      (1.02)x
     Including interest on deposits                       1.74 x       1.55 x      1.68 x        1.44 x      1.37 x       0.65 x

         (1) For purposes of calculating this ratio, we have divided income
         (loss) per share before income taxes plus fixed charges and preferred stock dividends, by fixed charges. Fixed charges include gross interest expense (excluding interest on deposits in one case and including it in the other), 30% of rental expense, which represents the approximate interest expense of these charges, and preferred stock dividends)

                              ELECTION OF DIRECTORS

         The Company's bylaws currently set the size of the Board of Directors at eight (8) directors. The Board of Directors has nominated six (6) persons for election as director. Mrs. Cynthia Mitchell and Mr. King have elected not to stand for reelection for personal reasons. Each of the nominees for election as a director currently serves as a member of the Board of Directors and as a member of the Board of Directors of Industrial Bank, N.A., the Company's sole subsidiary (the "Bank"). Unless authority is withheld, all proxies in response to this solicitation will be voted for the election of the nominees listed below. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named therein.

         The Board of Directors recommends that shareholders vote FOR each of the nominees to the Company's Board of Directors.

DIRECTORS NOMINEES FOR ELECTION AS DIRECTORS

         Set forth below is certain information as of the record date for the annual meeting concerning the directors and nominees for election as director of the Company. Except as otherwise indicated, the occupation listed has been such person's principal occupation for at least the last five years. Each of the members of the Board of Directors of the Company, unless otherwise noted, has served since the organization of the Company in 1994. The longevity of service listed below reflects service on the Board of Directors of the Bank, including service prior to the conversion of the Bank to a national banking association. Each of the directors of the Company also currently serves as a director of the Bank.

         Clinton W. Chapman, 79, Chairman of the Board of Directors, has served as a director since 1984. Mr. Chapman, an attorney with Clinton Chapman and Associates since 1997, and Chapman and Chapman, P.C. prior to that time, has been engaged in the private practice of law for more than thirty years.

         Benjamin L. King, C.P.A., 76, is Vice Chairman of the Board of Directors and Secretary of the Company and has served as a director since 1972. Mr. King is a certified public accountant, and is self-employed as a management and tax consultant. Mr. King is the father of Ms. Pamela King, a director of the Company. Mr. King is not standing for reelection.

         B. Doyle Mitchell, Jr., 41, President of the Company, has served as a director since 1990. Mr. Mitchell has served as President of the Bank since March 1993. Prior to that date, he served in various executive and administrative positions at the Bank since 1983, including as Vice President-Commercial Lending from 1991 to 1993 and Assistant Vice President-Commercial Lending from 1989 to 1991. Mr. Mitchell is the son of Mrs. Cynthia Mitchell, a director of the Company, and the late B. Doyle Mitchell, a founder of the Bank. Mr. Mitchell's sister, Patricia Mitchell, is a significant shareholder and an employee of the Bank.

         Massie S. Fleming, 77, has served as a director since 1985. Mrs. Fleming retired at the end of 1997 from her position as Executive Vice President of the Bank, a position she had held since 1985. Prior to that date, she served in various executive and administrative positions at the Bank since 1959, including as Chief Executive Officer from 1985 to mid 1997.

         Robert R. Hagans, 49, has served as a director of the Company since April 2000 and as a director of the Bank since February 2000. Mr. Hagans is currently the Chief Financial Officer of AARP, having served in this capacity for approximately three years. Prior to joining AARP, Mr. Hagans was the Director of Finance for Prince George's County Government in Maryland, having served in that position since 1995. He has previously held the position of Assistant Vice President for Asset Management and Treasury Operations for Howard University in Washington, D.C., from 1989 to 1994, and was an Investment Banker with Alex. Brown & Sons, Inc., in Baltimore, Maryland from 1987 to 1989.

         Pamela King, 45, has served as a director since June 2001. She is a Certified Public Accountant and president of the accounting firm of King, King, and Associates. Ms. King was one of the first African-American women to serve on the Maryland Board that certifies CPA's. Ms. King is the daughter of Mr. Benjamin L. King, a director of the Company.

         Cynthia T. Mitchell, 77, has served as a director since 1993. Mrs. Mitchell is retired. Until 1982 she was a teacher in the District of Columbia public schools system. Mrs. Mitchell's late husband was a founder of the Bank. Mrs. Mitchell's son is B. Doyle Mitchell Jr., the President of the Company and Bank, and her daughter Patricia Mitchell, is a significant shareholder and an employee of the Bank. Mrs. Mitchell is not standing for reelection.


         Emerson A. Williams, M.D., 87, has served as a director since 1975. Mr. Williams is retired from the active practice of medicine. For many years he served as an instructor at Howard University School of Medicine.

MEETINGS, COMMITTEES AND PROCEDURES OF THE BOARD OF DIRECTORS

         Meetings. The Board of Directors of the Company met 14 times in 2003. All members of the Board of Directors attended at least 75% of the meetings held by the Board of Directors and by all committees on which such member served during the 2003 fiscal year, except Mr. King and Mrs. Mitchell.

         Audit Committee. The Board of Directors has a standing Audit Committee. The Audit Committee is responsible for the selection, review and oversight of the Company's independent accountants, the approval of all audit, review and attest services provided by the independent accountants, the integrity of the Company's reporting practices and the evaluation of the Company's internal controls and accounting procedures. It also periodically reviews audit reports with the Company's independent auditors. The Audit Committee is currently comprised of Mrs. Fleming, Ms. King and Messrs. Hagans and King. Each of the members of the Audit Committee is independent, as determined under the definition of independence adopted by the National Association of Securities Dealers ("NASD") for audit committee members in Rule 4350(d)(2)(A). The Board of Directors has adopted a written charter for the Audit Committee. During the 2003 fiscal year, the Audit Committee met 13 times.

         The audit committee is also responsible for the pre-approval of all non-audit services provided by its independent auditors. Non-audit services are only provided by the Company's auditors to the extent permitted by law. Pre-approval is required unless a "de minimus" exception is met. To qualify for the "de minimus" exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent auditors during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee.

         Nominations. The Board of Directors has a standing Nominating Committee, which recommends nominees for election as director to the full Board of Directors. The Nominating Committee is currently comprised of Mrs. Mitchell, Mr. Mitchell and Dr. Williams. Dr. Williams is an independent director within the meaning of NASD Rule 4200(a)(15). The Board of Directors has not adopted a charter for the Nominating Committee.

         The Board will consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors. Shareholders who want to suggest a candidate for consideration should send a letter, addressed to: Chairman, Nominating Committee, IBW Financial Corporation, 4812 Georgia Avenue, Washington DC 20011.

         The letter must include the following: (1) a statement that the writer is a shareholder and is proposing a candidate for consideration; (2) the name and contact information for the candidate; (3) a statement of the candidate's business and educational experience; (4) information regarding the candidate's qualifications to be director; (5) information regarding any relationship or understanding between the proposing shareholder and the candidate; and (6) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected. Because of the limited resources of the Company and the limited occasion to seek additional directors, there is no assurance that all shareholder proposed candidates will be fully considered, all candidates will be considered equally, or the proponent of any candidate or the proposed candidate will be contacted, and no undertaking to do so is implied by the willingness to consider candidates proposed by shareholders. To date, the Company has not paid any fee to any third party to identify or evaluate, or to assist it in identifying or evaluating, potential nominees.

         In general, in considering candidates for nomination, the Nominating Committee and the Board would consider a candidate's honesty, integrity, reputation in the community, commitment to and involvement in the community and community development, judgment, personality and thinking style, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The committee and Board would review any special expertise, for example, expertise that qualifies a person as an audit committee financial expert, and membership or influence in a particular geographic or business target market, or other relevant business experience.

         Compensation. The Executive Committee, presently composed of Mrs. Fleming, Messrs. Chapman and King and Mrs. Mitchell perform the function of a compensation and personnel committee. In that capacity, it is responsible, together with management, for the adoption of the Bank's personnel policies and establishing salary and compensation guidelines and levels for all Company officers and personnel and evaluating the Chief Executive Officer. The Committee is also responsible for annually nominating the officers of the Bank and evaluating the performance thereof.

         Shareholder Communications with Board. Company shareholders who wish to communicate with the Board of Directors or an individual director can write to, IBW Financial Corporation, 4812 Georgia Avenue, Washington DC 20011, Attention:
Secretary/Board of Directors. You letter should indicate that you are a stockholder, and whether you own your shares in street name. The nature of the communication will determine to whom your letter will be forwarded. Based on the nature of the communication, there is no assurance that all communications will receive a response.

         Director Attendance at the Annual Meeting. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Accordingly, it is the policy of the Company to encourage all directors to attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters. Seven directors attended the 2003 annual meeting of shareholders.

DIRECTORS' COMPENSATION

         Each director of the Company, including directors who are full time employees of the Company or the Bank, receives $600 for each regular meeting of the Board of Directors attended, with the exception of Mr. Chapman, Chairman of the Board who receives $1,500 for each regular meeting that he attends and a $5,000 annual fee. Additionally, directors who are not employees, serving on committees of the Board, receive $400 for each meeting attended, except if such service is as chairman of any committee, in which case such director receives $500 for each meeting. Total fees paid to directors in 2003 for Board and committee meeting attendance was $224,800.

AUDIT COMMITTEE REPORT

         The Audit Committee has been appointed to fulfill the Board's oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls establish by management and the Board and the independence and performance of the Company's audit process.

         The Audit Committee has:

         (1) reviewed and discussed with management the audited financial statements included in the Company's Annual Report and Form 10-KSB;

         (2) discussed with Stegman & Company, the Company's independent auditors, the matters required to be discussed by statement of Auditing Standards No. 61, and has received the written disclosures and letter from Stegman & Company as required by Independence Standards Board Standard No. 1; and

         (3) discussed with Stegman & Company, its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-KSB for the year ended December 31, 2003. The Audit Committee has also considered whether the amount and nature of non-audit services provided by Stegman & Company is compatible with the auditor's independence.


                                             Members of the Audit Committee

                                             Massie S. Fleming
                                             Robert R. Hagans
                                             Pamela King
                                             Benjamin L. King

                   AMENDMENTS TO THE ARTICLES OF INCORPORATION

         The Amendments. The Board of Directors, upon the recommendation of a committee consisting of independent outside directors, has approved two related amendments to the Articles of Incorporation, the first of which would effect a one for 101 reverse split of the common stock, and the second of which would, immediately following effectiveness of the first, effect a 101 for one forward split of the preferred stock, and have directed that the amendments be presented for the approval of shareholder holders at the meeting. Under the amendments, Article Fourth of the Articles of Incorporation would first be amended to add a new paragraph at the end, which would read in its entirety as follows:

         "Without regard to any other provision of these Articles of Incorporation, each one (1) share of common stock issued and outstanding immediately prior to the time this amendment becomes effective shall be, and is hereby, automatically and without further action, combined, reclassified and changed into one one-hundred and oneth (1/101) of a fully-paid and nonassessable share of common stock, provided that no fractional shares shall be issued or issuable to any holder of an aggregate of fewer than 101 shares of common stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the corporation shall pay in cash the fair value of such fractional shares, at the rate of $36.50 per pre-effectiveness share."


         If approved at the meeting, the first amendment would become effective at 5:00 PM on a date to be determined by the appropriate officers of the Company, currently anticipated to be on or about ___________, 2004.


         Immediately following the effectiveness of the first amendment, Article FOURTH would be further amended to remove the last paragraph (i.e. the paragraph added by the first amendment) and to add a new paragraph reading in its entirety as follows:

         "Without regard to any other provision of these Articles of Incorporation, each one (1) share of common stock issued and outstanding immediately prior to the time this amendment becomes effective, including any fractional share held by any shareholder who holds in excess of one whole share) shall be, and is hereby, automatically and without further action reclassified, divided and changed into 101 fully-paid and nonassessable shares of common stock (or, with respect to fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 101 for one ratio), provided that no fractional shares shall be issued.


         The second amendment would become effective at 5:01 PM on a date to be determined by the appropriate officers of the Company, currently anticipated to be on or about ____________, 2004. Notwithstanding the foregoing, the Company reserves the right to delay the effectiveness of the amendments, or to abandon the amendments and the reverse/forward split without further action by or notice to shareholders.


         Effect of the Amendments and Reverse/Forward Split. As a result of the effectiveness of the amendments, each shareholder who owned 100 or fewer shares prior to the effectiveness of the reverse/forward split would receive cash equal to $36.50 per pre-effectiveness share. Certificates held by persons owning an aggregate of 100 or fewer shares would thereafter represent only the right to receive this cash payment, and would not represent issued or outstanding shares. Holders of 101 or more shares would continue to hold the same number of shares of common stock following the reverse/forward split as they did before.

         As a result of the reverse/forward split, we expect that the number of outstanding shares of common stock will be reduced by approximately 12,883 to 655,477 and the number of shareholders of record of the common stock to decline to approximately 246, from 527. The percentage ownership interest of all continuing shareholders will be proportionately increased as a result of the elimination of shares held by persons who held 100 or fewer shares. The actual number of shares or shareholders which may ultimately be cashed out may vary, based upon the actual distribution of shares held in street name and the impact of shareholder efforts to consolidate holdings between the date of this proxy statement and the effectiveness of the amendments. Shares which are cashed out will be returned to the status of authorized but unissued shares of common stock.

         The amendments and the reverse/forward split will not have any effect on the number or par value of authorized shares of common stock or preferred stock, or on the outstanding shares of preferred stock. The reverse/forward split will not have any effect on the Company's historic per common share earnings. The rights of continuing shareholders will not be affected by the reverse/forward split. There does not currently exist, and it is unlikely that following the effectiveness of the reverse/forward split that there will develop, an organized trading market for the Company's common stock.

         The following table sets forth the Company's shareholder equity accounts as of September 30, 2003, and pro forma equity accounts as of such date as if the reverse/forward split were effective as of that date, resulting in the cashing out of 12,883 shares of common stock for an aggregate payment of $470,230. The Company's shareholder's equity as of the date of this proxy statement, the date of the special meeting or as of any other day may be higher or lower than the amount set forth below, as a result of earning or losses from operations, the payment of dividends or other distributions, and changes in the value of the Company's available for sale securities.

(Dollars in thousands, except per share amounts)            Actual           Pro Forma
                                                         --------------    ---------------
Preferred stock, $1.00 par value; 1,000,000                     $  500               $500
authorized (500,000 voting and 500,000 nonvoting);
20,000 series A nonvoting issued and outstanding,
stated at liquidation value

Common Stock, $1.00 par value; 1,000,000 authorized
668,360 outstanding actual, 655,477 outstanding pro
forma                                                              668                655

Additional paid in capital                                       5,051              4,594

Retained earnings                                               17,301             17,301

Accumulated other comprehensive income                           2,584              2,584
                                                         --------------    ---------------
Total shareholders' equity                                     $26,104            $25,634
                                                         ==============    ===============
Shareholders' equity per common share                          $ 38.31             $38.34

The following table sets forth the Company's and Bank's actual and estimated pro forma regulatory capital ratios as of September 30, 2003 as if the reverse/forward split were effective as of that date, resulting in the cashing out of 12,883 shares of common stock for an aggregate payment of $470,230.

                                                             Actual          Pro Forma
                                                         -------------     ----------------
Tier 1 Capital (to risk-weighted assets)
         Company                                                13.99%              13.70%
         Bank                                                   13.87%              13.59%
Total Capital (to risk-weighted assets)
         Company                                                15.24%              14.96%
         Bank                                                   15.12%              14.34%
Leverage Capital
         Company                                                 7.61%               7.45%
         Bank                                                    7.52%               7.36%

         The Company's pro forma capital ratios remain in excess of the levels required for well capitalized status.

         Deregistration under the Exchange Act. The Company intends to file a notice on Form 15 terminating its obligations as a reporting company under the Securities Exchange Act of 1934 as soon as practicable after effectiveness of the amendments. This means that the Company, which will have fewer than 300 shareholders of record, will no longer be required to prepare, file and distribute to shareholders, and it will not prepare, file or distribute to shareholders, annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on form 8-K or proxy statements and annual reports to shareholders meeting the requirements of the Securities Exchange Act. The Company intends to continue to prepare and distribute audited financial statements to shareholders on an annual basis, and to solicit proxies for the meeting of shareholders, but it does not expect that such documents will contain all of the information required to be included in annual reports and proxy statements distributed by companies subject to the reporting requirements under the Securities Exchange Act of 1934. The Company would not be required to file reports under the Exchange Act again until it had more than 500 shareholders of record as of the end of any year, or it had a registration statement under the Securities Act of 1933 declared effective.


         Source of Funds, Expenses. The Company currently intends to pay the approximately $470 thousand estimated cost of cashing out holders of less than one whole share after the reverse split out of its working capital, although it may elect to utilize borrowings from a third party correspondent bank. The effectiveness of the amendments and reverse/forward split is not contingent on arranging third party financing, and the Company has not arranged any such financing to date.

         The Company expects to incur approximately $50,000 in out of pocket expenses in connection with the amendments and reverse/forward split, including approximately $25,000 in legal expense; $5,000 in accounting expense; $7,500 for printing and mailing this proxy statement; $2,500 in SEC filing expense and fees, and $5,000 for the fee of its financial advisor. The forgoing amounts are estimates, and the actual amounts incurred could be higher or lower.

         Manner of Calculating Ownership. We intend to treat each different registration as a separate shareholder. For example, if a husband and wife own 50 shares in the husband's name, 50 shares in the wife's name and 50 shares jointly, each registration will be treated separately, their ownership will not be aggregated and all shares will be converted into cash. If you own shares registered in your own name and in street name at the time of effectiveness, your shares will not be aggregated. If you own shares represented by multiple certificates registered in the same manner, your ownership will be aggregated. If you hold shares in street name through multiple accounts, your ownership will not be aggregated. For purposes of the reverse/forward split, we intend to treat shares held by the Industrial Bank, N.A. Employee Stock Ownership Plan as being held by a single holder, and will not apply the effect of the amendment to individual accounts under the plan.

         We intend to treat beneficial shareholders holding common stock in street name through a nominee, such as a bank or broker-dealer, in the same manner as shareholders whose shares are registered in their names. We will instruct all nominees to effect the reverse/forward split for their beneficial holders. These nominees may, however, have different procedures for effecting the splits. Thus, stockholders holding shares in street name should contact their nominees.

         If shareholders holding 100 or fewer shares do not want to be cashed out, they may purchase additional shares before the effective date of the amendments or, if applicable, consolidate their accounts into an account with at least 101 shares of common stock. Consolidation of accounts could take a substantial amount of time, particularly if accounts are held at different financial institutions. Even if a stockholder initiates the consolidation of his or her accounts substantially in advance of the effective date, there is no assurance that the accounts will be consolidated by the effective date or, even if they are consolidated, that the financial institution holding the consolidated account will provide notice to the transfer agent by the effective date. If the transfer agent does not receive notice of the consolidation of accounts holding 100 or fewer shares by the effective date, whether or not the accounts are consolidated by this date, a stockholder will receive a cash payment with respect to the shares in any account that held less than 101 shares before the consolidation.

         The Company's determination of the number of shares held by a shareholder for purposes of implementing the reverse/forward split, and whether or not holdings or accounts should be aggregated, will be final.
                                       11

BACKGROUND AND FAIRNESS OF THE PROPOSAL


         Background. The Company, which became the holding company for Industrial Bank, N.A., its wholly owned subsidiary (the "Bank") in 1995, became a "public" company filing reports with the Securities and Exchange Commission in 1996 as a result of the number of shareholders of record exceeding 500 for the first time as of the end of 1995. Prior to that time there had not existed any organized market for the common stock, and trading was infrequent and sporadic. From time to time over the years, management have informally discussed with attorneys at Kennedy, Baris & Lundy, L.L.P., counsel to the Company, the alternatives available to the Company to cease being a reporting company and the relative benefits and costs of deregistration. No formal presentations were made by counsel or management on this issue, and no outside evaluation or opinion as to the value of the Company's common stock was solicited. As a result of management's and the Board's belief that the capital of the Company and limited management resources were better allocated to the growth of the Company's business and other management issues, no follow-up on these discussions occurred, and the Company continued to file reports and other documents with the Securities and Exchange Commission.


         In July 2002, the Public Company Accounting Reform and Investor Protection Act of 2002, commonly referred to as Sarbanes-Oxley, was signed into law. Over the course of the next year the Securities and Exchange Commission issued and adopted a substantial body new and revised regulations and disclosure requirements to implement the requirements of Sarbanes-Oxley. During this period, management and the Board of Directors periodically received information from Company counsel, its independent accountants, banking industry trade groups and other sources regarding the requirements of these new provisions of law and regulation. As a result of the implementation of these new provisions, management and the Board of Directors became concerned that the new procedures and disclosures required to comply with Sarbanes-Oxley would significantly increase the management, staff and Board time and resources dedicated to the securities reporting and disclosure process, including training employees in the particulars of the new provisions, additional procedures involved in the management attestations and certifications of internal controls and financial statements, Concern also arose with respect to potential increases in expenses incurred for those processes, including the fees of counsel, accountants and other compliance advisors and service providers. The Board of Directors and management were also concerned about the potential additional civil and criminal proceedings or liabilities to which the President and Chief Financial Officer could become subject as a result of the new financial statement certification requirements, and the Company's potential liability to indemnify them if they successfully defended themselves, and the costs of the Company's participation in any such suit, investigation or proceeding.

         Late in the second quarter of 2003, Mr. Mitchell, President of the Company, informally discussed with representatives of Kennedy Baris & Lundy the Company's ability to deregister, and the procedure the Company should follow in pursuing a possible deregistration transaction. At a special meeting of the Board of Directors on July 9, 2003, Mr. Mitchell formally proposed that the Board of Directors consider a merger, reverse split or other transaction which would result in the reduction of the number of shareholders of record to permit the Company to deregister the common stock under the Securities Act of 1934. Representatives of Kennedy Baris & Lundy participated in the meeting by telephone, and outlined the general parameters of a deregistration transaction, the factors the Board should consider and responded to Board questions regarding those subjects, the potential costs of the transaction, and potential benefits and detriments of the transaction.

         Mr. Mitchell noted that because his family beneficially owned in excess of 40% of the outstanding shares, and based on discussions with Company counsel, he and Mrs. Cynthia Mitchell believed that it was appropriate that they not participate as directors in the vote on whether to effect a deregistration transaction, in order to eliminate the appearance of a conflict of interest. Mr. Mitchell noted that they did not wish the Company to effect the transaction unless it was in the best interests of the Company and fair to all shareholders. No further action was taken at that meeting on the matter.

         In August 2003, the Board of Directors appointed a committee consisting of three independent, outside directors, Mr. Robert Hagans, Dr. Emerson Williams and Ms. Pamela King, to consider and recommend whether the Company should effect a transaction which would enable the Company to eliminate a sufficient number of shareholders to permit deregistration under the Securities Exchange Act, and if so, the manner in which the transaction should be effected and the price to be paid to the former shareholders. The committee was empowered to consult with Company counsel, outside accountants and employees, and to retain the services of an investment banking firm of its selection to assist it in connection with the performance of its duties.

         Over the course of the next several months, the committee collected and analyzed information regarding the costs and benefits of public reporting status to the Company and its shareholders, the market for the Company's securities, the nature of the Company's shareholder base, the anticipated growth and availability of sources of capital to the Company. The committee consulted on numerous occasions with counsel to the Company regarding the potential means for effecting a reduction of shareholders, including a reverse split, merger, a tender offer and market purchases of shares, and regarding the duties of the Board of Directors in considering such a transaction. At a meeting on October 24, 2004, in which the members of the committee and counsel participated, and during which employees presented information regarding the estimated cost savings which might be realized from the transaction, and the necessary scale of the transaction required to effect deregistration, the committee determined that it was appropriate and in the best interests for the Company and its shareholders that the Company reduce the number of shareholders of record below 300 and deregister under the Securities Act of 1934, and that the proposed amendment and reverse/forward split was the structure that was most cost-effective and likely of success. Subject to final determination of the value to be paid to shareholder, the committee determined that a 101 for one reverse split would be appropriate in that it would provide for a comfortable margin below 300 shareholders of record, in order to accommodate any consolidation of shareholdings effected prior to effectiveness of the amendment, and would not result in a financial burden or adverse capital effect on the Company, based upon the highest working estimate of the price to be paid utilized by the committee. The forward split was deemed appropriate in order to avoid the administrative inconvenience of exchanging certificates for remaining shareholders, and the potential for confusion from having a small number of shares and fractional shares outstanding.

         The committee then proceeded to consider the price to be paid to shareholders whose positions would be cashed out. At the October 24 meeting, the committee discussed, and listened to remarks from counsel regarding, the process for selecting and engaging a firm to provide an appraisal and fairness opinion. The committee authorized Mr. Hagans and counsel to seek proposals from qualified firms. After considering the proposals of several investment banking firms experienced in the valuation and appraisal of financial institutions, the Company retained the firm of Danielson Associates, Inc., Rockville, Maryland, to provide it with an appraisal of the shares and an opinion that the price to be paid for shares which would be cashed out was a fair value of the common stock. Danielson Associates was selected because of its extensive experience, over a twenty year period, in the valuation and appraisal of financial institutions in connection with mergers, acquisitions, stock offerings, repurchases, fairness opinions and similar circumstances, its reputation in the financial services industry for providing such services, the recommendation of counsel, who had previously worked with Danielson Associates on many occasions, and the price of obtaining the appraisal and opinion from Danielson Associates, which was substantially below the prices quoted by other investment banks. Danielson Associates had also assisted the Bank in establishing an offering price for its rights and community offering of shares of Bank common stock in 1995. The opinion of Danielson Associates is summarized below, and its fairness opinion is attached as Appendix A hereto. Danielson Associates received a fee of $5,000 plus expenses in connection with its services.

         In early December 2003 a draft of Danielson's report was circulated to the committee, and was informally discussed among committee member's and Company counsel. At a joint meeting of the committee and the Board of Directors on December 29, 2003, the report of Danielson Associates was formally presented to the Committee and the Committee and Board members received a presentation from a representative of Danielson Associates and counsel to the Company. The members of the committee and the Board of Directors discussed the findings of the Danielson report, and the range of valuations set forth therein. As noted below, the Danielson report stated that a value of $34.40 to $42.20 per share, representing 90% - 110% of book value per common share at September 30, 2003 and 11.5x - 14.0x of trailing 12 month earnings per common share at that date, as the range of a fair value, based on the factors discussed in the report. Members of the committee and Board questioned Danielson as to the methodologies used by Danielson, the membership of the comparable groups used by Danielson and the comparability of those groups. The committee and Board also engaged in a lengthy discussion with representatives of Danielson and Kennedy, Baris & Lundy of the distinction between a fair value and market value, and the impact of market value on fair value. The Board also considered and discussed counsel's remarks regarding the nature of the trading market for the Company's common stock, which is highly limited, and the apparent lack of relation between the prices known to the Company which had been paid for the common stock over the last several years and customary indicia of value in financial institution stocks, such as price/earnings multiples, price/equity multiples and dividend yields, even where large amounts of financial and statistical data are provided to shareholders through the Company's periodic reports. These transactions, including the most recent transactions known to the Company, were all believed to be in the range of $12 to $14 per share. Thirteen dollars per share per share reflects a price/earnings multiple of less than five times trailing twelve month earnings at September 30, 2003; a price/equity ratio of less than 35%; and a dividend yield of over six percent.

         The committee and Board determined, based on its review of the report and discussions with the representatives of Danielson Associates and counsel that while they agreed with the conclusions and methodology of the Danielson report in general, and adopted and relied upon such conclusions, the recent trading history and market price for the common stock was not sufficiently taken into account at the higher end of the range. As such the committee determined, based upon the Danielson report and the presentations of Danielson, counsel and information developed by members of Company and Bank staff, that it would be appropriate to pay a price of $36.50 per pre-effectiveness share, a price which is within the range of fairness determined by Danielson, and which the committee determined to be a fair price to the cashed out shareholders and to the Company and remaining shareholders. As such, the Board of Directors, Mr. Mitchell not participating but present and Mrs. Cynthia Mitchell and Mr. King not present and not participating, determined that the price to be paid under the amendment for the shares of common stock being cashed out is fair, and approved the amendments and the reverse/forward split at a ratio of one for 101, and a payment of $36.50 per pre-effectiveness share for shares being cashed out. The Board noted that the $36.50 price represents 13.72 times trailing twelve month earnings at September 30, 2003, and 95.28% of book value per common share at September 31, 2003, which levels are in line with the value at which comparable publicly traded companies trade. The Board understood the valuation exercise it and Danielson had engaged in to represent the going concern value of the Company. The Board of Directors did not consider the liquidation value of the Company, as liquidation was not considered to be an option. The Board of Directors recognizes that the Bank was organized 70 years ago to provide financial services and education to communities and populations in the District of Columbia and surrounding areas that were underserved or discriminated against by other financial institutions. The Bank has not received any firm offers with respect to any extraordinary transaction such as a merger or acquisition or sale of assets.

         The Board also determined that the price paid and the reverse/forward split was fair to the remaining shareholders who were not being cashed out. In this regard the Board considered that existing shareholders would be in an essentially unchanged, and potentially improved position. Those shareholders who are not cashed out would remain holders of non-controlling interests in a corporation with a dominant shareholder family. The Company would continue to be highly regulated and subject to periodic examination and review by the federal bank regulatory agencies. The management and Board of Directors of the Company would not be affected by the transaction, and no material adverse impact on the Company's financial position is expected to result from the transaction. As noted, the Company expects to be able to achieve cost savings from the transaction, which would result in higher per share earnings. While the reduction in the number of shareholders cannot be expected to result in an increase in trading activity, the Board considered that the analysis provided by the Danielson report might provide shareholders with greater understanding of valuation methodologies for thinly traded, community oriented, minority-owned institutions such as the Company, and could result in higher pricing in future trades. The Board also considered that the Company would continue to provide audited financial statements to shareholders, and that information regarding the results of operations of the Bank is publicly available on the website of the Federal Deposit Insurance Corporation (www.fdic.gov).

         The foregoing discussion and the reasons for the amendments set forth below reflecting the information and factors considered by the committee and Board of Directors, are not intended to be exhaustive discussions of every consideration or factor, but rather discussions of material matters considered. No relative or specific weight was assigned to any factor or consideration by the Board of Directors, and individual directors may have considered different factors in different degrees.


         Reasons for the Amendments. The primary purpose of the amendments and reverse/forward split is to reduce the number of holders of the common stock below 300, which will enable the Company to terminate its periodic reporting under the Securities and Exchange Act, and thereby realize cost savings, and allow management to refocus time spent preparing reporting documents and engaging in securities law compliance activities to operational and business goals. In considering the proposed amendments, the committee appointed by the Board of Directors and the Board of Directors considered the benefits and costs to the Company and the shareholders set forth below, and the factors discussed under the caption "Background and Fairness of the Proposal". The Board of Directors has determined that the price to be paid under the amendments for the shares of common stock being cashed out is fair, and that the transaction is fair to the remaining unaffiliated shareholders of the Company.

o Of the Company's 527 shareholders of record, 281, or 53.3% of shareholders of record, own 100 or fewer shares, and hold an aggregate of only 1.9% of the outstanding shares, and 109 shareholders of record, or 20.7%, own 20 or fewer shares. A large number of these small shareholders are "lost", meaning that we have not been able to contact them at the addresses on our shareholder records. The expense of shareholder communications is the same for these small shareholders as it is for larger shareholders. Unlike larger companies which have the vast majority of their shares held in street name, less than five percent of the Company's shares are held in street name, by fewer than 25 accounts according to information available to the Company.

o The Company believes that as a result of the amendments and reverse/forward split, it will be able to realize cost savings of at least $80,000 annually by eliminating the requirement to make periodic public reports and reducing the expenses of shareholder communications, including legal expense ($15,000), accounting expense ($17,000), printing ($12,000), postage ($1,000), data entry, stock transfer and other administrative expenses ($3,000), as well as a result of reduced staff and management time ($16,000) spent on reporting and securities law compliance matters, and reduction in aggregate total dividend costs ($13,000), and reduced director fees relating to additional meetings of the audit committee and meetings related to compliance issues ($3,000). The Board of Directors believes that as a result of the recent increased disclosure and procedural requirements resulting from the Sarbanes Oxley Act of 2002, the legal, accounting and administrative expense, and diversion of Board of Directors, management and staff effort necessary to continue as a publicly reporting company will continue to increase, without a commensurate benefit to the shareholders.

o Given the absence of a public market for the common stock, and the sporadic and limited trading in the common stock, the Board of Directors does not believe that the costs of reporting are justified. The Company's earnings are sufficient to permit the Company's expected growth, and the Company is not dependent on access to the capital markets to obtain additional financing. If it becomes necessary to raise additional capital, the Company believes that there are adequate sources of additional capital available, whether through borrowing at the holding company level, or through private or institutional sales of equity or debt securities, although it recognizes that there can be no assurance that the Company will be able to raise additional capital when required, or that the cost of such capital will be attractive.

o The reverse/forward split and deregistration will have little if any effect on the ability to trade the common stock, as no organized market currently exists. Trades will continue to be the result of direct communications between buyers and seller's. The amount paid for the shares being cashed out may result in an increase in the pricing level of future trades, although there can be no assurance that higher prices for the common stock will result or that a continuing shareholder will be able to sell shares at the price being paid to shareholders being cashed out.

o The reverse/forward split will enable small shareholders to divest themselves of their positions without the expenditure of efforts disproportionate to the value of their holdings, without transaction expenses, and at a price which is significantly higher than recent trades of which the Company is aware, which have been in the range of $13.00 per share. The Board of Directors has determined that the price at which shares will be cashed out is a fair value for the common stock. In reaching this conclusion the Board of Directors and committee considered the valuation factors summarized in the opinion of its financial advisor. In particular, the Board considered that the $36.50 price represents 13.72 times trailing twelve month earnings at September 31, 2003, and 95.28% of book value per common share at September 31, 2003, which levels are in line with the value at which comparable publicly traded companies trade. See "- Opinion of Financial Advisor" at page 17.

o Operating as a private company will allow management to better focus its efforts on the operations of Industrial Bank, N.A., which will benefit our customers and the communities in which we operate.


o The reverse/forward split will permit a significant percentage of our shareholders to continue as shareholders and to enjoy the benefits of share ownership, including the semiannual dividend payment which the Company has, with limited interruption, historically paid, potential capital appreciation, and civic benefits from owning shares in a community oriented institution such as the Company. At the same time, the Company will be relieved of significant expense and diversion of management time and effort, which may result in improved operating efficiencies and reduced need for additional compliance related employees, and potentially increased net earnings. Shareholders who are not cashed out would remain holders of non-controlling interests in a corporation with a dominant shareholder family. The Company would continue to be highly regulated and subject to periodic examination and review by the federal bank regulatory agencies. The management and Board of Directors of the Company would not be affected by the transaction, and no material adverse impact on the Company's financial position is expected to result from the transaction. Substantial information about the Company's financial affairs would remain available to interested shareholders.

o The payment of cash from the Company's capital accounts could result in a reduction in earnings or reduced asset levels as a result of reduced capital levels and compliance with regulatory capital requirements. The committee and Board of Directors considered the impact of reduced capital levels, but determined that the Company's and Bank's capital levels would remain more than sufficient to meet the levels required for well capitalized status under applicable regulations after the reverse/forward split, and that any reduction in income resulting from reduced assets would likely be offset by cost savings in connection with compliance and shareholder communications.

o While some shareholders being cashed out may wish to continue as shareholders for civic or sentimental reasons, due to the relatively small holdings of these shareholders, individually and in the aggregate, the impact of their interest in the institution is outweighed, unfortunately, by the anticipated economic benefits to the Company and Bank of deregistration, which we hope will ultimately resound to the benefit of the remaining shareholders and the customers and communities which we serve.

         NO APPRAISAL RIGHTS. Shareholders do not have the right to dissent from the amendments and to thereby assert dissenter's or appraisal rights under District of Columbia law in connection with the amendments and reverse/forward split.


         RECOMMENDATION AND VOTE REQUIRED. The affirmative vote of a majority of the outstanding shares of common stock is required to approve the amendments. The Board of Directors, Mr. B. Doyle Mitchell, Jr. and Mrs. Cynthia Mitchell abstaining, has unanimously approved the amendments and recommends that stockholders vote FOR the amendments. Such approval constitutes approval by a majority of the non-employee directors.

         For the reasons discussed under "Reasons for the Amendment", directors and executive officers of the Company, and members of their families, having the power to vote approximately 49.6% of the outstanding common stock have indicated that they intend to vote in favor of the proposed amendments.

         Approval of the amendments does not require the specific approval of nonaffiliated shareholders. No unaffiliated representative was retained by the non-employee directors or the committee solely to negotiate on behalf of the unaffiliated shareholders. The Company believes that despite the absence of these structures, which are not required by applicable statute or the Company's bylaws or articles of incorporation, the procedures followed permitted the Board of Directors to reach a fair determination. As noted above, Mr. Mitchell and Mrs. Cynthia Mitchell did not participate in the vote and did not wish to proceed unless the transaction was in the best interests of the Company and fair to all the shareholders. The committee of the Board consisted of non-employee directors, and the transaction was approved by all of the non-employee directors. The committee retained an experienced, independent third party to perform an evaluation and provide an opinion as to the fairness of the price being paid. The committee and Board were counseled as to their fiduciary duties as directors by counsel to the Company. Based on the foregoing, the Company believes that the procedures followed permitted the Board of Directors to reach a fair determination.

         Opinion of Financial Advisor. In determining the "fair value" of the common stock for purposes of paying holders of 100 or fewer shares of common stock, the Company, through the special committee of the Board of Directors, retained Danielson Associates, Inc. to provide an evaluation of the common stock and opine as to the fairness of the price to be paid by holders of 100 or fewer shares. A copy of Danielson's full report is available for inspection and copying at the Company's executive offices by any shareholder or their representative designated in writing, during normal business hours.

OPINION OF FINANCIAL ADVISOR

         IBW Financial Corporation ("IBW" or "the Bank") retained Danielson Associates Inc. ("Danielson Associates") to perform an independent appraisal of the "fair" market value of the common stock of IBW as of December 15, 2003. Market value is defined as the price at which the common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of relevant facts and assuming a significant amount of stock changing hands daily to assure a true reflection of market forces.

         Danielson Associates is regularly engaged in the valuation of banks and bank holding companies in the connection with mergers, acquisitions and other securities transactions; and has knowledge of, and experience with, the District of Columbia, Maryland and Virginia markets and banking organizations operating in those markets. Danielson Associates was selected by IBW because of its knowledge of, expertise with and reputation in the financial services industry.

         Danielson Associates rendered its opinion as of December 15, 2003, to IBW, which it subsequently confirmed in writing. No limitations were imposed by the IBW board of directors upon Danielson Associates with respect to the investigation made or procedures followed by it in arriving at its opinion.

         In arriving at its opinion, Danielson Associates:

             o Reviewed certain business and financial information relating to IBW including call report data from 1990 through September 30, 2003, the annual reports on Form 10-K for 2001 and 2002 and the quarterly reports on Form 10-Q for September 30, 2003.

             o Discussed the past and current operations, financial condition and prospects of IBW with its senior executives.

             o Reviewed and compared the pricing ratios, to the extent publicly available, with comparable institutions.

             o    Considered such other factors as were deemed appropriate.

         Danielson Associates did not obtain any independent appraisal of assets or liabilities of IBW. Further, Danielson Associates did not independently verify the information provided by IBW and assumed the accuracy and completeness of all such information.

         In arriving at its opinion, Danielson Associates performed a variety of financial analyses. Danielson Associates believes that its analyses must be considered as a whole and that consideration of portions of such analyses could create an incomplete view of Danielson Associates' appraisal. The preparation of an appraisal of "fair" market value is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

         In its analyses, Danielson Associates made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond IBW's control. Any estimates contained in Danielson Associates analyses are not necessarily indicative of future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

         The following is a summary of selected analyses considered by Danielson Associates in connection with its opinion letter.

         Comparable Companies. In determining what is a "fair" price for the outstanding shares of IBW's common stock, the Bank has been compared with four groups of publicly-traded banks. The first group is comprised of ten commercial banks based in urban areas with assets between $150 and $500 million, have returns on average assets above .50% and trade on a national exchange ("urban exchange group"). Urban areas are characterized by denser populations than rural or country markets, and city like concentrations of population and commerce. The second group consists of thirteen commercial banks with the same restrictions as the urban exchange group but trade instead on the over-the-counter bulletin board market ("urban OTC group"). Since these first two groups contained numerous "new" banks and banks with much better performance than IBW, a third group was created from the banks in the urban exchange group and the urban OTC group which eliminated those less comparable banks ("urban most applicable group"). The remaining eight banks are the banks most applicable to IBW based on location, performance and history. Finally, a fourth group was comprised of the ten minority-owned banks and thrifts that are publicly-traded. This group was condensed further as those banks with assets over $1 billion were eliminated, as well as, one local "new" bank and one local bank that is widely considered to be for sale ("minority-owned group"). References to "new" banks refer to commercial banks that began operations after December 31, 1997.

         The urban exchange group's financial performance was better than that of IBW. Median returns on assets and equity of .95% and 13.09%, respectively, was better than IBW's .60% and 6.75%, respectively. Equity-to-assets was similar with the urban exchange group at 8.03% and IBW at 8.38%. The major differences were in nonperforming assets ("NPAs") as a percent of assets i.e., - urban exchange group had a median of .25% versus the 1.09% of IBW - and margin/cost relationship. IBW's net interest income of 4.98% of average assets in the twelve months ending June 30, 2003 was much higher than the urban exchange group median of 3.58%, but this was more than offset by net operating expense that was about twice this comparative group's median.

         The urban exchange group's stock price multiples were diverse. The price times earnings multiple for the ten banks, excluding the one bank with a very high multiple, was from 13.4 to 25.5 times earnings and the median price times earnings multiple was 21.1. The price-to-book ratios were also had a wide range with a low of 138% and a high of 284% but they had some concentration with six of the ten banks between 151% and 191%. The median price-to-book was 189%.

         The urban OTC group also performed better than IBW with median returns on assets and equity of 1.03% and 10.17%, respectively, compared to .60% and 6.75%, respectively, for IBW. Equity-to-assets was similar with the urban OTC group having a median of 8.72% to IBW's 8.38%. Once again the NPAs of the comparable group were lower with the urban OTC group; its net interest income was higher; and net operating expense was higher, but the differences were not as pronounced as for that urban exchange group.

         The pricing ratios for the urban OTC group also were not as wide as for the urban exchange group. Price-to-earnings multiples ranged from 9.7 to 24.7, but eleven of the thirteen were between 14.7 and 21. The median price times earnings multiple was 16.5. Price-to-book multiples ranged from 123% to 243% of book with a median of 160%.

         Since the urban exchange group and the urban OTC group were selected based on having similar asset size to IBW and being located in urban markets, there were other differences that distort their comparability with IBW. The third group uses banks from those two groups, but eliminates banks that recently began operating and those with far superior performance.

         The urban most applicable group's eight banks had median returns on average assets and equity of .86% and 9.10%, respectively. While this was higher than IBW's .60% and 6.75%, respectively, both are in the range of moderate performing banks.

         The urban most applicable group had pricing multiples based on earnings and book were much tighter than the other two groups. Price times earnings multiples ranged from 15.3 to 22.7 with six of the eight between 15.3 and 17.4. Price-to-book ranged from 123% to 160% with five of the eight between 138% and 147%. The median price times earnings was 16.9 and the median price to book was 144%.

         The fourth and final group was chosen to compare IBW to other minority-owned banks, however, there are only seven banks and three thrifts with actively traded stocks that have prices available for comparison. These ten minority-owned banks and thrifts are a very diverse lot with assets ranging from $93 million to $7.5 billion. Those banks with over $1 billion in assets have little in common, other than minority ownership, with IBW and are not comparable to IBW. Of the remaining seven smaller institutions, four are banks and three are thrifts. One bank, Abigail Adams and one thrift Independence are not comparable to IBW. Abigail Adams is only marginally a minority-owned institution and has superior performance. Independence has been the source of much takeover speculation, and its stock is trading with a substantial premium.

                                                  Comparable Stock and Financial Performance*

                                                      Equity/           NPAs/                  Return on Average
                                                      Assets           Assets              Assets              Equity
                                                     ---------         ------              ------              ------
Comparable groups
-------------------
   Urban exchange group                                8.03%            .25%                  .95%               13.09%
   Urban OTC group                                     8.72             .53                  1.03                10.17
   Urban most applicable group                         9.28             .64                   .86                 9.10
   Minority-owned group                                8.12             .85                   .61                 6.50

Individual comparables
-----------------------
   Citizens                                            6.65%           1.99%                  .68%                9.43%
   M&F                                                 9.10            1.01                   .61                 6.50

 IBW                                                   8.38%           1.09%                  .60%                6.75%


                                                               Price                    Avg. Shares
                                                       Times           Percent             Traded              No. in
                                                     Earnings          of Book              Daily**             Group
                                                     --------          -------          ------------           ------
Comparable groups
------------------
   Urban exchange group                                21.1X              189%                2,678                10
   Urban OTC group                                     16.5               160                   692                13
   Urban most applicable group                         16.9               144                   616                 8
   Minority-owned group                                14.2               105                   844                 5

Individual comparables
----------------------
   Citizens                                            10.7X               99%                  894                 -
   M&F                                                 14.0                88                   125                 -

   * December 15, 2003 stock price and financial data for the year ended
     September
     30, 2003 or September 30, 2003.
  ** For the past year.

         Source:  SNL Financial, Charlottesville, Virginia and internal reports.

         The remaining five banks and thrifts most comparable to IBW are Carver Bancorp, Inc., in New York City; Citizens Bancshares Corporation in Atlanta, Georgia; MetroCorp Bancshares, Inc. in Houston, Texas; and M&F Bancorp, Inc. and Mutual Community Savings Bank, Inc. both in Durham, North Carolina. The minority-owned group had nearly identical performance to IBW with median returns on average assets and equity of .61% and 6.50%, respectively, compared to .60% and 6.75% for IBW. Equity-to-assets was also very similar with the minority-owned group median at 8.12% and IBW at 8.38%. NPAs to assets were also similar with the minority-owned being only slightly lower at .85% of assets compared to 1.09% of assets for IBW.

         The minority-owned group had a price-to-earnings range from 11.3 to
15.5 with a median of 14.2. Price-to-book ranged from 60% to 147% with a median of 105%.

         Absent adjustments for illiquidity of the market for the stock discussed below, IBW's common stock would be expected to trade within the comparative groups' normal range of earnings multiples, as its financial characteristics are comparable with those of the comparative groups'. However, the banking organizations most similar to IBW, the urban minority owned banks, do not trade in line with the pricing values of the other comparable groups'.

         Discounted Dividends Analysis. Danielson Associates applied present value calculations to IBW's estimated dividend stream under several specific growth and earnings scenarios. The projected dividend streams and terminal values, which were based on a range of earnings multiples, were then discounted to present value using discount rates based on assumptions regarding the rates of return required by holders or prospective buyers of IBW common stock. In performing this analysis, Danielson Associates used the following assumptions:
(a) Growth rate of 3%; (b) Ending Price/earnings ratio of 14 x; (c) Tax rate of 30%; (d) Discount rates of 10% to 12% (e) Dividends in amounts so that capital over 7% is paid out as dividends. The results of this analysis were consistent with recent trading levels in the banking industry.

         Other Factors. In addition to performing the analyses summarized above, Danielson Associates also considered other factors. These included the general trading levels for comparable banks, the past financial performance, their market positions and future prospects and general economic conditions.


         Value Adjustments. In order to determine the "fair" price for shares of IBW's common stock, it was necessary to consider how it differs from the comparable banks and make the adjustments reflecting the differences. These adjustments considered such items as profitability, capital, growth momentum, market, deposit mix, asset mix and quality, management, liquidity of common stock as well as any unique circumstances. These valuation adjustments, other than the minority ownership discount which is based on the comparative pricing levels of the comparative groups, are not readily quantifiable, but are based on a subjective analysis based on the experience of Danielson Associates and its review of market reactions to valuation issues over more than 20 years.


         When all of the elements of possible adjustments to the value of IBW are considered, it merits discounts based on market, growth, stock liquidity and minority ownership.

             o Market: IBW's market served is growing slowly, is less affluent than most markets and is likely to have fewer good commercial lending opportunities. This is particularly important in a valuation since part of the value of a bank is the likely acquisition value and possibility of being acquired. Acquirers will not pay a high price for entry into what they consider a poor market.

             o Growth: IBW's growth has been slow, and very slow in the most recent years other than 2003, and this has been reflected in a sharp decline in market share within a market that is growing slowly.

             o Stock liquidity: IBW differs from most of the comparable banks in the illiquidity of its stock. The comparable banks, generally, do not trade extensively, but they are listed on either a national exchange or trade over-the-counter. IBW is not listed on any exchange, and its stock trades very sporadically on "pink sheets."

             o Minority-ownership: The most unique characteristic of IBW that is its minority ownership, particularly its African-American ownership. This has a value impact primarily in the impact of the sale value of an institution on the market value of a stock. Investors do not consider minority banks likely to sell, and, thus, no acquisition premium is normally included in the value. The reason for this perception is that minority banks seldom are sold willingly - i.e., there is a stronger community commitment than for most non-minority urban banks - and non-minority banks, which represent the bulk of possible buyers, have minimal interest in minority banks because of the economic dynamics of the markets they normally serve and their doubts about their ability to hold much of the customer base after a merger. A non-minority bank will buy a minority bank, but it will not pay a full premium.

         Conclusion. Since no comparable banks used in the various analyses are totally identical to IBW, the results do not represent mathematical certainty. Instead the comparisons rely on the likelihood that the median stock prices of comparable banks are applicable to the stock value of IBW.


         Based on these comparisons, an analysis of IBW's past performance and future potential and by applying discounts for growth, market, stock liquidity and its minority ownership, Danielson arrived at its opinion that the "fair" value of its common stock as of December 15, 2003 is between $34.40 and $42.20 per share with the midpoint being $38.30 per share. In Danielson's opinion, any price in this range would be "fair" to current shareholders.


         The summary set forth above is not a complete description of the analyses and procedures performed by Danielson Associates in the course of arriving at its opinion. The full text of the opinion of Danielson Associates dated December 15, 2003, which sets forth the assumptions made and matters considered, is attached hereto as Appendix C of this Proxy Statement/Prospectus. Danielson Associates' opinion is directed only to the "fairness" of the value of IBW common stock and does not constitute a recommendation to any IBW shareholder as to how such shareholder should vote.

         Compensation of Danielson Associates. Pursuant to an agreement, Danielson Associates was will be paid a fee of $5,000, plus reasonable out-of-pocket expense not to exceed $200.

SURRENDER OF CERTIFICATES

         Upon effectiveness of the amendments and the reverse/forward split, certificates which formerly represented shares of common stock held by persons owning 100 or fewer shares will automatically represent only the right to receive cash at the rate of $36.50 per pre-effectiveness share. Holders of these shares will no longer have any rights as shareholders of the Company.

         Promptly following effectiveness of the amendments, the Company, will mail to each holder of 100 or fewer shares a letter of transmittal and information regarding submission of certificates for the cash payment, including information regarding procedures to be followed in the event that certificates representing common stock have been lost. HOLDERS OF SHARES WHICH WILL BE CASHED OUT SHOULD NOT DELIVER THEIR CERTIFICATES UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS, AND SHOULD NOT RETURN CERTIFICATES WITH THE ENCLOSED FORM OF PROXY. Upon surrender of certificates representing shares of common stock which will be cashed out, the Company will issue such holder a check representing payment, without interest, of the cash into which his or her shares have been converted.

         Until a holder of shares being cashed out surrenders his or her certificates for payment, the cash to which such shareholder would be entitled may, at the Company's option, be held in a non-interest bearing account for such holder's benefit. In such event, such holder's only right shall be to collect, without interest, and subject to applicable laws of escheat, such cash upon surrender of his or her shares.

FEDERAL INCOME TAX CONSEQUENCES

            Set forth below is a summary of the material federal income tax consequences to the Company and shareholders resulting from the reverse/forward split. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Some shareholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other shareholders may also be subject to special tax rules. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended (the "Code"). You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.


            The reverse/forward split will not be a taxable transaction to the Company. Accordingly, the reverse/forward will result in no material federal income tax consequences to the Company.

            Consequences To Shareholders Who Are Not Cashed Out. If you (1) continue to hold common stock immediately after the reverse/forward split, and
(2) receive no cash as a result of the reverse/forward split, you will not recognize any gain or loss and you will have the same adjusted tax basis and holding period in your common stock as you had in such stock immediately before the reverse/forward split.

            Consequences to Cashed Out Shareholders. If you receive cash as a result of the reverse/forward split, your tax consequences will depend on whether, in addition to receiving cash, you continue to hold, either actually or constructively within the meaning of Section 302(c) of the Code, Company common stock immediately after the reverse/forward split, as explained below.

             o Shareholders Who Exchange All Their Common Stock For Cash and Do Not Constructively Own Common Stock After the Reverse/Forward Split. If you (1) receive cash in exchange for your shares as a result of the reverse/forward split and (2) do not continue to hold, actually or constructively, any Company common stock immediately after the reverse/forward split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

             o Shareholders Who Both Receive Cash and Continue to Hold, Either Actually or Constructively, Common Stock Immediately After the Reverse/Forward Split. If you both receive cash as a result of the reverse/forward split and continue to hold, either actually or constructively, Company common stock immediately after the reverse/forward split, you generally will recognize gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend," or
                  (2) is a "substantially disproportionate redemption of stock," as described below.

                    o "Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the Company, based on your actual and constructive ownership of Company common stock, resulting from the reverse/forward split is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation meets this test.

                    o "Substantially Disproportionate Redemption of Stock." The receipt of cash as a result of the reverse/forward split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of common stock owned by you, actually and constructively, immediately after the reverse/forward split is less than 80% of the percentage of shares of common stock owned by you, actually and constructively, immediately before the reverse/forward split.

         In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you, as determined under Section 302 of the Code. In addition, you may possibly take into account sales and purchases of shares of common stock that occur substantially contemporaneously with the reverse/forward split. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of the Company's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain.

         Our understanding of the tax consequences is not binding on the Internal Revenue Service and they may disagree with our understanding. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE REVERSE/FORWARD SPLIT, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

                      MARKET FOR COMMON STOCK AND DIVIDENDS

         There does not currently exist an organized public trading market for shares of the Company's common stock. Trading in the Company's common stock has been sporadic, and consists of private trades conducted without brokers. The Company is aware of approximately 6 trades of the Common Stock since January 1, 2001. The last trade known to the Company was a trade of 1,301 shares at a price believed to be in the range of $12.00 or $13.00 per share in October 2003. The Company understands that two other blocks of a similar size were purchased at the same time at a similar price. The Company was not involved in the transactions and has only limited range information about the transactions. The Company knows of a trade of 500 shares at $14.00 in August 2003. The Company has no information as to the price at which the other two trades occurred. There may be other trades of which the Company is either not aware, or with respect to which the Company is not aware of the price. These trades and transactions do not necessarily reflect the intrinsic or market values of the Common Stock. As of December 31, 2003, there were 668,360 shares of Common Stock outstanding, held of record by approximately 527 shareholders.


         During 2000, the Company resumed the payment of regular dividends, which had been suspended during 1998 and 1999 as a result of additional expenses incurred in respect of the provision for loan losses and increased levels of non-performing and problem assets. There can be no assurance, however, that the Company will continue to have earnings at a level sufficient to support the payment of dividends, or that it will in the future elect to pay dividends. As the Bank is the primary source of funds for payment of dividends by the Company, the inability of the Bank to pay dividends could adversely affect the ability of the Company to pay dividends.

         Dividends on the Common Stock are subject to the prior payment of dividends on the Series A Preferred Stock. As of the date hereof, there is no default in the payment of dividend on the Series A Preferred Stock.

         Regulations of the Office of the Comptroller of the Currency (the "OCC") place a limit on the amount of dividends the Bank may pay to the Company without prior approval. Prior approval of the OCC is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. As of September 30, 2003, the Bank would not need prior approval from OCC unless a declaration of dividends exceeded $6,176,000. Under District of Columbia law, the Company may generally pay cash dividends at any time when it is not insolvent and where its net assets exceed its stated capital (the par value of all outstanding shares), and where payment of the dividend will not cause the Company to become insolvent or to have its stated capital exceed its net assets. The Federal Reserve and the OCC also have authority to prohibit a bank from paying dividends if the Federal Reserve or the OCC deems such payment to be an unsafe or unsound practice.

         The Federal Reserve has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that the Company may pay in the future. In 1985, the Federal Reserve issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weakened the holding company's financial health, such as by borrowing.

         As a depository institution, the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. The Bank currently is not in default under any of its obligations to the FDIC.

         Set forth below is certain financial information relating to the Company's dividend history for the past five fiscal years.

                                                            Year Ended December 31,
                                        -----------------------------------------------------------

                                            2003           2002         2001       2000       1999

Dividends paid per common share             $0.80          $0.70        $0.70      $0.60     $0.15

         The payment of dividends by the Company depends largely upon the ability of the Bank to declare and pay dividends to the Company, as the principal source of the Company's revenue is dividends paid by the Bank. Future dividends will depend primarily upon the Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to the Company and the Bank.

              SECURITIES OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                          AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information as of February 27, 2004 concerning the number and percentage of shares of the Company's common stock beneficially owned by its directors, executive officers, and by its directors and executive officers as a group, as well as information regarding each other person known by the Company to own in excess of five percent of the outstanding common stock. Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares. Except as set forth below, the Company knows of no other person or persons who beneficially own in excess of five percent of the Company's common stock. Ownership after the reverse/forward split assumes the repurchase of 12,883 shares.


                                                           PERCENT OF CLASS        PERCENTAGE OF CLASS
                                                               BEFORE                   AFTER
                                                           REVERSE/FORWARD          REVERSE/FORWARD
            NAME(1)                 NUMBER OF SHARES(2)        SPLIT                    SPLIT
Directors
Clinton W. Chapman, Esquire             65,841(3)               9.85%                  10.04%
Benjamin L. King, CPA                   55,720(4)               8.34%                   8.50%
B. Doyle Mitchell, Jr.                 131,033(5)               19.61%                 19.99%
Massie S. Fleming                       5,233(6)                0.78%                   0.80%
Robert R. Hagans                          2,622                 0.39%                   0.40%
Pamela King                              176(7)                 0.03%                   0.03%
Cynthia T. Mitchell                    100,763(8)               15.08%                 15.37%
Emerson A. Williams, M.D.                 3,646                 0.55%                   0.56%

Executive Officers who are not
Directors

Claude O. Barrington                      2,550                 0.38%                   0.39%
Devin Blum                                  0                   0.00%                   0.00%
Rodney Epps                                50                   0.01%                   0.00%
Thomas E. Mclaurin, Jr.                     0                   0.00%                   0.00%
Patricia Mitchell                       77,407(9)               11.58%                 11.81%
Alex Moore                                  0                   0.00%                   0.00%
Felipe Reyes                                0                   0.00%                   0.00%
Debra Thornton                           80(10)                 0.01%                   0.00%
Saundra Turpin                              0                   0.00%                   0.00%
Thomas A. Wilson, Jr.                    100(10)                0.01%                   0.00%
All directors and executive            335,781(11)            50.24%(11)             51.23%(11)
officers as a group (17 persons)

Other 5% Shareholders

Industrial Bank  of Washington           54,720                 8.19%                   8.35%
Employee Stock Ownership Plan

(1) Each director, executive officer and five percent shareholder has a business address c/o IBW Financial Corporation, 4812 Georgia Avenue, Washington, DC 2001, (202) 537-0776.

(2) For purposes hereof, a person is deemed to be the beneficial owner of securities with respect to which he has or shares voting or investment power. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to all shares beneficially owned by such person.

(3) Includes 54,720 shares held by the Industrial Bank of Washington Employee Stock Ownership Plan ("ESOP") as to which Mr. Chapman is a co-trustee. If these shares were not included, Mr. Chapman could beneficially own 11,121 shares, or 1.66% of the outstanding shares of common stock before the reverse/forward split, and 1.70% of the shares outstanding after the reverse/forward split.

(4) Includes 54,720 shares held by ESOP as to which Mr. King is a co-trustee. If these shares were not included, Mr. King would beneficially own 1,000 shares, or 0.15% of the outstanding shares of common stock before and after the reverse/forward split. Mr. King is the father of Ms. Pamela King.

(5) Includes 72,813 shares held in a revocable trust of which Mr. Mitchell is the trustee, and Mr. Mitchell's spouse and son are beneficiaries. Does not include shares held by Mrs. Cynthia Mitchell as trustee for Mr. Mitchell and Ms. Mitchell. Includes 1,500 shares held by Mr. Mitchell's spouse as to which he disclaims beneficial ownership. Includes 54,720 shares held by ESOP as to which Mr. Mitchell is a co-trustee. If the ESOP shares were not included, Mr. Mitchell would beneficially own 76,313 shares, or 11.41% of the outstanding shares of common stock before the reverse/forward split, and 11.64% of the shares outstanding after the reverse/forward split. Ms. Mitchell is Mr. Mitchell's sister and Mrs. Cynthia Mitchell's daughter.

(6) Includes 233 shares held jointly with son and as to which Mrs. Fleming shares voting and investment power.

(7)      Ms. King is the daughter of Mr. Benjamin L. King

(8) Includes shares held by three trusts of which Mrs. Cynthia Mitchell is trustee, and with respect to one of which Mr. Mitchell and Ms. Mitchell are beneficiaries. Mrs. Cynthia Mitchell is the mother of Mr. Mitchell and Ms. Mitchell.

(9) Includes shares held in a revocable trust of which Ms. Mitchell is the trustee, and of which Mr. Mitchell is the beneficiary. Does not include shares held by Mrs. Cynthia Mitchell as trustee for Mr. Mitchell and Ms. Mitchell. Ms. Mitchell is the sister of Mr. Mitchell and the daughter of Mrs. Cynthia Mitchell, and is an employee of the Bank.

(10)     Includes shares registered in name of person's spouse and/or children.

(11) Includes 54,720 shares held by ESOP as to which Messrs. Chapman, King and Mitchell are trustees. If these shares were not included, the directors and executive officers as a group would beneficially own 281,061 shares, or 42.05% of the outstanding shares of Common Stock. before the reverse/forward split, and 280,031 shares, or 42.84% of the shares outstanding after the reverse/forward split.

         Recent Transactions. Neither the Company, not any of the persons whose ownership is listed in the above table engaged in any purchase, sale or other transaction in the common stock during the sixty days preceding the date of this proxy statement. The Company has not purchased any shares of common stock in the past two years.


                      MANAGEMENT AND EXECUTIVE COMPENSATION


         Set forth below is certain information regarding each executive officer of the Company who is not a director. For information regarding members of the Board of Directors, see "Election of Directors, at page __. Except as otherwise indicated, the occupation listed has been such person's principal occupation for at least the last five years.

     Claude O Barrington, 61, has been employed by Industrial Bank since April 24, 1975. Mr. Barrington is Vice President and Internal Counsel. Mr. Barrington also serves as the Bank's Security Officer.

         Devin Blum, 42, has served as Senior Vice President and Chief Lending Officer of the Bank since May 2002. Prior to serving in this position he served in various positions at two area banks. Mr. Blum was employed, from 1988 to 1998, by Adams National Bank as a vice president in commercial and commercial real estate lending. He was employed by EagleBank from 1998 to 2000 as a vice president in commercial and commercial real estate lending. He was most recently Director of Credit Policy at LoanChannel.Com, Inc.

         Rodney Epps, 52, has been employed by Industrial Bank since July 27, 1981. Mr. Epps currently serves as Vice President and Director of Operations.

     Thomas E. Mclaurin, Jr., 39, has been employed by Industrial Bank since 1995. Mr. McLaurin is Vice President of Corporate Affairs and also serves as Assistant Secretary of the Corporation.

     Patricia Mitchell, 43, has been employed by Industrial Bank, in various positions, since November 22, 1993. Ms. Mitchell is currently Vice President and Information Security Officer. Ms. Mitchell is the daughter of Director Cynthia
T. Mitchell and the sister of Director B Doyle Mitchell, Jr.


         Dr. Alex Moore, 58, has been employed by Industrial Bank since January 2004. Dr. Moore is Executive Vice President and Chief Operating Officer. From 2001 until Joining Industrial Bank, Dr. Moore served as President of Quality Management International, an international management consulting firm. From December 2000 to May 2001, he was Practice Director of Answerthink. From 1997 to 2000, Dr. Moore was Director of Global Human Resource Solutions for PriceWaterhouseCoopers.


         Felipe Reyes, 46, has been employed by Industrial Bank since 2002. Mr. Reyes is Vice President and Controller. From 2002 to 2002 Mr. Reyes was Assistant Controller at Cort Furniture Rental. From 1999 to 2000 Mr.

Reyes was Assistant Controller of MERANT Consulting of Rockville, Maryland. From 1993 to 1999, Mr. Reyes was the accounting manager for Continental Medical Systems Eastern Neuro Rehab Hospital in Silver Spring, Maryland. From 1990 to 1992 he was senior accountant with Sampson & Associates, Inc, Rockville, Maryland.

         Debra Thornton, 50, has been employed by Industrial Bank since March 17, 1986. She is Vice President and Director of Human Resources. Ms. Thornton is also Assistant Secretary of the Corporation.

         Saundra Turpin, 55, has been employed by Industrial Bank since April 7, 1997. Ms. Turpin is Vice President and Retail Branch Administrator.

         Thomas A. Wilson, 52, has served as Senior Vice President-Chief Financial Officer of the Bank since January 1992. Prior to serving in this position he served (since April 1986) at various times as Commercial Loan Manager and Loan Review Officer of the Bank. Prior to joining the Bank in 1986, he served as a National Bank Examiner with the OCC from 1974 to 1986.

         None of our director or executive officers were convicted in a criminal proceeding during the past five years. In addition, none of our directors or executive officers was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of our directors and executive officers are citizens of the United States of America.


EXECUTIVE COMPENSATION

         The following table sets forth a summary of certain information relating to the compensation of the President of the Company and each executive officer of the Company who received base salary and bonus of $100,000 in 2003. Mr. Blum joined the Company in 2002.

                                       ANNUAL COMPENSATION(1)

                                                                                         OTHER
 NAME AND PRINCIPAL POSITION    YEAR ENDED DECEMBER 31      SALARY        BONUS     COMPENSATION(2)
------------------------------ ------------------------- -------------- ---------- ------------------
B. Doyle Mitchell, Jr.                   2003              $220,800      $6,491         $25,364
President, Chief Executive               2002              $196,758      $17,308        $16,486
Officer & Director                       2001              $192,320      $22,752        $17,750

Thomas A. Wilson, Jr.                    2003              $107,555       $6,735         $2,590
Senior Vice President &                  2002              $102,364       $6,745             $0
Chief Financial Officer                  2001               $96,362       $6,622             $0

Devin Blum                               2003              $114,450       $3,670             $0
Senior Vice President &                  2002               $62,885       $2,000             $0
Chief Lending Officer

Claude O. Barrington                     2003               $96,754       $4,293             $0
Vice President and Internal              2002               $93,442        9,111         $5,903
Counsel                                  2001               $93,442       $4,818         $1,478

(1) The Company does not maintain any long-term or stock-based compensation plans.

(2) For Mr. Mitchell, includes fees paid for attendance at meetings of Board of Directors and committees thereof of $15,900, $5,770 and 9,000 in 2003, 2002 and 2001. Also includes vehicle allowances of $8,750 $10,716 and $8,750, in 2003, 2002 and 2001. Does not include value of contributions to the Bank's employee stock ownership plan. Does not include insurance premiums for policies on Mr. Mitchell's life, of which the Company and Mr. Mitchell's spouse are co-beneficiaries.

         Employment Agreements. The Bank had no employment agreements in existence for executives earning in excess of $100,000 per year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         The Company has had, and expects to have in the future, banking transactions in the ordinary course of business with some of its and the Company's directors, officers, and employees and their associates. In the past, substantially all of such transactions have been on the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

         The maximum aggregate amount of loans to executive officers, directors and affiliates of the Company during 2002 and 2003 amounted to $365,539 and $1,355,316, respectively, representing approximately 1.4% and 5.19% of the Company's total shareholders' equity at December 31, 2002 and September 30, 2003, as the case may be. The increase in the amount of loans to such persons is primarily a result of the designation of additional persons as executive officers during 2003. In the opinion of the Board of Directors, the terms of these loans are no less favorable to the Bank than terms of the loans from the Bank to unaffiliated parties. At the time each loan was made, management believed that the loan involved no more than the normal risk of collectibility and did not present other unfavorable features. None of such loans were classified as Substandard, Doubtful or Loss.


         As described above under "Securities Ownership of Directors, Executive Officers and Certain Beneficial Owners" the proportionate ownership interest of each of the Company's directors will increase as a result of the effectiveness of the amendment. However, none of the directors or executive officers will receive any special treatment in connection with the amendment and reverse split. There terms of the amendment and reverse split will be applied equally to all persons. The interests of the Mitchell family members will increase from an aggregate of 38.08% to an aggregate of 38.82% as a result of the reverse split, not including Mr. Mitchell's shared power to direct the vote of shares held by the Employee Stock Ownership Plan. Mr. Mitchell and Mrs. Cynthia Mitchell did not participate in the vote of the Board of Directors on the amendments.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

         Based solely upon the Company's review of the copies of the forms that it has received and written representations from the Company's directors, executive officers and ten percent shareholders, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a).

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected Stegman & Company, independent public accountants ("Stegman"), to audit the Company's financial statements for the fiscal year ending December 31, 2004. Stegman has audited the Company's financial statements commencing with the year ended December 31, 1999. Representatives of Stegman are expected to be present at the meeting and available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire.

FEES PAID TO INDEPENDENT ACCOUNTING FIRM

         Audit Fees.

         During 2003, the aggregate amount of fees billed to the Company by Stegman for services rendered by it for the audit of the Company's financial statements and review of financial statements included in the Company's reports on Form 10-QSB, and for services normally provided in connection with statutory and regulatory filings was $58,740. In 2002, Stegman billed $63,385 for such services. This category includes fees for services necessary to perform the audit of the Company's financial statements and consents in connection with filings with the Securities and Exchange Commission and assistance with and review of documents filed with the Commission.

         Audit-Related Fees.

         During 2003, the aggregate amount of fees billed to the Company by Stegman for assurance and related services reasonably related to the performance of the audit services rendered by it was $11,789.In 2002, Stegman billed $18,602 for such services. These services were the audit of the Company's employee stock ownership and 401(k) plans. In 2002, these services also included assistance with accounting issues related to the Company's credit card program..

         Tax Fees.

         During 2003, the aggregate amount of fees billed to the Company by Stegman for tax advice, compliance and planning services was $6,000. In 2002, Stegman billed $6,017 for such services. These services were the preparation of federal and state income tax returns..

         All Other Fees.

         During 2003 and 2002, Stegman did not bill the Company for any other services.

         None of the engagements of Stegman to provide services other than audit services was made pursuant to the de minimus exception to the pre-approval requirement contained in the rules of the Securities and Exchange Commission and the Company's audit charter.

           WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

                AND DOCUMENTS DELIVERED WITH THIS PROXY STATEMENT

         The Company currently files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a World Wide Web site on the Internet at "http://www.sec.gov" that contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC.

         This prospectus includes as appendices the documents listed below that we have previously filed with the SEC (file no. 0-28360).

         (1)      Annual Report on Form 10-KSB for the year ended December
                  31, 2002, including audited financial statements for the year ended December 31, 2002 included at Item 7 therein.

         (2) Quarterly Report on Form 10-QSB for the period ended September 30, 2003, including unaudited financial statements for the three and nine months ended September 30, 2003 included at Item 1 therein.

         You can obtain any of the other documents we have filed with the SEC from us, the SEC or the SEC's Internet web site as described above. THE COMPANY WILL PROVIDE TO ANY SHAREHOLDER SOLICITED HEREBY, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2003 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON WRITTEN REQUEST. YOU MAY OBTAIN DOCUMENTS BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM:

         THOMAS A. WILSON, JR., CHIEF FINANCIAL OFFICER
         IBW FINANCIAL CORPORATION
         4812 GEORGIA AVENUE

         WASHINGTON DC 20011
         TELEPHONE (202) 722-2000

         You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

                                  OTHER MATTERS

         The Board of Directors of the Company is not aware of any other matters to be presented for action by shareholders at the meeting. If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

                              SHAREHOLDER PROPOSALS

         All proposals or nominations for election as directors by shareholders, to be presented for consideration at the next annual meeting must be received by the Company no later than _________, 2004.


                                          By Order of the Board of Directors

                                          Clinton W. Chapman, Chairman

April __, 2004

                                 REVOCABLE PROXY
                            IBW FINANCIAL CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby makes, constitutes and appoints Clinton W. Chapman and Pamela L. King, and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of IBW Financial Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Shareholders to be held on May 4, 2004, and at any adjournment or postponement of the meeting.

1.   ELECTION OF DIRECTORS

     |_|  FOR all nominees listed below (except as noted to the contrary below)

     |_|  WITHHOLD AUTHORITY to vote for all nominees listed below

     Nominees:  Clinton W. Chapman,  Esquire; B. Doyle Mitchell,  Jr.;
                Massie S. Fleming; Robert R. Hagans; Pamela King; Emerson A. Williams, M.D.

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


2.   REVERSE/FORWARD SPLIT

     |_| FOR     |_| AGAINST     |_| ABSTAIN the proposal to amend the
         Articles of Incorporation to effect the one for 101 reverse split, resulting in holders of 100 or fewer shares receiving cash, followed by the 101 for one forward split.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the nominees for election as director and FOR the Reverse/Forward Split. IN ADDITION, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXY HOLDER(S) UPON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

Important: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the shareholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.

                                             ------------------------
                                             Signature of Shareholder




                                             -------------------------
                                             Signature of Shareholder



                                             Dated: _________________, 2004




         PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
                         ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                     APPENDIX A

                            IBW Financial Corporation

                          Annual Report on Form 10-KSB

                               for the year ended

                                December 31, 2002

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  FORM 10-KSB

/X/  Annual report under Section 13 or 15(d) of the Securities Exchange
     Act of 1934

     For the fiscal year ended December 31, 2002

/ / Transition report under Section 13 or 15(d) of the Securities Exchange Act of 1934

             For the transition period from _________ to ________

Commission file number: 0-28360

                           IBW Financial Corporation
                 (Name of Small Business Issuer in its Charter)


         District of Columbia                            52-1943477
     (State or other jurisdiction           (I.R.S. Employer Identification No.)
  of incorporation or organization)



                 4812 Georgia Avenue, NW, Washington, DC 20011
              (Address of Principal Executive Offices) (Zip Code)

Issuer's Telephone Number: (202) 722-2000

Securities registered under Section 12(b) of the Act: None

Securities registered under Section 12(g) of the Act: Common Stock, par value $1.00 per share

Check whether the Issuer; (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been
subject to such filing requirements for the past 90 days. Yes  /X/     No  / /

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. /X/

The issuer's revenues for the fiscal year ended December 31, 2002 were approximately $22,995,000.

The aggregate market value of the outstanding Common Stock held by non-affiliates as of March 5, 2003 was approximately $4,487,266 (based on the most recent trade known to the Company). See "Market for Common Stock and Dividends").

As of March 5, 2003, the number of outstanding shares of the Common Stock, $1.00 par value, of IBW Financial Corporation was 668,360.


                      DOCUMENTS INCORPORATED BY REFERENCE

       Portions of the Company's definitive Proxy Statement for the Annual Meeting of Shareholders to be held on April 22, 2003 are incorporated by reference in part III hereof.

         Forward-looking statements--This report and the information incorporated by reference herein, contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward looking statements can be identified by use of words such as "may," "will," "anticipates," believes," "expects," "plans," "estimates," "potential, "continue," "should" and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company does not undertake to update any forward-looking statements to reflect occurrences or events which may not have been anticipated as of the date of such statements.

                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS.

         IBW Financial Corporation, a District of Columbia corporation (the "Company"), was organized in December 1994 in connection with the reorganization of Industrial Bank of Washington ("IBW"), a District of Columbia chartered commercial bank, to act as the one bank holding company for IBW following the reorganization. On July 1, 1995, the reorganization of IBW was consummated, and IBW was converted from a District of Columbia chartered bank to a national banking association, under the name Industrial Bank, National Association (IBW and Industrial Bank, National Association, generally referred to collectively as the "Bank"), the main office of the Bank was relocated from the District of Columbia to Oxon Hill, Maryland, and the Company became the holding company for the Bank.

         The Bank, all of the shares of which are owned by the Company, is the sole subsidiary of the Company.

         The Bank was organized in August 1934 as a District of Columbia chartered commercial bank by a group of African-American businessmen and educators for the purpose of providing quality financial services, with an emphasis on home mortgages and automobile financing, to the underserved minority population of the District of Columbia. Over the past sixty-nine years, the Company has grown from one office in the District of Columbia and $250,000 in assets to six offices in the District of Columbia, three offices in Prince George's County, Maryland, one office in Charles County, Maryland, and approximately $295 million in total assets and $26 million of shareholders' equity at December 31, 2002. The Bank is among the largest African-American commercial banks in the nation, and the largest African-American owned commercial bank based in the Washington D.C. metropolitan area.

         The Bank provides a broad range of commercial and consumer lending services, including auto loans, home equity loans, home improvement loans, credit cards and personal loans. Over two-thirds of the Bank's loan portfolio is real estate mortgage related, including residential, commercial and investment properties. In order to expand the ability of the Bank to offer a wide variety of competitively priced mortgage products to the residents of the District of Columbia and surrounding areas, the Bank has arranged to sell certain of its mortgage loans into the secondary market, enabling the Bank to make additional loans, and loans with wider repayment and interest rate options, available to the community. Additionally, the Bank offers a wide variety of loans geared to meet the needs of small businesses in the Bank's market area, including accounts receivable lines of credit, Small Business Administration loans and equipment loans.

         The Bank also provides a full range of deposit services to its customers, including personal checking, low activity student checking, interest bearing NOW accounts, golden age checking accounts for seniors, statement savings accounts, money market accounts, student accounts, investment certificates, IRA's and Christmas club accounts. Other deposit services include 24 hour banking through use of automated teller machines at ten convenient locations. As a part of the Star , Plus/Visa networks , accountholders can access ATM's across the United States at any time. Also the Bank provides a convenient bank by mail service, direct deposit/electronic fund transfers, cash management services, safe deposit boxes, night depository, tax deposits, wire transfers and telebanc systems.

FORMAL AGREEMENT

         On August 25, 1998, the Bank entered into a Formal Agreement (the "Agreement") with the Office of the Comptroller of the Currency (the "OCC"). The Agreement requires the Bank to undertake certain actions within designated timeframes, and to operate in compliance with the provisions thereof during its term.

         Among the actions required by the Agreement are the following: (i) Within thirty days, the Bank shall employ an independent management consultant to perform a study of the Bank's management structure and staffing requirements, including a report identifying staffing requirements, job descriptions and evaluations for senior officers, and evaluating organizational structure. The Board of Directors (the "Board") is required to adopt within thirty days of the receipt of the report, a plan to eliminate any deficiencies in management, staffing, or supervision of management; (ii) The Board is required to take steps to obtain current and satisfactory credit information on loans without such information, and to insure that proper collateral documentation is maintained. Management may not grant, renew, alter, restructure or extend a loan without proper documentation and analysis of credit, purpose and anticipated source of repayment. In absence of such information, such loans may be made only upon certification of a majority of the Board why obtaining such information would be detrimental to the best interests of the Bank; (iii) Within thirty days the Board shall adopt a written program to eliminate the basis of criticism for assets rated "doubtful", "substandard" or "other assets especially mentioned;"
(iv) Within thirty days the Board shall establish a loan review system to assure timely identification and categorization of problem credits and implement a process to insure the loan review function is independent; (v) Within sixty days the Board shall review and revise the Bank's loan policy based upon the guidance on Loan Portfolio Management in the Comptroller's Manual for National Bank Examiners. Within thirty days thereafter, the Board shall develop a process to ensure accountability for lending personnel; (vi) The Board shall notify the Assistant Deputy Comptroller before all loan sales; (vii) Within sixty days, the Board shall develop a written program to improve and strengthen collection efforts; (viii) Within ninety days the Board shall develop a profit plan to improve and sustain the Bank's earnings; (ix) Within 120 days, the Board shall adopt and implement a strategic plan for the Bank covering at least three years, including objectives for earnings performance, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of non-performing assets, product line development and market segments intended to be developed, together with strategies to achieve those objectives; (x) The Board shall take all steps necessary to correct any violation of law, rule or regulation cited in any report of examination; (xi) Within thirty days the Bank shall submit a revised written project plan with respect to Year 2001 compliance of the Bank's information and environmental systems, including a testing plan and, within sixty days, a remediation contingency plan in the event any system is not compliant by the date set forth in the plan.

         Compliance with the Agreement is to be monitored by a committee (the "Committee") of at least three directors, none of whom is an employee of the Bank or a family member of an employee. The Committee presently composed of Mr. King (Chairman), Mrs. Fleming, Mr. Chapman and Dr. Williams, is required to submit written progress reports on a monthly basis. The Agreement requires the Bank to make periodic reports and filings with the OCC.

         The Agreement does not contain any capital directive or other requirement that the Bank increase its capital, or maintain a minimum level of capital in excess of generally applicable capital requirements.

         As of January 22, 2003, the Bank has submitted to the OCC all of the written plans, policies, and other information required by the Agreement, and all revisions requested by the OCC, although certain submissions were made outside of the time limits required by the Agreement. There can be no assurance that its regulators will deem the Bank to be compliant under the Agreement, or that they will not require additional compliance efforts. Failure to comply with the provisions of the Formal Agreement could subject the Bank and its directors to additional enforcement actions, including but not limited to a cease and desist order, a safety and soundness order or civil money penalties.

MARKET AREA AND COMPETITION

         The Bank's primary market area consists of the District of Columbia, and Prince George's County, Maryland. The Washington Metropolitan Statistical Area, (the "Washington MSA"), of which the Bank's market area forms a part, is a highly competitive one, in which a large number of regional and national, majority owned and managed, multi-bank holding companies operate, in addition to numerous small and medium sized community banks. Additionally, a large number of thrift institutions and non-bank financial service providers, including insurance companies, brokerage firms, credit unions, mortgage companies, consumer finance companies, mutual funds and other types of financial institutions compete in the Washington MSA for investment dollars and lending business. As a result of changes in federal and state banking legislation, competitors not already in the Bank's market may seek to enter such market. The District of Columbia, Maryland and Virginia have each enacted legislation permitting banks organized or based in other jurisdictions to establish or acquire banks or branches in such jurisdictions.

EMPLOYEES

         As of December 31, 2002, the Bank had 168 full time equivalent employees. None of the Bank's employees are represented by any collective bargaining group, and the Bank believes that its employee relations are good. The Bank provides a benefit program which includes health and dental insurance, life and long term disability insurance and an employee stock ownership plan for substantially all full time employees. Annual contributions to the employee stock ownership plan are determined by the Board, and amounted to $138,000 in 2002, $169,000 in 2001 and $87,000 in 2000. The Company does not have any employees who are not also employees of the Bank.

REGULATION

         The following summaries of statutes and regulations affecting bank holding companies do not purport to be complete discussions of all aspects of such statutes and regulations and are qualified in their entirety by reference to the full text thereof.

         Holding Company Regulation. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). As a registered bank holding company, the Company is required to file with the Board of Governors of the Federal Reserve (the "Federal Reserve") an annual report, certain periodic reports and such reports and additional information as the Federal Reserve may require pursuant to the BHCA, and is subject to examination and inspection by the Federal Reserve.

         BHCA - Activities and Other Limitations. The BHCA prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, or increasing such ownership or control of any bank, without prior approval of the Federal Reserve.

         The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the Federal Reserve is authorized to approve the ownership of shares by a bank holding company in any company, the activities of which the Federal Reserve has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve is required to weigh the expected benefit to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

         The Federal Reserve has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include: making or servicing loans such as would be made by a mortgage company, consumer finance company, credit card company, or factoring company; performing trust company functions; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; ownership or operation of a savings association; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services. The Federal Reserve also has determined that certain other activities, including real estate brokerage and syndication, land development, property management and underwriting life insurance not related to credit transactions, are not closely related to banking and a proper incident thereto.

         Effective on March 11, 2001, the Gramm Leach-Bliley Act of 1999 (the "GLB Act") allows a bank holding company or other company to certify status as a financial holding company, which allows such company to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities. The GLB Act enumerates certain activities that are deemed financial in nature, such as underwriting insurance or acting as an insurance principal, agent or broker, underwriting, dealing in or making markets in securities, and engaging in merchant banking under certain restrictions. It also authorizes the Federal Reserve Board to determine by regulation what other activities are financial in nature, or incidental or complementary thereto. The GLB Act allows a wider array of companies to own banks, which could result in companies with resources substantially in excess of the Company's entering into competition with the Company and the Bank.

         Commitments to Subsidiary Banks. Under Federal Reserve policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances when it might not do so absent such policy.

         Limitations of Acquisitions of Common Stock. The federal Change in Bank Control Act prohibits a person or group from acquiring "control" of a bank holding company unless the Federal Reserve has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

         In addition, with limited exceptions, any "company" would be required to obtain the approval of the Federal Reserve under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding Common Stock of, or such lesser number of shares as constitute control over, the Company. Such approval would be contingent upon, among other things, the acquiror registering as a bank holding company, divesting all impermissible holdings and ceasing any activities not permissible for a bank holding company.

         The Federal Reserve has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of an institution's capital. These guidelines are substantially identical to those which are applicable to the Bank discussed below.

         Bank Regulation. The Bank is subject to extensive regulation and examination by the Office of the Comptroller of Currency ("OCC") and by the FDIC, which insures its deposits to the maximum extent permitted by law. The federal laws and regulations which are applicable to national banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of collateral for certain loans. The laws and regulations governing the Bank generally have been promulgated to protect depositors and the deposit insurance funds, and not for the purpose of protecting stockholders.

         The GLB Act made substantial changes in the historic restrictions on non-bank activities of bank holding companies, and allows affiliations between types of companies that were previously prohibited. The GLB Act also allows national banks to engage in a wider array of non banking activities through "financial subsidiaries."

         Capital Adequacy Guidelines. The Federal Reserve, the OCC and the FDIC have all adopted risk based capital adequacy guidelines pursuant to which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements, determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.

         National banks are required to meet a minimum ratio of total qualifying capital (the sum of core capital (Tier 1) and supplementary capital (Tier 2)) to risk weighted assets of 8%. At least half of this amount (4%) should be in the form of core capital. These requirements apply to the Bank and will apply to the Company (a bank holding company) so long as its total assets equal $150,000,000 or more.

         Tier 1 Capital for national banks generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 Capital), less goodwill, without adjustment for unrealized gain or loss on securities classified as available for sale in accordance with FAS 115. Tier 2 Capital consists of the following: hybrid capital instruments; perpetual preferred stock which is not otherwise eligible to be included as Tier 1 Capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash and certain U.S. government and agency securities, to 100% for the bulk of assets which are typically held by a bank holding company, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one to four family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighing system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

         In addition to the risk based capital requirements, the OCC has established a minimum 3.0% Leverage Capital Ratio (Tier 1 Capital to total adjusted assets) requirement for the most highly-rated national banks, with an additional cushion of at least 100 to 200 basis points for all other national banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4.0% - 5.0% or more. Under the OCC's regulations, highest-rated banks are those that the OCC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A national bank having less than the minimum Leverage Capital Ratio requirement shall, within 60 days of the date as of which it fails to comply with such requirement, submit to the applicable OCC district office for review and approval a reasonable plan describing the means and timing by which the bank shall achieve its minimum Leverage Capital Ratio requirement. A national bank which fails to file such plan with the OCC is deemed to be operating in an unsafe and unsound manner, and could subject the bank to a cease-and-desist order from the OCC. The OCC's regulations also provide that any insured depository institution with a Leverage Capital Ratio that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the FDIA and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding thereunder, solely on account of its capital ratios, if it has entered into and is in compliance with a written agreement with the OCC to increase its Leverage Capital Ratio to such level as the OCC deems appropriate and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The OCC capital regulations also provide, among other things, for the issuance by the OCC or its designee(s) of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

         At December 31, 2002, the Bank was in compliance with all minimum federal regulatory capital requirements which are generally applicable to national banks, as well as the capital requirements of the interim capital assistance. As of such date, the Bank had a Tier 1 Risk Based Capital Ratio and a Total Risk Based Capital Ratio equal to approximately 14.51% and 15.77% respectively, and a Leverage Capital Ratio equal to approximately 7.40%.

         Prompt Corrective Action. Under Section 38 of the FDIA, the federal banking agencies have promulgated substantially similar regulations to implement a system of prompt corrective action. Under the regulations, a bank shall be deemed to be: (i) "well capitalized" if it has a Total Risk Based Capital Ratio of 10.0% or more, a Tier 1 Risk Based Capital Ratio of 6.0% or more, a Leverage Capital Ratio of 5.0% or more and is not subject to any written capital order or directive; (ii) "adequately capitalized" if it has a Total Risk Based Capital Ratio of 8.0% or more, a Tier 1 Risk Based Capital Ratio of 4.0% or more and a Tier 1 Leverage Capital Ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 8.0%, a Tier 1 Risk based Capital Ratio that is less than 4.0% or a Leverage Capital Ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 6.0%, a Tier 1 Risk Based Capital Ratio that is less than 3.0% or a Leverage Capital Ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

         An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

         An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty shall be limited to the lesser of (i) an amount equal to 5.0% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty shall expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

         A "critically undercapitalized institution" is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the FDIC or other appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule and current position of the OCC is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and an extension is agreed to between the OCC and the FDIC. In general, good cause is defined as capital which has been raised and is imminently available for infusion into the Bank except for certain technical requirements which may delay the infusion for a period of time beyond the 90 day time period.

         Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan;
(iv) restrict the growth of the institution's assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

         Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution's obligations exceed its assets; (ii) there is substantial dissipation of the institution's assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution's capital, and there is no reasonable prospect of becoming "adequately capitalized" without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or
(x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

         At December 31, 2002, the Bank was a "well capitalized" institution for purposes of Section 38 of the FDIA.

         Deposit Insurance Premiums. The FDIA establishes a risk based deposit insurance assessment system. Under applicable regulations, deposit premium assessments are determined based upon a matrix formed utilizing capital categories - well capitalized, adequately capitalized and undercapitalized - defined in the same manner as those categories are defined for purposes of
Section 38 of the FDIA. Each of these groups is then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates ranging from 0.04% of insured deposits for well capitalized institutions having the lowest level of supervisory concern, to 0.31% of insured deposits for undercapitalized institutions having the highest level of supervisory concern. In general, while the Bank Insurance Fund of the FDIC ("BIF") maintains a reserve ratio of 1.25% or greater, no deposit insurance premiums are required. When the BIF reserve ratio falls below that level, all insured banks would be required to pay premiums. Payment of deposit insurance premiums will have an adverse effect on earnings. The Bank is also required to pay an additional assessment in connection with the repayment of the "Fico bonds" issued in connection with the resolution of the savings and loan crisis.

         Regulatory Enforcement Authority. The enforcement authority of the federal banking regulators includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

ITEM 2. DESCRIPTION OF PROPERTIES.

         The Bank currently operates ten offices, six in the District of Columbia, three in Prince George's County, Maryland, and one in Charles County, Maryland. The Bank owns its office located at 4812 Georgia Avenue, NW and its branch offices located at 2001 11th Street, NW and 45th and Blaine Streets, NE. The Georgia Avenue office, which is also the principal executive office of the Company, consists of a 6,000 square foot stand alone building with drive-in facilities, and a separate 2,000 square foot building housing the Bank's operations center next door. The 11th Street office is housed in a 4,000 square foot building, and an adjacent 2,000 square foot building houses the loan operations center. The Blaine Street office occupies an approximately 2,000 square foot stand alone building, with drive-in facilities, near the Benning Road Metro Station. The Bank leases the remainder of its offices. The 14th and U Streets office is located in a 1,922 square foot storefront, under a lease which commenced in 1988, for a ten year term and one optional ten year renewal term at a fixed rent of $39,993 per year. The Bank's F Street office is located in a 1,273 square foot storefront under a lease commencing in 1991, for a five year term at a current annual rent of $80,980, subject to annual increases. The Forestville, Maryland office is located in a 2,696 square foot storefront with drive-in facilities, and is occupied under a lease which commenced in 1994 for a five year term at a current annual rental of $53,267, subject to annual increase. The Oxon Hill office is a 10,531 square foot, two story building with drive in facilities, having a new lease beginning January 2002, for a two year period and a two year renewal option. The annual rent is $92,270 with a 3% increase at the two year renewal period. The Company is responsible for all operating and maintenance expenses on the Oxon Hill property. The Brookland/Woodridge office, which opened in 1997, is located in 2610 Rhode Island Avenue, NE and occupied under a lease, commencing in 1997, with one five year renewal option, for a five year term at a current annual rental of $34,440, subject to annual increases. This lease has expired and management is currently renegotiating a new lease. The Company has leases for the Clinton and Waldorf, Maryland Wal-Mart branches, which were opened in the second quarter of 2001. Each has a five year lease requiring an annual payment of $24,000, and has two five year renewal options.

         The Company believes that its existing facilities are adequate to conduct its business.

ITEM 3. LEGAL PROCEEDINGS.

         The Company is involved in routine legal proceedings in the ordinary course of its business. In the opinion of management, final disposition of these proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         No matters were submitted to a vote of security holders during the fourth quarter of the year ended December 31, 2002.

                                    PART II

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

MARKET FOR COMMON STOCK AND DIVIDENDS

         There does not currently exist an organized public trading market for shares of the Company's Common Stock. Trading in the Company's Common Stock has been sporadic, and consists of private trades conducted without brokers. The Company is aware of approximately 3 trades of the Common Stock since January 1, 2001, three at $13 per share, and the last trade known to the Company, a trade of 2,500 shares at $14 per share on June 8, 2001. There may be other trades of which the Company is either not aware, or with respect to which the Company is not aware of the price. These trades and transactions do not necessarily reflect the intrinsic or market values of the Common Stock. As of December 31, 2002, there were 668,360 shares of Common Stock outstanding, held of record by approximately 571 shareholders.

         During 2000, the Company resumed the payment of regular dividends, which had been suspended during 1998 and 1999 as a result of additional expenses incurred in respect of the provision for loan losses and increased levels of non-performing and problem assets. There can be no assurance, however, that the Company will continue to have earnings at a level sufficient to support the payment of dividends, or that it will in the future elect to pay dividends. As the Bank is the primary source of funds for payment of dividends by the Company, the inability of the Bank to pay dividends could adversely affect the ability of the Company to pay dividends.

         Dividends on the Common Stock are subject to the prior payment of dividends on the Series A Preferred Stock. As of the date hereof, there is no default in the payment of dividend on the Series A Preferred Stock.

         Regulations of the OCC place a limit on the amount of dividends the Bank may pay to the Company without prior approval. Prior approval of the OCC is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. As of December 31, 2002 the Bank would not need prior approval from OCC unless a declaration of dividends exceeded $6,676,000. Under District of Columbia law, the Company may generally pay cash dividends at any time when it is not insolvent and where its net assets exceed its stated capital (the par value of all outstanding shares), and where payment of the dividend will not cause the Company to become insolvent or to have its stated capital exceed its net assets. The Federal Reserve and the OCC also have authority to prohibit a bank from paying dividends if the Federal Reserve or the OCC deems such payment to be an unsafe or unsound practice.

         The Federal Reserve has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that the Company may pay in the future. In 1985, the Federal Reserve issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weakened the holding company's financial health, such as by borrowing.

         As a depository institution, the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. The Bank currently is not in default under any of its obligations to the FDIC.

         Set forth below is certain financial information relating to the Company's dividend history for the past five fiscal years.

                                                 Year Ended December 31,
                                        ---------------------------------------
                                          2002    2001    2000    1999    1998
                                        ----------------------------------------
Net income per common share              $3.03   $4.18   $3.20    $2.50  $(2.06)
Dividends paid per common share          $0.70   $0.70   $0.60    $0.15  $ 0.51

         The payment of dividends by the Company depends largely upon the ability of the Bank to declare and pay dividends to the Company, as the principal source of the Company's revenue is dividends paid by the Bank. Future dividends will depend primarily upon the Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to the Company and the Bank.

RECENT SALES OF UNREGISTERED SHARES.

         During the past three fiscal years, the Company has not sold any securities without registration under the Securities Act of 1933.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS.

         The following financial review presents a discussion of the results of operations, an analysis of the asset and liability structure of the Company, and its sources of liquidity and capital resources and should be read in conjunction with the consolidated financial statements. All dollar amounts shown in this management's discussion and analysis are in thousands, except with respect to per share data.

         General - The Company's net income depends primarily on net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Non-interest income, such as customer deposit account services charges, late charges on loans and other sources of income also affect net income. The Company's operating expenses, other than interest expense; consist principally of compensation and employee benefits, occupancy, data processing, provision for loan losses and other operating expenses. The Company's net income is significantly affected by general economic conditions in the Washington, DC metropolitan area and policies of regulatory authorities.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

         The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the industry in which it operates. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.

         The most significant accounting policies followed by the Company are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses, to be the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

         The allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the second largest asset type on the consolidated balance sheet as of December 31, 2002.
Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses and a discussion of the factors driving changes in the amount of the allowance for loan losses is included in the Credit Risk Management section of this financial review.

RECENT ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

         Note 1 to the consolidated financial statements discusses new accounting policies adopted by the Company during 2002 and the expected impact of accounting policies recently issued or proposed but not yet required to be adopted. To the extent the adoption of new accounting standards materially affects the Company's financial condition, results or operations, or liquidity, the impacts are discussed in the applicable section(s) of this financial review and notes to the consolidated financial statements.

RESULTS OF OPERATIONS

Years Ended December 31, 2002 and 2001

         Overview - Net income was $2,047 for 2002 compared with $2,822 in 2001, a decrease of 27%. Earnings per common share were $3.03 in 2002 compared with $4.18 in 2001. The decrease in net income was primarily attributable to an increase of $1,462 in non-interest expenses, a decrease of $323 in non-interest income, offset by an increase in net interest income of $262, and a decrease in taxes of $748. Return on average assets was .68% for 2002, down from .99% for 2001. Return on average equity was 8.43% for 2002, compared with 13.27% for 2001.

TABLE 1. FINANCIAL OVERVIEW

         The following table summarizes net income divided by average assets and average shareholders' equity, dividend pay-out ratio (dividends declared per common share divided by net income per common share) and shareholders' equity to assets ratio (average shareholders' equity divided by average total assets) for each of the years listed below.

                                                   2002      2001     2000
                                               ---------------------------------
Return on average assets                            .68%      .99%      .80%
Return on average equity                           8.43%    13.27%    13.35%
Ratio of dividends to net income                  23.10%    16.73%    18.76%
Average shareholders' equity to average assets     8.07%     7.49%     6.02%
Net income per share                             $ 3.03    $ 4.18    $ 3.20


         Net Interest Income- Net interest income is the principal source of earnings for the Company. It is affected by a number of factors including the level, pricing and maturity of interest-earning assets and interest-bearing liabilities, interest rate fluctuations, and asset quality. Information concerning the Company's interest-earning assets, interest-bearing liabilities, net interest income, and interest rate spreads, and net yield on interest-earning assets is presented in Table 2. Changes in the Company's interest income and interest expense resulting from changes in interest rates and in the volume of interest-earning assets and interest-bearing liabilities are presented in Table 3.

TABLE 2. AVERAGE BALANCE AND NET INTEREST INCOME ANALYSIS (1)

                                                                  Year Ended December 31,
                                   -------------------------------------------------------------------------------------------------
                                                2002                              2001                           2000
                                    ------------------------------    --------------------------    --------------------------------
                                                                                           Amount                         Amount
                                    Average   Average  Amount Paid    Average   Average   Paid or    Average    Average   Paid or
                                    Balance     Rate    or Earned     Balance     Rate     Earned     Balance     Rate     Earned
                                    -------     ----    ---------     -------     ----     ------     -------     ----     ------
ASSETS                                                              (dollars in thousands)
Loans, net                         $131,722    8.33%     $ 10,976    $128,631     8.92%    $11,474   $115,689     9.23%   $10,676
Taxable securities                  108,166    5.31%        5,741     107,007     6.29%      6,728    112,330     6.58%     7,387
Non-taxable securities (2)           28,144    7.88%        2,217      19,245     8.06%      1,552     19,359     7.58%     1,467
Federal funds sold                   14,211    1.65%          235       9,506     3.59%        341      2,744     6.05%       166
Interest-bearing deposits held        1,303    2.53%           33         969     4.02%         39        984     5.49%        54
                                   --------              --------    --------              -------   --------             -------
Total interest-earning assets       283,546    6.77%     $ 19,202     265,358     7.59%    $20,134    251,106     7.87%   $19,750
Cash and due from banks              10,734                            11,537                          10,576
Bank premises and                     2,430                             2,184                           2,254
    equipment, net
Other assets                          4,241                             4,935                           5,297
                                   --------                          --------                        --------
Total assets                       $300,951                          $284,014                        $269,233
                                   ========                          ========                        ========

LIABILITIES AND SHAREHOLDERS'
 EQUITY

Interest-bearing demand deposits   $ 25,247    0.37%     $     93    $ 25,012     0.55%    $   138   $ 27,233     0.55%   $   151
Savings deposits                     65,095    1.77%        1,151      60,715     2.49%      1,513     60,802     2.26%     1,377
Time deposits                        72,963    2.69         1,962      59,470     3.92%      2,332     58,852     4.07%     2,396
                                   --------              --------    --------              -------   --------             -------
Total interest-bearing deposits     163,305    1.96%        3,206     145,197     2.74%      3,983    146,887     2.67%     3,924
Short-term borrowings                36,147    1.28%          462      48,155     3.04%      1,462     42,336     5.41%     2,292
Long-term borrowings                  7,709    5.86%          453       1,902     5.05%         96         --                  --
                                   --------              --------    --------              -------   --------             -------
Total interest-bearing liabilities  207,161    1.99%        4,121     195,254     2.84%      5,541    189,223     3.29%   $ 6,216
Noninterest-bearing liabilities      67,749                            65,645                          62,006
Other liabilities                     1,765                             1,848                           1,807
Shareholders' equity                 24,276                            21,267                          16,197
                                   --------                          --------                        --------
Total liabilities and
shareholders' equity               $300,951                          $284,014                        $269,233
                                   ========                          ========                        ========

NET INTEREST INCOME AND NET YIELD
 ON INTEREST-EARNING ASSETS
Net interest income                                      $ 15,081                          $14,593                        $13,534
                                                         ========                          =======                        =======
Interest rate spread                           4.78%                              4.75%                           4.58%
Net yield on average interest-
 earning assets                                5.32%                              5.50%                           5.39%
Average interest-earning assets
 to average interest-bearing
 liabilities                                 136.87%                            135.90%                         132.70%


(1) Yields on securities available for sale have been computed based upon the historical cost of such securities and do not give effect to changes in fair value of such securities, which are reflected as a component of stockholder's equity. Non-accruing loans are included in average balances.

(2) Yields on non-taxable securities are presented on a tax-equivalent basis (reduced by the nondeductible portion of interest expense) using a 34% tax rate and where applicable. Interest income and net interest income reported in the Company's consolidated statements of income were $18,448 and $14,327 for 2002, $19,606 and $14,065 for 2001, and $19,251 and $13,035 for 2000.

TABLE 3. RATE/VOLUME ANALYSIS OF TAX EQUIVALENT NET INTEREST INCOME

         Net interest income is affected by changes in the average interest rate earned on interest-earning assets and the average interest rate paid on interest-bearing liabilities. In addition, net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities. The following table sets forth the dollar amount of increase (decrease) in interest income and interest expense resulting from changes in the volume of interest-earning assets and interest-bearing liabilities and from changes in yields and rates. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to volume and the change due to rate. Interest income on tax-exempt securities is presented on a taxable-equivalent basis.

                                            YEAR ENDED DECEMBER 31,           YEAR ENDED DECEMBER 31,
                                                2002 VS. 2001                     2001 VS 2000
                                          INCREASE (DECREASE) DUE TO        INCREASE (DECREASE) DUE TO
                                      ---------------------------------   -------------------------------
(dollars in thousands)                 VOLUME       RATE        TOTAL      VOLUME       RATE        TOTAL
Loans                                 $   276     $  (774)    $  (498)    $ 1,194     $  (396)    $   798
Taxable securities                         73      (1,060)       (987)       (350)       (309)       (659)
Non-taxable securities                    718         (53)        665          (9)         94          85
Federal funds sold                        169        (275)       (106)        409        (234)        175
Interest-bearing deposits held             13         (19)         (6)         (1)        (14)        (15)
                                      -------     -------     -------     -------     -------     -------
Total interest-earning assets           1,249      (2,181)       (932)      1,243        (859)        384

Deposits
Interest-bearing demand deposits            1         (46)        (45)        (12)         (1)        (13)
Savings deposits                          109        (471)       (362)         (2)        138         136
Time deposits                             529        (899)       (370)         25         (89)        (64)
                                      -------     -------     -------     -------     -------     -------
Total interest-bearing deposits           639      (1,416)       (777)         11          48          59
Borrowings                               (112)       (532)       (643)        187        (921)       (734)
                                      -------     -------     -------     -------     -------     -------
Total interest-bearing liabilities        527      (1,948)     (1,420)        198        (873)       (675)
                                      -------     -------     -------     -------     -------     -------
Net interest income                   $   722     $  (233)    $   488     $ 1,045     $    14     $ 1,059
                                      =======     =======     =======     =======     =======     =======


On a tax equivalent basis, net interest income for 2002 increased $489 or 3% over 2001. Average interest-earning assets increased by $18,188 or 7%, resulting primarily from an increase in non-taxable securities of $8,899 or 46%, an increase of federal funds sold of $4,705 or 49%, and an increase in loans of $3,091 or 2%. Average interest-bearing liabilities increased by $11,907 or 6%, resulting primarily from an increase in time deposits $13,493 or 23%, an increase in long-term borrowings of $5,807 or 305%, and an increase in savings deposits of $4,380 or 7%, offset by a decrease in short-term borrowings of $12,008 or 25%.

         The net interest rate spread increased 3 basis points, from 4.75% in 2001 to 4.78% in 2002. The increase is a result of a 82 basis point decrease in the average rate yield on interest-bearing assets versus a 85 basis point {this is not reflected in table 1] decrease in rates paid on average interest bearing liabilities. The yield on loans in 2002 decreased 59 basis points from 2001 due to the continued impact of the declining interest rate environment which resulted in a 475 basis point decline in market rates in the second half of 2001 and an additional 50 basis point decline in November 2002. The yield and average balances on mortgage-backed securities were 5.72% and $55,939 for 2002 and 6.42% and $63,614 for 2001, respectively. The decline in yields reflects the general declines in market rates.

         Provision for Loan Losses-The Company maintains an allowance for loan losses to absorb losses on existing loans that may become uncollectible. No provisions were recorded in 2002 or 2001. Management believes that the allowance for loan losses is adequate to absorb potential losses inherent in the loan portfolio. As losses on loans are not statistically predictable and are dependent upon economic conditions in the Bank's marketplace, future provisions or reversals for loan losses may decrease or increase from the levels deemed appropriate for 2002. There can be no assurance, however, that future provisions for loan losses will not be required.

         Non-interest Income- Non-interest income decreased $323 or 7% to $4,547 for 2002 from $4,870 for 2001. The primary component of non-interest income is service charges on deposit and checking accounts, and gains or losses on sale of securities and loans. The decrease in non-interest income was primarily a result of a decrease in gains on loans, declining $281 to $6 in 2002, from $287 in 2001. This was offset somewhat by the increase in security gains of $74 to $512 in 2002 from $438 in 2001. The declining interest rate environment in 2001 and 2002 allowed management to take advantage of investment strategies that were instituted over the past several years and realize market gains on securities held in the investment portfolio. Other fee income increased $95 or 10% and primarily represented surcharges on non-depositors utilizing the Bank's ATM services. Service charges on deposit accounts decreased $116 or 4%.

         Non-interest Expense- Non-interest expense for 2002 was $16,502 an increase of $1,462 or10% over 2001. The composition of the increase consists of a $755 increase in salary and employee benefits, an increase of $31 in furniture and equipment expenses, an increase of $24 in data processing, and an increase of $81 in occupancy expenses and an increase of $703 in other expenses, offset by a decrease in advertising expenses of $132. The increase in salaries were due primarily higher health insurance cost and to additional personnel in operations and accounting departments, coupled with a full year of salaries for the two Wal-mart branches that were opened in the second and third quarters of 2001. The increases in other non-interest expenses were due largely to an increase in professional fees of $286 to $675 and was attributed management seeking professional consultants to improve overall efficiency in key departments and to generate additional fee income.

         Provision for Income Taxes- The provision for income taxes for 2002 was $325, compared to $1,073 for 2001, reflecting a decrease of $725 or 70% due primarily to lower income and higher tax-exempt income relative to taxable income. The effective tax rate was 13.7% for 2002, compared to 27.5% for 2001.

ASSET/LIABILITY MANAGEMENT

         Interest rate sensitivity gap ("gap") analysis measures the difference between the assets and liabilities repricing or maturing within specified time periods. An asset-sensitive position indicates that there are more rate-sensitive assets than rate-sensitive liabilities repricing or maturing within a specified time period, which would generally imply a favorable impact on net interest income in periods of rising interest rates and a negative impact in periods of falling interest rates. A liability-sensitive position would generally imply a negative impact in net interest income in periods of rising interest rates and a positive impact in periods of falling rates.

         Table 4 presents an analysis of the Company's interest-sensitivity gap position at December 31, 2002. Asset prepayments and liability decay rates are estimated based on the Company's experience. Non-maturity deposits such as savings, NOW accounts and money markets do not have a stipulated maturity. Of these deposits, 15% are prorated over the one year period while the balance is placed in the one to five year period. Time deposits are allocated according to their contractual maturities. As summarized in Table 4, the Company's one-year cumulative gap ratio is 76%, with a cumulative negative (liability) gap of $21 million, representing 7% of assets. This position reflects a liability-sensitive position where more liabilities than assets re-price during the one-year period.

         Generally, a liability-sensitive position would result in an adverse impact on net income during a period of rising interest rates, and a positive impact on net interest income in a period of declining interest rates.

         Gap analysis has limitations because it cannot measure the effect of interest rate movements and competitive pressures on the repricing and maturity characteristics of interest-earning assets and liabilities indicated as repricing within a stated period may in fact reprice at different times at different volumes. Further, in the event of change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating Table 4.

TABLE 4. RATE SENSITIVITY ANALYSIS -


(dollars in thousands)                                            4 TO 12      WITHIN 12
                                                   0-90 DAYS       MONTHS       MONTHS       1-5 YEARS   OVER 5 YEARS     TOTALS
 Loans (1) (2)                                     $  13,667     $   1,312     $  14,979     $  63,486     $  58,399    $ 136,864
 Investment Securities (3)                            17,118        29,416        46,534        44,861        45,840      137,235
 Federal funds Sold                                    5,900            --         5,900            --            --        5,900
  Interest Bearing Bank Balances:                          --           887           887            --            --          887

                                                   ---------     ---------     ---------     ---------     ---------    ---------
TOTAL EARNING ASSETS                              $  36,685     $  31,615     $  68,300     $ 108,347     $ 104,239    $ 280,886
                                                   =========     =========     =========     =========     =========    =========
Percent of total earnings assets                       13.06%        11.26%        24.32%        38.57%        37.11%      100.00%

Interest-bearing liabilities
Time COD's of $100M or more                        $  10,567     $  17,705     $  28,272     $   4,264     $      --    $  32,536
 Savings,Now, MMDA'S and
    other time deposit (3)                             4,197        12,591        16,788        95,131            --      111,919
 Time COD'S less than $100M                            3,949        15,560        19,509         4,790            --       24,299
 Borrowed funds                                       25,084            --        25,084         4,000            --       29,084
                                                   ---------     ---------     ---------     ---------     ---------    ---------

TOTAL INTEREST BEARING LIABILITIES                 $  43,797     $  45,856     $  89,653     $ 108,185     $      --    $ 197,838
                                                   =========     =========     =========     =========     =========    =========
 Interest-sensitivity gap                          $  (7,112)    $ (14,241)    $ (21,353)    $     162     $ 104,239    $  83,048
 Cumulative interest-sensitivity gap               $  (7,112)    $ (21,353)    $ (21,353)    $ (21,191)    $  83,048    $  83,048
Ratio of earning assets to interest-bearing
   liabilities (gap ratio)                             83.76%        68.94%        76.18%       100.15%           --       141.98%
Cumulative ratio of earnings assets to interest-
   bearing liabilities (cumulative gap ratio)          83.76%        76.18%        76.18%        89.29%       141.98%      141.98%
Cumulative interest-sensitivity gap as a
   percent of total assets                             (2.41%)       (7.23%)       (7.23%)       (7.18%)       28.12%       28.12%
                                                   =========     =========     =========     =========     =========    =========

      (1)    Non-accruing loans are excluded from loan totals.
      (2)    Loans have been included based on their contractual maturities.
      (3) 15% of Savings, NOW, MMDA, and other time deposits are in the one year category with balance in the one to five years category.
      (4) Mortgage-backed securities have been included based on their estimated remaining maturities, utilizing the most recent quarter pay-down experience and prorated outward. Fourth quarter 2002 pay-down experience was $7,084. However, $40,638 in mortgage back securities have an expected average life of three years or less and $5,713 have an expected average life of more than three years.

TABLE 5. FINANCIAL CONDITION

         Table 5 sets forth information concerning the composition of the Company's assets, liabilities and shareholders' equity at December 31, 2002, 2001, and 2000.

                                                  ------------------------------------------------------------
                                                     2002    PERCENT     2001     PERCENT    2000      PERCENT
                                                  ------------------------------------------------------------
ASSETS                                                               (dollars in thousands)
     Loans, net                                   $134,859    45.66%   $135,514    45.87%   $128,047    48.19%
     Investment securities                         137,235    46.47%    127,365    43.11%    121,842    45.86%
     Federal funds sold                              5,900     2.00%     14,100     4.77%         --     0.00%
     Interest-bearing deposits
         in other banks                                887     0.30%        882     0.30%      1,305     0.49%
                                                  --------   ------    --------   ------    --------   ------
     TOTAL EARNINGS ASSETS                         278,881    94.43%    277,861    94.05%    251,194    94.54%

     Cash and due from banks                         8,890     3.01%     11,059     3.74%      8,553     3.22%
     Bank premises and equipment                     3,455     1.17%      2,374     0.80%      2,073     0.78%
     Other assets                                    4,110     1.39%      4,128     1.41%      3,883     1.46%
                                                  --------   ------    --------   ------    --------   ------
     TOTAL ASSETS                                 $295,336    100.0%   $295,422    100.0%   $265,703   100.00%
                                                  ========   ======    ========   ======    ========   ======
LIABILITIES AND SHAREHOLDERS' EQUITY

     Demand deposits                              $ 68,432    23.16%   $ 63,869    21.62%   $ 63,207    23.79%
     Savings, NOW and MMDA                         111,919    37.90%     95,096    32.19%     93,159    35.06%
     Time deposits $100,000 or more                 24,299     8.23%     25,109     8.50%     13,713     5.16%
     Other time deposits                            32,536    11.02%     32,916    11.14%     32,868    12.37%
                                                  --------   ------    --------   ------    --------   ------
     TOTAL DEPOSITS                                237,186    80.31%    216,990    73.45%    202,947    76.38%

     Short term borrowings                          25,084     8.49%     43,483    14.72%     42,033    15.82%
     Long term borrowings                            4,000     1.35%     10,000     3.38%         --     0.00%
     Accrued expenses and other liabilities          2,825     0.96%      1,798     0.61%        930     0.35%
                                                  --------   ------    --------   ------    --------   ------
     TOTAL LIABILITIES                             269,095    91.11%    272,271    92.16%    245,910    92.55%

     Shareholders' equity                           26,241     8.89%     23,151     7.84%     19,793     7.45%
                                                  --------   ------    --------   ------    --------   ------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $295,336   100.00%   $295,422   100.00%   $265,703    100.0%
                                                  ========   ======    ========   ======    ========   ======


         Overview- Total assets were essentially unchanged from December 31, 2001 to December 31, 2002, however, the composition of the balance sheet did reflect changes. The changes in the balance sheet were primarily attributable to an increase in investments of $9,870, a decrease of $8,200 in federal funds sold, and an increase in bank premises of $1,081. On the liability side of the balance sheet, short-term borrowings decreased $18,399, savings deposits increased $16,823, long-term borrowings decreased $6,000 and demand deposits increased $4,563. The change in composition and interest cost is primarily the result of one large deposit relationship shifting approximately $13 million in funds from retail repurchase agreements (short-term borrowings) to a money market account relationship (included in savings deposits).

         Loans- Net loans outstanding at December 31, 2002 were $134,859, a decrease of $655 or less than 1%, from year-end 2001. The composition of the loan portfolio is summarized in Table 6. The change in loans composition consisted primarily of an increase in residential 1 to 4 family loans of $4,168, offset by a decrease in commercial loans of $4,549, a decrease in consumer loans of $895 and a decrease in commercial real estate loans of $760.

TABLE 6. LOAN PORTFOLIO COMPOSITION

         The following table shows the composition of the Company's loan portfolio by type of loan at the dates indicated.

                                                                        DECEMBER 31,
                             ------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)           2002    PERCENT     2001     PERCENT     2000     PERCENT     1999     PERCENT     1998    PERCENT
                             ------------------------------------------------------------------------------------------------------
Commercial                    $  8,686     6.32%   $ 13,235     9.49%   $ 10,958     8.28%   $ 10,046    15.11%   $ 16,568   15.11%

Residential 1 to 4 family       62,907    45.79%     58,739    42.13%     56,611    42.78%     52,826    46.62%     51,097   46.62%

Commercial real estate          60,333    43.05%     59,905    42.97%     58,772    44.41%     40,125    30.62%     33,560   30.62%

Consumer loans                   6,650     4.84%      7,545     5.41%      5,993     4.53%      4,803     7.65%      8,388    7.65%
                              --------   ------    --------   ------    --------   ------    --------   ------    --------  ------
Total                         $138,576   100.00%   $139,424   100.00%   $132,334   100.00%   $107,800   100.00%   $118,646  100.00%
                              ========   ======    ========   ======    ========   ======    ========   ======    ========  ======

TABLE 7. MATURITY OF LOAN PORTFOLIO - FIXED RATE AND VARIABLE RATE

         Table 7 summarizes the contractual maturity of the Company's fixed and floating rate loans, at December 31, 2002. Nonaccrual loans are excluded from the presentation.

                                      AFTER ONE YEAR
                           ONE YEAR    THROUGH FIVE       AFTER
(dollars in thousands)     OR LESS        YEARS         FIVE YEARS     TOTAL
                           --------   --------------    ----------   --------
 Fixed rate                 $ 7,154       $63,333        $58,399     $128,886
 Variable rate                7,825           153             --        7,978
                            -------       -------        -------     --------
Total                       $14,979       $63,486        $58,399     $136,864
                            =======       =======        =======     ========

At December 31, 2002, the aggregate amount of loans due after one year with fixed interest rates was $121,732.

TABLE 8. INVESTMENT PORTFOLIO MATURITY SCHEDULES

         Table 8 summarizes the maturity and average yield of the Company's investment portfolio at December 31, 2002. Yields on non-taxable securities have been computed on a tax equivalent basis using a 34% tax rate.



                                                       After One But            After Five But
(dollars in thousands)         Within One Year        Within Five Years         Within Ten Years             After Ten Years
                            -----------------------------------------------------------------------------------------------------
                             Amount       Yield       Amount       Yield        Amount        Yield        Amount        Yield
U.S. Treasury               $    999       1.55%     $     --         --       $     --          --       $     --         --
U.S. Government agencies      20,487       4.72%       20,979       5.36%            --          --          7,756       5.60%
State and political
subdivisions                     623       8.70%        2,354       8.25%        26,657        7.74%      $  2,726       7.80%
Other                             --         --            --         --          1,246        5.04%            --
Mortgage-backed
securities                        --         --            --         --             --          --             --         --
                            --------      -----      --------      -----       --------       -----       --------      -----
Total                       $ 22,109       4.69%     $ 23,333       5.65%      $ 27,903        5.35%      $ 10,482       6.17%
                            ========      =====      ========      =====       ========       =====       ========      =====



(dollars in thousands)         Mortgage Backed             Total
                            ------------------------------------------
                              Amount      Yield      Amount     Yield
U.S. Treasury                $     --        --     $    999    1.55%
U.S. Government agencies           --        --       49,222    5.13%
State and political
subdivisions                       --        --       32,360    7.80%
Other                              --                  1,246    5.04%
Mortgage-backed
securities                     53,408      6.58%      53,408    6.58%
                             --------     -----     --------   -----
Total                        $ 53,408      6.58%    $137,235    6.30%
                             ========     =====     ========   =====


         Securities- The carrying value of the Company's securities portfolio increased $9,870 or 8% from $127,365 at December 31, 2001, to $137,235 at
December 31, 2002. The increase in the investment portfolio consisted primarily of an increase in U.S. Government and Agency securities of $10,194, an increase in state and political subdivision of $2,540 offset by a decrease in mortgage backed securities of $8,928. The yield on taxable securities decreased from 6.29% for 2001 to 5.31% for 2002. The tax equivalent yield for non-taxable securities decreased from 8.06% for 2001 to 7.88% for 2002. The mortgage-backed securities portfolio had a weighted average remaining maturity of 2.19 years at December 31, 2002, compared to 3.34 years at December 31, 2001 (utilizing Bloomberg's street consensus). The collateral underlying all the mortgage-backed securities is guaranteed by one of the "quasi-governmental" agencies, and therefore maintains a risk weight of 20% for risk based capital purposes. Management's analysis of mortgage-related securities includes, but is not limited to, the average lives, seasonality, coupon and historic behavior (including prepayment history) of each particular security over its life, as affected by various interest rate environments. Stress tests are performed on each security on a quarterly basis as part of management's ongoing analysis. There are no issuers of securities other than governmental agencies, whose securities held by the Company, have a book value in excess of 10% of the Company shareholders' equity. The Company's securities portfolio is also presented in Note 3 to the consolidated financial statements.

TABLE 9. LOAN LOSS AND RECOVERY EXPERIENCE

         Asset Quality -See Note 1 to the consolidated financial statements for a discussion of the Company's policy for establishing the allowance for loan losses. Table 9 sets forth the activity in the allowance for loan losses for the last five years.


                                                                               YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------------------------------
                                                               2002          2001          2000         1999          1998
                                                            -----------------------------------------------------------------
                                                                               (dollars in thousands)
Total loans outstanding at year end                         $ 138,576     $ 139,424     $ 132,334    $ 107,800     $ 109,613
Average loans outstanding during year                         131,722       128,631       115,689       99,863       113,286

Allowance for loan losses at beginning of year                  3,283         3,580         4,272        4,700         1,702
Loans charged off:

   Commercial                                                     320           349           611          466         1,571
   Real estate mortgage                                           131           168            83          198             0
   Installment loans to individuals                               270           340            56          150           249
                                                             ---------------------------------------------------------------
Total charge-offs                                                 721           857           750          814         1,820

Recoveries of loans previously charged-off
   Commercial                                                     266           157           270          332           151
   Real estate mortgage                                           123           239             3           20             0
   Installment loans to individuals                               108           164            44           34            64
                                                             ---------------------------------------------------------------
Total recoveries                                                  497           560           317          386           215

Net charge-offs                                                   224           297           433        1,605           759

(Reversals) Additions to allowance charged to
operations                                                          0             0          (259)           0         4,603
                                                             ===============================================================
Allowance for loan losses at end of period                   $  3,059     $   3,283     $   3,580     $  4,272      $  4,700

Ratios of net charge-offs during year to average                0.17%         0.23%         0.37%        0.43%         1.42%
outstanding loans during year

Ratio of allowance for possible loan losses to total loans      2.21%         2.35%         2.71%        3.96%         4.29%


TABLE 10. ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

         Table 10 sets for the allocation of the allowance for loan losses as of the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                           YEAR ENDED DECEMBER 31,
                  -----------------------------------------------------------------------------------------------------------------
                    2002    Percent (2)     2001     Percent (2)    2000   Percent (2)    1999    Percent (2)    1998    Percent (2)
                  -----------------------------------------------------------------------------------------------------------------
                                                           (dollars in thousands)
Commercial (1)    $ 1,685      49.37%     $ 1,919       52.46%    $ 1,956    52.69%     $ 1,927      46.54%     $ 3,461     45.73%
Real estate
Mortgage              589      45.79%         396       42.13%        512    42.78%         543      49.00%         406     46.62%
Consumer              306       4.84%         252        5.41%        175     4.53%         173       4.46%         280      7.65%
Unallocated           479         --          716          --         937       --        1,629        --           553        --
                 --------     -------     -------      -------    -------   -------     -------     -------     -------    -------
Total            $ 3,059      100.00%     $ 3,283      100.00%    $ 3,580   100.00%     $ 4,272     100.00%     $ 4,700    100.00%
                 ========     =======     =======      =======    =======   =======     =======     =======     =======    =======

(1)  Includes commercial real estate loans.
(2)  Percentage of loans outstanding.


         The allowance for loan losses was $3,059 at December 31, 2002, as compared to $3,283 December 31, 2001. The ratio of the allowance for loan losses to total loans at December 31, 2002 and 2001 was 2.21% and 2.35%, respectively. At December 31, 2002, non-performing assets to total assets was 1.14% compared to 1.05% at December 31, 2001. Net charge-offs decreased $73 to $224 for 2002 from $297 for 2001. No provision was made for 2002 or 2001. Additionally, the unallocated portion of the allowance decreased to $479 from $716 at year-end 2002. Also see comment referring to non-performing assets.

         The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio and is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans and actual loss experience, current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogenous loans based on historical loss experience, and consideration of current economic trends, all of which may be susceptible to significant change. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management's periodic evaluation of the factors previously mentioned, as well as other pertinent factors. Evaluations are conducted at least quarterly and more often if deemed necessary.

         The allowance for loan losses consists of a specific component and a nonspecific component. The components of allowance for loan losses represent an estimation done pursuant to either Statement of Financial Accounting Standards ("SFAS") No. 5 "Accounting for Contingencies", or SFAS No. 114 "Accounting by Creditors for Impairment of a Loan". The specific component of the allowance for loan losses reflects expected losses resulting from analysis developed through credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on a regular analysis of all loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification. The historical loan loss element is determined statistically using a loss migration analysis that examines loss experience and the related internal gradings of loans charged-off. The loss migration analysis is performed quarterly and loss factors are updated regularly based on actual experience. The specific component of the allowance for loan losses also includes management's determination of the amounts necessary for concentrations and changes in portfolio mix and volume. As of December 31, 2002, the amount of the allowance that was attributed to specific credits was $1,083 or 35.4% of the allowance which compares to $911 or 27.7% as of December 31, 2001. The primary reason for the increase was as a increase in new classified loans.

         The nonspecific portion of the allowance reflects management's estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower's financial condition, the difficulty in identifying triggering events that correlate perfectly to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. In addition, the nonspecific allowance includes a component that explicitly accounts for the inherent imprecision in loan loss migration models. Historical loss experience data used to establish estimates may not precisely correspond to the current portfolio. The uncertainty surrounding the strength and timing of economic cycles, including management's concerns over the effects of the prolonged economic downturn in the current cycle, also affects the model's estimates of loss. The historical losses used in the migration analysis may not be representative of actual losses inherent in the portfolio that have not yet been realized. The nonspecific portion of the allowance as of December 31, 2002 was $1,976 or 64.6% of the allowance, which compares to $2,372 or 72.3% of the allowance at December 31, 2001. The primary reason for the decrease was as a result of the change in classification of several loans and the pay-off of several larger problem assets.

         Although management believes that it uses the best information available to make such determinations that the allowance for loan losses is adequate at December 31, 2002, future adjustments to the allowance may be necessary, and net income could be significantly affected, if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determination. Any downturn in the real estate market or general economic conditions in the Washington, DC metropolitan area could result in the Company experiencing increased levels of non-performing assets and charge-offs, significant provisions for loan losses, and significant reductions in net income. Additionally, various regulatory agencies periodically review the Company's allowance for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgments of information available to them at the time of their examination. In light of the foregoing, there can be no assurance that management's determination as to the adequacy of the allowance for loan losses realized in the future will prove accurate, or that additional provisions or charge-offs will not be required.

TABLE 11 - NON-PERFORMING ASSETS

          Table 11 sets forth information concerning non-performing assets.


                                                                          YEAR ENDED DECEMBER 31,
                                                          -----------------------------------------------------
                                                            2002        2001        2000       1999       1998
                                                          -----------------------------------------------------
                                                                     (dollars in thousands)
Non-accrual loans (1)                                     $ 1,712     $ 2,462     $ 1,733    $ 2,819    $ 5,003
Loans past due 90 days or more and still accruing           1,662         645         659        275      1,474
Foreclosed properties                                          --          --          --        265        525
                                                          -------     -------     -------    -------    -------
Total                                                     $ 3,374     $ 3,107     $ 2,392    $ 3,359    $ 7,002
                                                          =======     =======     =======    =======    =======
Non-performing assets to gross loans and foreclosed
       properties at period end                              2.43%       2.22%       1.81%      3.11%      6.36%
Non-performing loans to total loans                          2.43%       2.22%       1.81%      2.87%      5.91%
Non-performing assets to total assets at period end          1.14%       1.05%       0.89%      1.27%      2.59%


(1) Loans are placed on non-accrual status when in the opinion of management the collection of additional interest is unlikely or a specific loan meets the criteria for non-accrual status established by regulatory authorities. No interest is taken into income on non-accrual loans unless received in cash. A loan remains on non-accrual status until the loan is current to both principal and interest and the borrower demonstrates the ability to pay and remain current, or the loan becomes well secured and is in the process of collection. The gross interest income that would have been recorded in 2002 for non-accrual loans had the loans been current in accordance with their original terms was $142. See Note 1 to the consolidated financial statements. The Bank charges loans against the allowance for loan losses when it determines that principal and interest or portions thereof become uncollectible. This is determined through an analysis of each individual credit, including the financial condition and repayment capacity of the borrower, and of the sufficiency of the collateral, if any.

         Non-performing assets at year-end 2002 were $3,374, an increase of $267 or 9% from year-end 2001. The increase was primarily attributable to management's continued review of the loan portfolio and in light of developments in individual loans since December 31, 2001. Non-accrual loans totaled $1,712 at year-end 2002 and consisted of $822 in commercial real estate loans, $780 in residential real estate loans and $110 in consumer loans. This represented a decrease of $750 or 30% from year-end 2001. As of December 31, 2002, loans past due 90 days or more and still accruing totaled $1,662, an increase of $1,017 or 158%, and consisted of $995 in residential real estate loans, $507 in commercial loans $109 in commercial real estate loans and $37 in consumer loans. The increase in loans past due 90 days or more centered in residential loans increasing $600 and commercial loans increasing $501 from year-end 2001. At year-end 2002, non-performing assets in the amount of $3,374 represented 13% of total capital as well as 13% at year-end 2001. Additionally, at year-end 2002, non-performing assets in the amount of $3,374 and loans with possible credit problems in the amount of $5,027 which combined totaled $8,401 or 32% of total capital compared to $12,583 or 54% at year-end 2001, reflecting a decrease of $4,182 or 33%.

         At December 31, 2002, there were $5,027 of loans not reflected in the table above, where known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrower to comply with present loan repayment terms and that may result in disclosure of such loans in the future. Included in the total are fifteen loans, totaling $4,333, fully collateralized by real estate, three of which represent $2,831 of the total. The remaining $694 consists of six commercial loans, secured primarily by accounts receivable and various business equipment.

LIQUIDITY RISK MANAGEMENT

         The objective of liquidity management is to ensure the cash flow requirements of depositors and borrowers, as well as the operating cash needs of the Company, are met, taking into account all on- and off-balance sheet funding demands. Liquidity management also includes ensuring cash flow needs are met at a reasonable cost. Liquidity risk arises from the possibility the Company may not be able to satisfy current or future financial commitments, or the Company may become unduly reliant on alternative funding sources. The Company maintains a liquidity risk management policy to address and manage this risk. The policy identifies the primary sources of liquidity, establishes procedures for monitoring and measuring liquidity, and establishes minimum liquidity requirements which comply with regulatory guidance. The liquidity position is continually monitored and reported on quarterly to the Asset/Liability Management Committee, and the Board of Directors.

         Deposits, Other Sources of Funds and Liquidity- Deposits are generally the most important source of the Company's funds for lending, investing, and other business purposes. Deposit inflows and outflows are significantly influenced by general interest rates, market conditions, and competitive factors. Total deposits increased by $20,196 or 9%, from December 31, 2001 to December 31, 2002.

         The Company also raises funds by selling securities under agreements to repurchase. These fixed coupon overnight agreements are accounted for as financing transactions, and the obligations to repurchase the securities are reflected as a liability in the consolidated balance sheet. At December 31, 2002, $25,084 of repurchase agreements with an average rate of 1.17% were outstanding. As noted above, the decline in repurchase agreements and the increase in deposits relate largely to the decision of one depositor to shift $13 million of funds from repurchase agreements to a deposit account. See Note 7 to the consolidated financial statements for additional information regarding the Company's short-term borrowings. During 2002, the Company had borrowings of $4,000 of long term funds under advances from the Federal Home Loan Bank. These borrowings were reduced from $10,000 at year-end 2001. See Note 8 to the consolidated financial statements.

         The Company's principal sources of funds are deposits, repayments and maturities of loans and securities, proceeds from the sale of securities and funds provided by operations. The Company's sources and uses of cash for the years ended December 31, 2002 and 2001 are presented in the consolidated statement of cash flows. The Company anticipates that it will have sufficient funds available to meet current and future commitments.

         Legislation has been introduced in each of the last three Congresses which would permit banks to pay interest on checking and demand deposit accounts established by businesses, a practice which is currently prohibited by regulation. If the legislation effectively permitting the payment of interest on business demand deposits is enacted, of which there can be no assurance, it is likely that we may be required to pay interest on some portion of our noninterest bearing deposits in order to compete with other banks. As a significant portion of the Company's deposits are non-interest bearing demand deposits established by businesses, payment of interest on these deposits could have a significant negative impact on our net income, net interest income, interest margin, return on assets and equity, and other indices of financial performance.

TABLE 12. TIME DEPOSIT MATURITY SCHEDULE

         Table 12 presents certain information related to the Company's time deposits.


                                                                     At December 31, 2002
                                                    ------------------------------------------------------
                                                                    (dollars in thousands)
                                                    3 Months or   4 to 6    7 to 12    Over 12
                                                        Less      Months     Months    Months      Total
Time certificates of deposit of $100M or more         $10,567    $ 8,854    $ 8,851    $ 4,264    $32,536
Time certificates of deposit less than $100M            3,949      9,210      6,350      4,790     24,299
                                                      -------    -------    -------    -------    -------
Total                                                 $14,516    $18,064    $15,201    $ 9,054    $56,835
                                                      =======    =======    =======    =======    =======



         Shareholder's Equity and Other Matters - The payment of dividends by the Company depends largely upon the ability of the Bank to declare and pay dividends to the Company, as the principal source of the Company's revenue is dividends paid by the Bank. Future dividends will depend primarily upon the Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to the Company and the Bank. Refer to Note 9 to the consolidated financial statements for additional information related to the Company's dividend paying authority.

         The Company and the Bank are subject to certain regulatory capital requirements. Management believes, as of December 31, 2002, that the Company and the Bank met all the capital adequacy requirements to which they are subject. As of December 31, 2002, the most recent notification from the Office of the Comptroller of Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. Refer to Note 10 to the consolidated financial statements for additional disclosures related to regulatory capital requirements.

         Effect of Inflation - The consolidated financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and results of operations in terms of historical dollars (except investment securities) without considering the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. In the current interest rate environment, liquidity, maturity structure, and quality of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

         Formal Agreement with the OCC. On August 25, 1998, the Bank entered into a Formal Agreement (the "Agreement") with the Office of the Comptroller of the Currency (the "OCC"). The Agreement requires the Bank to undertake certain actions within designated timeframes from the date the agreement was entered into, and to operate in compliance with the provisions thereof during its term. See Item 1 for additional information regarding the Formal Agreement.

ITEM 7. FINANCIAL STATEMENTS.


                          INDEPENDENT AUDITORS' REPORT


The Audit Committee of the Board of Directors and Shareholders of IBW Financial Corporation and Subsidiary

         We have audited the accompanying consolidated balance sheets of IBW Financial Corporation and Subsidiary (the "Company") as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As discussed in Note 2 to the financial statements, at December 31, 2002, IBW Financial Corporation's subsidiary, Industrial Bank, National Association, is operating under a formal agreement with the Office of the Comptroller of the Currency (the "OCC") dated August 25,1998, that requires it to meet certain prescribed actions in accordance with OCC specified deadlines.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IBW Financial Corporation and subsidiary at December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principals generally accepted in the United States of America.

/s/ Stegman & Company

Baltimore, Maryland
February 6, 2003

IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001
(DOLLARS IN THOUSANDS)
-------------------------------------------------------------------------------

ASSETS
                                                                                2002        2001
    Cash and cash equivalents:
    Cash and due from banks                                                   $  8,890    $ 11,059
    Federal funds sold                                                           5,900      14,100
                                                                              --------    --------
                      Total cash and cash equivalents                           14,790      25,159
                                                                              --------    --------
   Interest-bearing deposits in other banks                                        887         882

   Securities available-for-sale, at fair value                                137,235     127,365

   Loans receivable - net of allowance for loan losses
     of $3,059 and $3,283                                                      134,859     135,514
   Bank premises and equipment - net                                             3,455       2,374
   Accrued interest receivable                                                   1,909       1,928
   Other assets                                                                  2,201       2,200
                                                                              --------    --------
 TOTAL ASSETS                                                                 $295,336    $295,422
                                                                              ========    ========
 LIABILITIES AND SHAREHOLDERS' EQUITY

 LIABILITIES:
    Noninterest bearing deposits                                              $ 68,432    $ 63,869
    Interest bearing deposits                                                  168,754     153,121
                                                                              --------    --------
                      Total deposits                                           237,186     216,990

    Short-term borrowings                                                       25,084      43,483
    Long-term borrowings                                                         4,000      10,000
    Accrued expenses and other liabilities                                       2,825       1,798
                                                                              --------    --------
Total liabilities                                                              269,095     272,271

Shareholders' Equity:
     Preferred stock - $1 par value; 1,000,000 (500,000 voting and 500,000 nonvoting) authorized; 20,000 Series A nonvoting
        issued and outstanding, stated at liquidation value                        500         500
    Common stock - $1 par value; 1,000,000 shares authorized;
       668,360 issued and outstanding                                              668         668
    Additional paid in capital                                                   5,051       5,051
    Retained earnings                                                           16,310      14,756
    Accumulated other comprehensive income                                       3,712       2,176
                                                                              --------    --------
                      Total shareholders' equity                                26,241      23,151
                                                                              --------    --------
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $295,336    $295,422
                                                                              ========    ========


See notes to consolidated financial statements.

IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2002 AND 2001
(Dollars in Thousands, Except  per Share Data)


-------------------------------------------------------------------------------------------------------
                                                                         2002                   2001
INTEREST INCOME:
    Interest and fees on loans                                         $10,976                $11,474
    U.S. Treasury securities                                                19                     45
    Obligations of U.S. Government
        agencies and corporations                                        2,422                  2,342
    Collateralized mortgage obligations                                  3,200                  4,085
    Obligations of states and political subdivisions                     1,490                  1,157
    Bank balances and other securities                                     106                    151
    Federal funds sold                                                     235                    352
                                                                       -------                -------

                      Total interest income                             18,448                 19,606
                                                                       -------                -------
INTEREST EXPENSE:
    Interest-bearing deposits                                            2,507                  3,231
    Time certificates over $100,000                                        699                    752
    Short term borrowings                                                  462                  1,474
    Long term borrowings                                                   453                     84
                                                                       -------                -------

                      Total interest expense                             4,121                  5,541
                                                                       -------                -------

NET INTEREST INCOME                                                     14,327                 14,065
                                                                       -------                -------

PROVISION FOR LOAN LOSSES                                                   --                     --
                                                                       -------                -------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                                          14,327                 14,065
                                                                       -------                -------
NONINTEREST INCOME:
    Service charges on deposit and checking accounts                     2,922                  3,038
    Other fee income                                                     1,001                    906
    Gain on sale of securities                                             512                    438
    Gain on sale of loans                                                    6                    287
    Other operating income                                                 106                    201
                                                                       -------                -------

                      Total noninterest income                           4,547                  4,870
                                                                       -------                -------

NONINTEREST EXPENSE:
    Salaries and employee benefits                                       9,175                  8,420
    Occupancy                                                              916                    835
    Furniture and equipment                                              1,224                  1,193
    Data processing                                                        854                    830
    Advertising                                                            195                    327
    Other                                                                4,138                  3,435
                                                                       -------                -------

                      Total noninterest expense                         16,502                 15,040
                                                                       -------                -------


IBW FINANCIAL CORPORATION AND SUBSIDIARY

YEARS ENDED DECEMBER 31, 2002 AND 2001
(Dollars in Thousands, Except  per Share Data)
--------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                               $  2,372       $  3,895

INCOME TAX PROVISION                                          325          1,073
                                                         --------       --------

NET INCOME                                               $  2,047       $  2,822
                                                         ========       ========

BASIC AND DILUTED NET INCOME PER COMMON SHARE            $   3.03       $   4.18
                                                         ========       ========

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING             668,360        668,360
                                                         ========       ========

See notes to consolidated financial statements.

IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2002 AND 2001
(Dollars in Thousands, Except  per Share Data)



-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        ACCUMULATED
                                               PREFERRED     COMMON      CAPITAL      RETAINED      OTHER COMPREHENSIVE
                                                 STOCK       STOCK       SURPLUS      EARNINGS          INCOME (LOSS)      TOTAL


BALANCE, JANUARY 1, 2001                        $   500     $    668     $  5,051     $ 12,427           $  1,147         $ 19,793
                                                                                                                          --------

   Net income                                                                            2,822                 --            2,822
   Other comprehensive income, net of tax
     (unrealized gains on securities
     available-for-sale)                                                                                    1,029            1,029
                                                                                                                          --------

          Total comprehensive income                 --           --           --           --                 --            3,851

Cash dividends paid:
    Preferred stock $1.25 per share                  --           --           --          (25)                                (25)
    Common stock $0.70 per share                     --           --           --         (468)                --             (468)
                                                -------     --------     --------     --------           --------         --------

BALANCE, DECEMBER 31, 2001                          500          668        5,051       14,756              2,176           23,151


   Net income                                                                            2,047                 --            2,047
   Other comprehensive income, net of tax
     (unrealized gains on securities
     available-for-sale)                                                                                    1,536            1,536
                                                                                                                          --------

          Total comprehensive income                 --           --           --           --                 --            3,583

Cash dividends paid:
    Preferred stock $1.25 per share                  --           --           --          (25)                                (25)
    Common stock $0.70 per share                     --           --           --         (468)                --             (468)
                                                -------     --------     --------     --------           --------         --------

BALANCE, DECEMBER 31, 2002                      $   500     $    668     $  5,051     $ 16,310           $  3,712         $ 26,241
                                                =======     ========     ========     ========           ========         ========



See notes to consolidated financial statements.

IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(Dollars in Thousands)


-------------------------------------------------------------------------------------------------------------

                                                                                 2002                2001

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                 $  2,047            $  2,822
    Adjustments to reconcile net income
        to net cash provided by operating activities:
        Depreciation                                                                507                 448
        Amortization of goodwill and intangibles                                    103                 163
        Deferred income taxes                                                       131                  34
        Amortization of investment premiums                                         393                 233
        Gain on sale of investment securities                                      (512)               (438)
        Gain on sale of loans                                                        --                (287)
        Decrease in accrued interest receivable                                      19                  82
        Increase in other assets                                                   (367)               (524)
        Increase in accrued expenses and other liabilities                        1,027                 868
                                                                               --------            --------

                      Net cash provided by operating activities                   3,348               3,401
                                                                               --------            --------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from principal payments on securities available-for-sale            19,751              21,778
    Proceeds from maturities of investment securities available-for-sale         18,234              14,372
    Proceeds from sale of investment securities available-for-sale               20,775              23,430
    Purchase of investment securities available-for-sale                        (66,843)            (63,869)
    Net  increase in interest-bearing deposits in banks                              (5)                423
    Net decrease (increase) in loans                                                655             (20,667)
    Proceeds from sale of loans                                                      --              13,487
    Additions to bank premises and equipment, net                                (1,588)               (749)
                                                                               --------            --------
                      Net cash used in investing activities                      (9,021)            (11,795)
                                                                               --------            --------


IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(Dollars in Thousands)


---------------------------------------------------------------------------------------------------------
                                                                             2002                  2001
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in deposits                                               $ 20,196              $ 14,043
    Net (decrease) increase in short term borrowings                        (18,399)                1,450
    (Decrease) increase in long term borrowings                              (6,000)               10,000
    Dividends paid                                                             (493)                 (493)
                                                                           --------              --------

                Net cash (used) provided in financing activities             (4,696)               25,000
                                                                           --------              --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (10,369)               16,606

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                               25,159                 8,553
                                                                           --------              --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                   $ 14,790              $ 25,159
                                                                           ========              ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

    Income tax payments                                                    $    365              $    710
                                                                           --------              --------

    Interest payments                                                      $  4,513              $  5,779
                                                                           --------              --------



See notes to consolidated financial statements.

IBW FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

IBW Financial Corporation (the "Corporation") is a one bank holding company for its wholly owned subsidiary, Industrial Bank, National Association (the "Bank"). The accounting and reporting policies of IBW Financial Corporation and subsidiary (the "Company") conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. The following summarizes the significant accounting policies.

Consolidation - The consolidated financial statements include the accounts of the Corporation and the Bank. All significant inter-company transactions and balances have been eliminated.

Use of Estimates - The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In addition, there are inherent risks and uncertainties related to the operation of a financial institution, such as credit and interest rate risk. The possibility exists that because of changing economic conditions, unforeseen changes could occur and have an adverse effect on the Company's financial position.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is sufficient to address the risks in the current loan portfolio. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.

Investment Securities - The Company may segregate its investment securities into the following three categories: trading, held-to-maturity, and available-for-sale. Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings. Securities classified as held-to-maturity are accounted for at amortized cost, and require the Company to have both the positive intent and ability to hold these securities to maturity. Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported, net of deferred taxes, as accumulated other comprehensive income, a separate component of shareholders' equity. Realized gains or losses on the sale of investment securities are reported in earnings and determined using the adjusted cost of the specific security sold. Investment in Federal Reserve Bank and Federal Home Loan Bank stock are considered restricted as to marketability.

Loans - Loans are reported at the principal amount outstanding net of deferred fees and costs and the allowance for possible loan losses. Interest on loans is accrued at the contractual rate based upon the principal amount outstanding. Loan fees and related direct loan origination costs are deferred and recognized over the life of the loan as an adjustment to the yield of the loan as part of interest income. Loans are placed on non-accrual status when management deems the collectibility of interest is doubtful. Interest ultimately collected is recorded in the period received. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest.

Allowance for Loan Losses - The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio and is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans and actual loss experience, current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogenous loans based on historical loss experience, and consideration of current economic trends, all of which may be susceptible to significant change. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management's periodic evaluation of the factors previously mentioned, as well as other pertinent factors. Evaluations are conducted at least quarterly and more often if deemed necessary.

The allowance for loan losses consists of a specific component and a nonspecific component. The components of allowance for loan losses represent an estimation done pursuant to either Statement of Financial Accounting Standards ("SFAS") No. 5 "Accounting for Contingencies", or SFAS No. 114 "Accounting by Creditors for Impairment of a Loan". The specific component of the allowance for loan losses reflects expected losses resulting from analysis developed through credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on a regular analysis of all loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification. The historical loan loss element is determined statistically using a loss migration analysis that examines loss experience and the related internal gradings of loans charged-off. The loss migration analysis is performed quarterly and loss factors are updated regularly based on actual experience. The specific component of the allowance for loan losses also includes management's determination of the amounts necessary for concentrations and changes in portfolio mix and volume.

The nonspecific portion of the allowance reflects management's estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower's financial condition, the difficulty in identifying triggering events that correlate perfectly to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. In addition, the nonspecific allowance includes a component that explicitly accounts for the inherent imprecision in loan loss migration models. Historical loss experience data used to establish estimates may not precisely correspond to the current portfolio. The uncertainty surrounding the strength and timing of economic cycles, including management's concerns over the effects of the prolonged economic downturn in the current cycle, also affects the model's estimates of loss. The historical losses used in the migration analysis may not be representative of actual losses inherent in the portfolio that have not yet been realized.

Depreciable Assets - Properties and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. Useful lives range from three to 10 years for furniture, fixtures, and equipment; three to five years for software, hardware, and data handling equipment; and 10 to 40 years for buildings and building improvements. Land improvements are amortized over a period of 15 years; and leasehold improvements are amortized over the term of the respective lease plus the optional renewal period, if applicable. Maintenance and repairs are charged to expense as incurred, while improvements which extend the useful life are capitalized and depreciated over the estimated remaining life of the asset.

Long-lived depreciable assets are evaluated periodically for impairment when events or changes in circumstances indicate the carrying amount may not be recoverable. Impairment exists when the expected undiscounted future cash flows of a long-lived asset are less than its carrying value. In that event, the Corporation recognizes a loss for the difference between the carrying amount and the estimated fair value of the asset based on a quoted market price, if applicable, or a discounted cash flow analysis.

Advertising Costs - Advertising costs are generally expensed as incurred.

Other Real Estate Owned - Other real estate owned represents properties acquired through foreclosures or other proceedings in satisfaction of indebtedness. At the date of acquisition such property is recorded at the lower of cost or fair value. Subsequent to acquisition, the property is carried at the lower of the fair value, less estimated costs to sell, or its new cost basis. Write-downs to fair value, less estimated costs to sell, at the date of acquisition are charged to the allowance for losses. Declines in fair value, operating expenses, and gains or losses on the disposition of other real estate are reported in noninterest expense. The amounts the Company will ultimately realize on disposition of these properties could differ from management's current estimates.

Earnings Per Share ("EPS") - Net income available to common shareholders is adjusted to give effect to dividends on preferred stock. Net income available to common shareholders for basic and diluted EPS purposes is $2,022 and $2,797 for the years ended December 31, 2002 and 2001, respectively. EPS is computed based on the weighted average number of common shares outstanding during the year (668,360 for both 2002 and 2001). Basic and diluted EPS are the same, as the Corporation had no dilutive common stock equivalents outstanding as of December 31, 2002 or 2001 and for the years then ended.

Income Taxes - The Corporation and its wholly owned subsidiary file a consolidated federal income tax return. Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

Intangible Assets - Intangible assets represent the excess cost over the fair value of net assets acquired. The Company's intangible assets are core deposit intangibles and unidentifiable intangible assets resulting from branch acquisitions. All intangible assets are tested annually for impairment and are being amortized on a straight-line basis over varying periods not exceeding 15 years. See New Accounting Pronouncements and Note 6 for additional information regarding intangible assets.

Statement of Cash Flows - For purposes of the consolidated statement of cash flows, cash equivalents are highly liquid investments with original maturities of three months or less. Included in cash and due from banks were required deposits at the Federal Reserve Bank of $2,240 and $3,141, at December 31, 2002 and 2001, respectively.

New Accounting Pronouncements - In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supersedes both SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations
- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 retains the fundamental provisions in SFAS No. 121 for recognizing and measuring impairment losses in long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS No. 121. The provisions of SFAS No. 144 were effective for years beginning after December 15, 2001, and its adoption did not affect the financial position or results of operations of the Company.

In October 2002, the Financial Accounting Standards Board issued SFAS No. 147, "Acquisitions of Certain Financial Institutions" SFAS No. 147 amends SFAS No. 72 "Accounting for Certain Acquisitions of Banking and Thrift Institutions". SFAS No. 147 addresses unidentifiable intangible assets resulting from acquisitions of entire or less-than-whole financial institutions where the fair value of liabilities assumed exceeds the fair value of tangible and identifiable intangible assets acquired. The Statement allows for the recognition of goodwill where the transaction in which an unidentifiable intangible asset arose was a business combination. The transitional provisions of SFAS No. 147 allow for the reclassification of unidentifiable intangible assets that meet certain criteria to goodwill and the restatement of earnings for any amortization of the reclassified goodwill that occurred since SFAS No. 142 was adopted. Transitional provisions were effective on October 1, 2002, with earlier application permitted. Acquisitions of bank branches by the Company did not meet the criteria of a business combination and therefore the adoption of SFAS No. 147 had no effect on the financial position or results of operations of the Company.

Reclassifications - Certain reclassifications have been made to the prior year's consolidated financial statements to conform to the 2002 presentation.

2. FORMAL AGREEMENT

On August 25, 1998, the Bank entered into a Formal Agreement (the "Agreement") with the Office of the Comptroller of the Currency (the OCC). The Agreement requires the Bank to undertake certain actions within designated timeframes from the date the Agreement was entered into, and to operate in compliance with the provisions thereof during its term.

Among the actions required by the Agreement are the following: (i) Within thirty days, the Bank shall employ an independent management consultant to perform a study of the Bank's management structure and staffing requirements, including a report identifying staffing requirements, job descriptions and evaluations for senior officers, and evaluating organizational structure. The Board of Directors (the Board) is required to adopt within thirty days of the receipt of the report, a plan to eliminate any deficiencies in management, staffing, or supervision of management; (ii) The Board is required to take steps to obtain current and satisfactory credit information on loans without such information, and to insure that proper collateral documentation is maintained. Management may not grant, renew, alter, restructure or extend a loan without proper documentation and analysis of credit, purpose and anticipated source of repayment. In absence of such information, such loans may be made only upon certification of a majority of the Board why obtaining such information would be detrimental to the best interest of the Bank; (iii) Within thirty days the Board shall adopt a written program to eliminate the basis of criticism for assets rated "doubtful", "substandard" or "other assets especially mentioned;" (iv) Within thirty days the Board shall establish a loan review system to assure timely identification and categorization of problem credits and implement a process to insure the loan review function is independent; (v) Within sixty days the Board shall review and revise the Bank's loan policy based upon the guidance on Loan Portfolio Management in the Comptroller's Manual for National Bank Examiners. Within thirty days thereafter, the Board shall develop a process to ensure accountability for lending personnel; (vi) The Board shall notify the Assistant Deputy Comptroller before all loan sales; (vii) Within sixty days, the Board shall develop a written program to improve and strengthen collection efforts; (viii) Within ninety days the Board shall develop a profit plan to improve and sustain the Bank's earnings; (ix) Within 120 days, the Board shall adopt and implement a strategic plan for the Bank covering at least three years, including objectives for earnings performance, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of non-performing assets, product line development and market segments intended to be developed, together with strategies to achieve those objectives; (x) The Board shall take all steps necessary to correct any violation of law, rule or regulation cited in any report of examination; (xi) Within thirty days the Bank shall submit a revised written project plan with respect to Year 2001 compliance of the Bank's information and environmental systems, including a testing plan and, within sixty days, a remediation contingency plan in the event any systems are not compliant by the date set forth in the plan.

Compliance with the Agreement is to be monitored by a committee (the "Committee") of at least three directors, none of whom is an employee of the Bank or a family member of an employee. The Committee, presently composed of four directors, is required to submit written progress reports on a monthly basis. The Agreement requires the Bank to make periodic reports and filings with the OCC.

The Agreement does not contain any capital directive or other requirement that the Bank increase its capital, or maintain a minimum level of capital in excess of generally applicable regulatory capital requirements.

As of January 22, 2003, the Bank had submitted to the OCC all of the written plans, policies and other information required by the Agreement, and all revisions requested by the OCC, although certain submissions were made outside of the time limits required by the Agreement.

There can be no assurance that the Bank's regulators will deem the Bank to be compliant under the Agreement, or that they will not require additional compliance efforts. Failure to comply with the provisions of the Agreement could subject the Bank and its directors to additional enforcement actions, including but not limited to a cease and desist order, a safety and soundness order or civil money penalties. If the directors of the Bank become subject to civil money penalties or other actions, the Company or the Bank may be obligated to indemnify such directors.

3. INVESTMENT SECURITIES

At December 31, 2002 and 2001, the amortized cost and approximate fair value of securities available-for-sale were as follows (in thousands):



                                                                         DECEMBER 31, 2002
                                                  -----------------------------------------------------------------
                                                                     GROSS             GROSS
                                                  AMORTIZED        UNREALIZED        UNREALIZED         ESTIMATED
                                                     COST            GAINS             LOSSES           FAIR VALUE

U.S. Treasury Notes                               $    999          $     --          $     --           $    999
U.S. Government Agencies                            46,868             2,355                (1)            49,222

Mortgage-Backed Securities:
    Pass-through securities:
        Guaranteed by GNMA                               5                --                --                  5
        Issued by FNMA and FHLMC                     6,903               150                --              7,053

Collateralized Mortgage Obligations:
        Collateralized by FNMA, FHLMC and
            GNMA mortgage-backed securities         44,871             1,492               (13)            46,350

Securities issued by states and
    political subdivisions:
        General obligations                         17,655               943                --             18,598
        Revenue obligations                         13,088               674                --             13,762
                                                  --------          --------          --------           --------
Total debt securities                              130,389             5,614               (14)           135,989

Federal Reserve Bank stock                             208                --                --                208
Federal Home Loan Bank stock                           884                --                --                884
Marketable equity securities                           129                25                --                154
                                                  --------          --------          --------           --------

Total equity securities                              1,221                25                --              1,246
                                                  --------          --------          --------           --------

TOTAL                                             $131,610          $  5,639          $    (14)          $137,235
                                                  ========          ========          ========           ========




                                                                             DECEMBER 31, 2001
                                                    -----------------------------------------------------------------
                                                                         GROSS             GROSS
                                                     AMORTIZED        UNREALIZED         UNREALIZED        ESTIMATED
                                                       COST              GAINS             LOSSES          FAIR VALUE

U.S. Treasury Notes                                  $    498          $     --          $     --           $    498
U.S. Government Agencies                               37,858             1,699               (28)            39,529

Mortgage-Backed Securities:
    Pass-through securities:
        Guaranteed by GNMA                                 11                 1                --                 12
        Issued by FNMA and FHLMC                        4,645                17                --              4,662

Collateralized Mortgage Obligations:
        Collateralized by FNMA, FHLMC and
            GNMA mortgage-backed securities            55,845             1,157              (180)            56,822

Securities issued by states and
    political subdivisions:
        General obligations                            15,451               305              (100)            15,656
        Revenue obligations                             7,578               249               (51)             7,776
        Taxable obligations                               915                90                --              1,005
                                                     --------          --------          --------           --------
Total debt securities                                 122,801             3,518              (359)           125,960

Federal Reserve Bank Stock                                208                --                --                208
Federal Home Loan Bank Stock                            1,045                --                --              1,045
Marketable equity securities                              126                26                --                152
                                                     --------          --------          --------           --------

Total equity securities                                 1,379                26                --              1,405
                                                     --------          --------          --------           --------

TOTAL                                                $124,180          $  3,544          $   (359)          $127,365
                                                     ========          ========          ========           ========



The following is a summary of the amortized cost and estimated fair value of debt securities available-for-sale by contractual maturity as of December 31, 2002. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

                                                  DECEMBER 31, 2002
                                              -------------------------
                                                              ESTIMATED
                                              AMORTIZED         FAIR
                                                 COST           VALUE

Due in one year or less                       $ 21,684        $ 22,109
Due after one year through five years           21,945          23,333
Due five through ten years                      32,438          34,413
Due after ten years                              2,543           2,726
Mortgage-backed securities                      51,779          53,408
                                              --------        --------
Total debt securities                          130,389         135,989

Federal Reserve Bank Stock                         208             208
Federal Home Loan Bank Stock                       884             884
Marketable securities                              129             154
                                              --------        --------
Total equity securities                          1,221           1,246

TOTAL                                         $131,610        $138,481
                                              ========        ========

Proceeds from the sale of securities available-for-sale were $20,657 and $23,430 for the year ended December 31, 2002 and 2001, respectively, and resulted in realized gains of $512 for 2002 and $438 for 2001.

Securities of $30,395 and $7,719 at December 31, 2002 and 2001 were pledged as collateral for public deposits and for other purposes required by law. At December 31, 2002 and 2001, the carrying value of securities underlying repurchase agreements was $39,431 and $50,528, respectively.

4. LOANS RECEIVABLE

Loans receivable consist of the following (in thousands) at December 31:

                                                            2002          2001

Real estate loans:
    Collateralized by residential property:
        First mortgages                                   $ 60,678      $ 57,454
        Second mortgages                                     2,229         1,285
    Collateralized by non-residential properties            60,333        59,905
Commercial                                                   8,686        13,235
Installment                                                  6,650         7,545
                                                          --------      --------

     Total                                                 138,576       139,424

Less:
    Deferred fees and costs, net                               658           627
    Allowance for loan losses                                3,059         3,283
                                                          --------      --------
Net loans                                                 $134,859      $135,514
                                                          ========      ========

Major loan concentrations are as follows (in thousands):

                                                             2002          2001

Church loans collateralized by real estate                 $21,423       $20,250
Installment loans to churches                                   34            59
Commercial loans to churches                                   285           948
                                                           -------       -------
Total loans to churches                                    $21,742       $21,257
                                                           =======       =======

Substantially all of the Bank's loans have been made to borrowers within the Washington, DC metropolitan area. Accordingly, the ability of the Bank's borrowers to repay their loans is dependent upon the economy in the Washington, DC metropolitan area.

A summary of transactions in the allowance for loan losses is as follows (in thousands) at December 31:

                                                        2002              2001

Balance, beginning of year                            $ 3,283           $ 3,580
    Provision for loan losses
    Recoveries
                                                          497               560
    Charge-offs
                                                         (721)             (857)
                                                      -------           -------
Balance, end of year                                  $ 3,059           $ 3,283
                                                      =======           =======

At December 31, 2002 and 2001, loans that were considered to be impaired totaled $1,712 and $2,462, respectively. The related allowance allocated to impaired loans was $251 and $239 at December 31, 2002 and 2001, respectively. The average balance of impaired loans for the years ended December 31, 2002 and 2001 was $1,756 and $1,613, respectively. Interest income that was not recorded on impaired loans for the years ended December 31, 2002 and 2001 was $142 and $103, respectively.

Loans serviced for others and not reflected in the balance sheets are $16,099 and $19,441 at December 31, 2002 and 2001, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. Mortgage servicing rights capitalized during 2002, 2001, and 2000 totaled $0, $199, and $0, respectively.

Amortization of mortgage servicing rights totaled $34, $34 and $5, respectively. Net servicing rights assets totaled $166, $200, and $33 at December 31, 2002, 2001, and 2000 respectively.

5. BANK PREMISES AND EQUIPMENT

The major categories of bank premises and equipment are as follows (in thousands):

                                                         2002             2001

Bank premises                                          $ 2,665          $ 2,389
Furniture, fixtures, and equipment                       5,496            4,388
                                                       -------          -------

Total                                                  $ 8,161          $ 6,777

Less accumulated depreciation                           (4,706)          (4,403)
                                                       -------          -------

Bank premises and equipment, net                       $ 3,455          $ 2,374
                                                       =======          =======

Depreciation expense for the years ended December 31, 2002 and 2001 is $507 and $448, respectively.

6. INTANGIBLE ASSETS

The significant components of acquired intangible assets are as follows: as of December 31:

                                               2002                                            2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         WEIGHT                                         WEIGHTED
                                    GROSS                      NET       AVERAGE     GROSS                     NET       AVERAGE
                                   CARRYING  ACCUMULATED     CARRYING   REMAINING   CARRYING  ACCUMULATED    CARRYING   REMAINING
(In thousands)                      AMOUNT   AMORTIZATION     AMOUNT       LIFE      AMOUNT   AMORTIZATION    AMOUNT      LIFE
-----------------------------------------------------------------------------------------------------------------------------------

Unidentifiable intangible              821        468           353        6.5         821          413          408      7.5
  assets resulting
  from branch acquisitions
Core deposit intangible assets         905        905            --         --         905          857           48      0.5
                                   -------    -------        ------       ----     -------      -------        -----     ----

Total                              $ 1,726    $ 1,373        $  353                $ 1,726      $ 1,270        $ 456
                                   =======    =======        ======                =======      =======        =====

Future annual estimated annual amortization expense: (In thousands)

                   2003       $55
                   2004        55
                   2005        55
                   2006        55
                   2007        55

7. DEPOSITS

Deposits consist of the following (in thousands) at December 31, 2002:

                                       DEMAND       SAVINGS       TIME         TOTAL

Individuals, partnerships, and
    corporations                      $ 65,411     $ 89,859     $ 52,635     $207,905
U.S. government                            967           --          200        1,167
States and political subdivisions           --       22,060        4,000       26,060
Certified and official checks            2,054           --           --        2,054
                                      --------     --------     --------     --------

Total                                 $ 68,432     $111,919     $ 56,835     $237,186
                                      ========     ========     ========     ========
Weighted average interest rate                         1.29%        2.53%
                                                   ========     ========


Deposits consist of the following (in thousands) at December 31, 2001:


                                       DEMAND       SAVINGS       TIME         TOTAL


Individuals, partnerships, and
    corporations                      $ 61,339     $ 95,096     $ 50,740     $207,175
U.S. Government                             85           --        2,285        2,370
States and political subdivisions            4           --        5,000        5,004
Certified and official checks            2,441           --           --        2,441
                                      --------     --------     --------     --------

Total                                 $ 63,869     $ 95,096     $ 58,025     $216,990
                                      ========     ========     ========     ========
Weighted average interest rate                         1.74%        3.66%
                                                   ========     ========

Demand deposits represent non-interest-bearing deposit accounts. Individual certificates of deposit of $100 or more at December 31, 2002 and 2001, totaling $32,536 and $25,109, respectively, are included in time deposits. The Bank has no brokered deposits.

At December 31, 2002, the scheduled maturities of Time Deposits are as follows (in thousands):

                                                       AVERAGE RATE
2003                                 $ 47,779             2.57%
2004 and 2005                                             2.26%
                                        8,942
After 2005                                114             5.50%
                                     --------
                                     $ 56,835
                                     ========

8. SHORT-TERM BORROWINGS

At December 31, 2002 and 2001, securities sold under agreements to repurchase were $25,084 and $43,483 respectively. The outstanding repurchase agreements had an average interest rate of 1.17% and 1.43% at December 31, 2002 and 2001, respectively. These are fixed coupon agreements that are treated as financing transactions, and the obligations to repurchase are reflected as a liability in the consolidated balance sheets. The amount of the securities underlying the agreements remains in the asset account. The securities are held in a segregated account by the Company's custodian. The securities underlying the repurchase agreements at December 31, 2002 and 2001 had a fair value of $39,431 and $54,198, respectively. All outstanding repurchase agreements at December 31, 2002 and 2001 matured on January 1, 2003 and 2002, respectively. The average balance and the average interest rate for the year ended December 31, 2002 and 2001 were $36,147 and 1.28% and $48,155 and 3.24%, respectively. The maximum amounts outstanding during the years ended 2002 and 2001 were $44,982 and $29,885, respectively.

9. LONG-TERM DEBT

The Company has a line of credit arrangement with the Federal Home Loan Bank of Atlanta (the "FHLB") under which it may borrow up to $25,000 at interest rates based upon current market conditions, of which $4,000 was outstanding at December 31, 2002. The Company has pledged, under a blanket lien, all qualifying residential mortgage loans as collateral under the borrowing agreement with the FHLB. At December 31, 2002, the Company has a long-term advance from the FHLB, with a fixed rate of interest of 4.53%. This advance is scheduled to mature in 2006. There are no call provisions associated with these borrowings, however prepayment penalties may apply. The Company paid off a $6,000 borrowing during 2002.

10. SHAREHOLDERS' EQUITY

Regulations of the OCC place a limit on the amount of dividends the Bank may pay to the Corporation without prior approval. Prior approval of the OCC is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. As of December 31, 2002 the Bank would not need prior approval from OCC unless a declaration of dividends exceeded $6,676.

11. REGULATORY MATTERS

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheets items as calculated under regulatory accounting practices. The Bank's capital amounts and its classification under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital, as defined in the regulations, to risk-weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2002, that the Corporation and Bank meet all the capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk- based, and Tier 1 leverage ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Corporation's and the Bank's required and actual capital amounts and ratios at December 31, 2002 and 2001, are set forth in the following table (in thousands):



12. INCOME TAXES

The provision for income taxes consists of the following (in thousands) for the years ended December 31:


                                                                                                           TO BE CATEGORIZED AS
                                                                                                          WELL CAPITALIZED UNDER
                                                                              FOR CAPITAL ADEQUACY      PROMPT CORRECTIVE ACTION
                                                           ACTUAL                   PURPOSES                    PROVISIONS
                                                  --------------------------------------------------     -------------------------
                                                  AMOUNT           RATIO      AMOUNT         RATIO           AMOUNT     RATIO

As of December 31, 2002
    Total capital (to risk-weighted assets)
            Corporation                           $24,084          15.88%     12,133          8.00%            $N/A       N/A%
            Bank                                   23,892          15.77      12,120          8.00           15,150     10.00
    Tier I capital (to risk-weighted assets)
            Corporation                            22,176          14.63       6,063          4.00              N/A       N/A
            Bank                                   21,984          14.51       6,060          4.00            9,091      6.00
    Tier I capital (to average assets)
            Corporation                            22,176           7.46      11,354          4.00              N/A       N/A
            Bank                                   21,984           7.40      11,883          4.00           14,854      5.00

As of December 31, 2001

    Total capital (to risk-weighted assets)
            Corporation                           $22,429          14.77%     12,152          8.00%            $N/A       N/A%
            Bank                                   22,237          14.65      12,139          8.00           15,174     10.00
    Tier I capital (to risk-weighted assets)
            Corporation                            20,515          13.51       6,076          4.00              N/A       N/A
            Bank                                   20,313          13.39       6,070          4.00            9,105      6.00
    Tier I capital (to average assets)
            Corporation                            20,515           6.94      11,828          4.00              N/A       N/A
            Bank                                   20,313           6.87      11,822          4.00           14,778      5.00


12.  INCOME TAXES

The provision for income taxes consists of the following (in thousands) for the years ended December 31:


                                                   2002          2001

Current:
    Federal income tax                            $  159        $  824
    State and local income tax                        35           215
                                                  ------        ------

                                                     194         1,039

Deferred:
    Federal income tax                               107            27
    State income tax                                  24             7
                                                  ------        ------
                                                     131            34
                                                  ------        ------
Total                                             $  325        $1,073
                                                  ======        ======

The components of the deferred tax expense resulting from net temporary differences are as follows (in thousands) for the years ended December 31:


                                                   2002         2001

Provisions for losses on loans and other
    real estate owned                                65            43
Loss from prior period                               --          (797)
Valuation allowance                                  --           797
Deferred loan fees                                   55            31
Depreciation                                      $   8         $ (23)
Other                                                 3           (17)
                                                  -----         -----

Total                                             $ 131         $  34
                                                  =====         =====

The following reconciles the federal statutory income tax rate of 34% to the effective income tax rate (in thousands) for the years ended December 31:

                                                    2002                   2001
                                            AMOUNT       PERCENT    AMOUNT       PERCENT

Federal tax expense at statutory rate      $   806        34.0%    $ 1,324        34.0%
State tax expense, net  of federal tax
   benefit                                       9         0.4%         91         2.3%
Tax-exempt interest                           (471)      (19.9)%      (323)       (8.3)%
Other                                          (19)       (0.8)%       (19)       (0.5)%
                                           -------       -----     -------       -----

Total                                      $   325        13.7%    $ 1,073        27.5%
                                           =======       =====     =======       =====


The tax effects of items comprising the Company's deferred tax assets (liabilities) at December 31, 2002 and 2001 are as follows (in thousands):

                                                            2002          2001
Deferred tax assets:
Allowance for losses on loans and other real
 estate owned                                              $   804      $   869
Deferred loan fees                                             177          232
Other                                                           98          101
Net operating loss associated with prior period
 restatement                                                   797          797
                                                           -------      -------
        Total deferred tax assets                            1,876        1,999
                                                           -------      -------
Valuation allowance                                           (797)        (797)
                                                           -------      -------
Deferred tax assets - net                                    1,079        1,202
                                                           -------      -------

Deferred tax liabilities:
   Unrealized gain on available-for-sale securities         (1,903)      (1,072)
   Depreciation                                                (89)         (81)
   Other                                                       (17)         (17)
                                                           -------      -------
        Total deferred tax liabilities                      (2,009)      (1,170)
                                                           -------      -------

        Net deferred tax (liabilities) assets              $  (930)     $    32
                                                           =======      =======

A valuation allowance was established for the tax benefit resulting from a loss discovered in 2001 that occurred in a prior period. Because the ultimate recovery of the tax benefit associated with the loss is not considered more likely than not, a valuation reserve was established. If management determines in the future that all or a portion of the valuation allowance is no longer warranted, any adjustment will affect the Company's earnings in the year such determination is made.

13. PROFIT SHARING PLAN

The Company has a profit sharing plan, qualifying under Section 401(k) of the Internal Revenue Code, for those employees who meet the eligibility requirements set for in the plan. The plan does not require the Company to match the participants' contributions. The Company contributions to the plan were $160 for both 2002 and 2001.

14. EMPLOYEE STOCK OWNERSHIP PLAN

In 1986, the Bank implemented an Employee Stock Ownership Plan ("ESOP") that covers substantially all full-time employees. Annual contributions to the plan are determined by the Company's Board of Directors. Contributions of $138 and $169 were made for 2002 and 2001, respectively. At December 31, 2002 and 2001, the ESOP held 54,720, or 8.2% of the outstanding shares of the Company's common stock.

15. COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit, which are not shown in the accompanying consolidated financial statements. The Company does not anticipate any material losses as a result of these transactions. At December 31, 2002 and 2001 the Bank had commitments to fund loans outstanding for approximately $18,094 and $29,000, respectively. The Bank also has standby letters of credit outstanding at December 31, 2002 and 2001 in the amount of $330 and $261, respectively. Such commitments and standby letters of credit are subject to the Bank's normal underwriting standards. Since many of the commitments are expected to expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

At December 31, 2002, the Bank was committed for future minimum annual payments under noncancelable long-term lease agreements for the rental of office space as follows (in thousands):

         2003               $325
         2004                204
         2005                179
         2006                 65
         2007                 48
         After 2007          112
                            ----
         Total              $933
                            ====

Rent expense for the years ended December 31, 2002 and 2001 was $409 and $329, respectively.

16. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has determined the fair value of its financial instruments using the following assumptions:

Cash and Cash Equivalents, Interest-Bearing Deposits, Accrued Interest Receivable and Payable, and Repurchase Agreements - The fair value was estimated to equal the carrying value due to the short-term nature of these financial instruments.

Securities - The fair value was estimated based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

Loans - The fair value was estimated by discounting the estimated future cash flows using current rates on loans with similar credit risks and terms. It was assumed that no prepayments would occur due to the short-term nature of the portfolio (five years or less) and based upon the Company's historical experience.

Deposits - The fair value of demand and savings deposits was estimated to equal the carrying value due to the short-term nature of the financial instruments. The fair value of time deposits was estimated by discounting the estimated future cash flows using current rates on time deposits with similar maturities.

Commitments to Fund Loans and Standby Letters of Credit - The majority of the Bank's commitments to grant loans and standby letters of credit are generally unassignable by either the Bank or the borrower; they only have value to the Bank and the borrower.

The fair value estimates presented are based on pertinent information available as of December 31, 2002 and 2001. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market transaction. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

(IN THOUSANDS)                    DECEMBER 31, 2002          DECEMBER 31, 2001
                                ---------------------      ---------------------
                                 CARRYING      FAIR         CARRYING     FAIR
                                  VALUE        VALUE         VALUE       VALUE

Assets:
  Cash and cash equivalents      $ 14,790   $ 14,790         $ 25,159   $ 25,159
  Interest-bearing deposits           887        887              882        882
  Investment securities           137,235    135,235          127,365    127,365
  Loans, net                      134,859    137,730          135,514    137,619
  Accrued interest receivable       1,909      1,909            1,928      1,928

Liabilities:
  Deposits                       $237,186   $237,581         $216,990   $217,407
  Short term borrowings            25,084     25,084           43,483     43,483
  Long term borrowings              4,000      4,470           10,000      9,796
  Accrued interest payable            293        293              454        454

17. RELATED PARTY TRANSACTIONS

In the normal course of banking business, loans are made to officers and directors. At December 31, 2002 and 2001, these loans totaled $649 and $640, respectively.

                                                  2002       2001
                                                 ------     ------
Related party loans - beginning of year:         $  640     $  449
 New loans granted                               $  288     $  239
 Repayments                                         279         48
Related party loans - end of year:               $  649     $  640

18. OTHER EXPENSES

Other expenses in the Consolidated Statements of Income include the following:

                                            YEARS ENDED DECEMBER 31
                                            -----------------------
(In thousands)                                 2002         2001
                                            ----------   ----------

Director fees                                 $  263       $  214
Professional fees                                675          389
Loan collection and repossession expenses        180          178
Bank security                                    316          248
Other                                          2,704        2,406
                                              ------       ------

Total Other Expenses                          $4,138       $3,435
                                              ------       ------

19. PARENT COMPANY FINANCIAL INFORMATION

The summarized financial statements of IBW Financial Corporation (parent company only) as of December 31, 2002 and 2001, and for the years ended December 31, 2002 and 2001, follow (in thousands):

Balance Sheets                                               2002          2001
--------------
Assets:
    Deposits with subsidiary                               $    53       $    65
    Securities available-for-sale                              154           152
    Investment in subsidiary - equity method                26,049        22,949
                                                           -------       -------
        Total Assets                                       $26,256       $23,166
                                                           =======       =======

Liabilities and Shareholders' Equity:
    Liabilities:
        Other                                                   15            15
                                                           -------       -------

            Total Liabilities                                   15            15
                                                           -------       -------

Shareholders' Equity
    Preferred stock                                            500           500
    Common stock                                               668           668
    Additional paid in capital                               5,051         5,051
    Retained earnings                                       16,310        14,756
    Accumulated other comprehensive income                   3,712         2,176
                                                           -------       -------

            Total Shareholders' Equity                      26,241        23,151
                                                           -------       -------

Total Liabilities and Shareholders' Equity                 $26,256       $23,166
                                                           =======       =======



Statements of Income                                                        2002                  2001
--------------------

Dividends from subsidiary and other income                                $   483                $   493
Expenses                                                                       --                     --
                                                                          -------                -------
Income before undistributed net earnings of subsidiary                        483                    493
Equity in undistributed net earnings of subsidiary                          1,564                  2,329
                                                                          -------                -------
Net income                                                                $ 2,047                $ 2,822
                                                                          =======                =======

Statements of Cash Flows
------------------------

Cash Flows from Operating Activities:
    Net income                                                            $ 2,047                $ 2,822
    Adjustments to reconcile net income to net
        cash provided by operating activities:
        Equity in undistributed net earnings of subsidiary                 (1,564)                (2,329)
        Other                                                                  (2)                    55
                                                                          -------                -------

                Net cash provided by operating activities                     481                    548
                                                                          -------                -------

Cash Flows from Financing Activities: payment of dividends                   (493)                  (493)
                                                                          -------                -------

(Decrease) Increase in Deposits with Subsidiary                               (12)                    55

Deposits with Subsidiary, Beginning of the Year                                65                     10
                                                                          -------                -------

Deposits with Subsidiary, Ending of the Year                              $    53                $    65
                                                                          =======                =======


ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

None.

                                    Part III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

         The information required by this Item is incorporated by reference to, the material appearing at pages 4 to 7 of the Company's definitive proxy statement for the Annual Meeting of Shareholders to be held on April 22, 2003.

ITEM 10. EXECUTIVE COMPENSATION.

         The information required by this Item is incorporated by reference to, the material appearing at pages 6 and 7 of the Company's definitive proxy statement for the Annual Meeting of Shareholders to be held on April 22, 2003.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The Company does not maintain any equity compensation plans. The other information required by this Item is incorporated by reference to, the material appearing at pages 3 to 4 of the Company's definitive proxy statement for the Annual Meeting of Shareholders to be held on April 22, 2003.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         The information required by this Item is incorporated by reference to, the material appearing at page 7 of the Company's definitive proxy statement for the Annual Meeting of Shareholders to be held on April 22, 2003.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

(A) EXHIBITS

Exhibit No.          Description of Exhibits
-----------          -----------------------

3(a)                 Certificate of Incorporation of the Company, as amended (1)
3(b)                 Bylaws of the Company (2)
4(a)                 Specimen certificate for the common stock, $1 par value, of the Company (3)
4(b)                 Designation of the Series A Non-Voting Preferred Stock (4)
11                   Statement Regarding Computation of Per Share Earnings
21                   Subsidiaries of the Registrant

            The sole subsidiary of the Registrant is Industrial Bank, National Association, a national banking association organized under the laws of the United States

99(a)                Certification of B. Doyle Mitchell, Jr.
99(b)                Certification of Thomas A. Wilson, Jr.

-----------------
(1) Incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K, dated September 25, 1997.
(2) Incorporated by reference to Exhibit 2(b) to the Company's Registration Statement on Form 10-SB
(3) Incorporated by reference to Exhibit 3 to the Company's Registration Statement on Form 10-SB
(4) Incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K, dated September 25, 1997.

(B) REPORTS ON FORM 8-K

         No reports on Form 8-K were filed during the fourth quarter of 2002.

ITEM 14. CONTROLS AND PROCEDURES

         Within the ninety days prior to the filing of this report, the Company's management, under the supervision and with the participation of the Company's Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of the Bank's disclosure controls and procedures, as defined in Rule 13a-14 under the Securities Exchange Act of 1934. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures were adequate. There were no significant changes (including corrective actions with regard to significant deficiencies or material weaknesses) in the Company's internal controls or in other factors subsequent to the date of the evaluation that could significantly affect those controls.

                                   SIGNATURES

         In accordance with Section 13 of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          IBW FINANCIAL CORPORATION


March 27, 2003                            By: /s/ B. Doyle Mitchell, Jr.
                                              ----------------------------------
                                              B. Doyle Mitchell, Jr., President

         In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


      SIGNATURE                      POSITION                                    DATE



/s/ Clinton W. Chapman        Chairman of the Board of Directors            March 27, 2003
--------------------------
Clinton W. Chapman


/s/ B. Doyle Mitchell, Jr.    President, Chief Executive Officer           March 27, 2003
--------------------------    And Director (Principal Executive Officer)
B. Doyle Mitchell, Jr.


/s/ Massie S. Fleming         Secretary and Director                       March 27, 2003
--------------------------
Massie S. Fleming


/s/ Robert R. Hagans          Director                                     March 27, 2003
--------------------------
Robert R. Hagans

/s/ Benjamin L. King          Vice Chairman of the Board                   March 27, 2003
--------------------------    of Directors
Benjamin L. King


/s/ Cynthia T. Mitchell       Director                                     March 27, 2003
--------------------------
Cynthia T. Mitchell


/s/ Emerson A. Williams       Director                                     March __, 2003
--------------------------
Emerson A. Williams


/s/ Thomas A. Wilson          Senior Vice President, Treasurer             March 27, 2003
--------------------------    (Principal Financial and
Thomas A. Wilson, Jr.         Accounting Officer)



/s/ Pamela King               Director                                     March 27, 2003
--------------------------
Pamela King


                           SECTION 302 CERTIFICATION

I, B. Doyle Mitchell, Jr., President and Chief Executive Officer of IBW Financial Corporation, certify that:

1.    I have reviewed this annual report on Form 10-KSB of IBW Financial
      Corporation;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

      a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

      b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

      c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

      a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

      b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date: March 27, 2003                       /s/ B. Doyle Mitchell, Jr.
                                           -------------------------------------
                                           B. Doyle Mitchell, Jr.
                                           President and Chief Executive Officer

                           SECTION 302 CERTIFICATION

I, Thomas A. Wilson, Jr., Senior Vice President, Treasurer and Chief Financial Officer of IBW Financial Corporation, certify that:

1.    I have reviewed this annual report on Form 10-KSB of IBW Financial
      Corporation;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

      a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

      b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

      c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

      a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

      b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date: March 27, 2003                      /s/ Thomas A. Wilson, Jr.
                                          ----------------------------------
                                          Thomas A. Wilson, Jr.
                                          Senior Vice President, Treasurer,
                                          Chief Financial Officer

                                                                     APPENDIX B

                            IBW Financial Corporation

                         Quarterly Report on Form 10-QSB

                              for the period ended

                               September 30, 2003

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 10-QSB

         __X__ Quarterly Report under Section 13 or 15(d) of the Securities Exchange Act of 1934 For the Quarterly Period ended June 30, 2003.

         _____ Transition report under Section 13 or 15(d) of the Securities Exchange Act For the transition period from ________ to _______ .

         Commission file number  0-28360.


                            IBW FINANCIAL CORPORATION
                 (Name of Small Business Issuer in its Charter)


        District of Columbia                          52-1943477
  (State or other jurisdiction                      (IRS Employer
of incorporation or organization)                 Identification No.)

                  4812 Georgia Avenue, NW, Washington, DC 20011
               (Address of Principal Executive Offices) (Zip Code)

                                  (202)722-2000
                (Issuer's Telephone Number, Including Area Code)

                                       N/A
              (Former Name, Former Address, and Former Fiscal Year,
                         If Changed Since Last Report)

      Check whether the issuer: (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file reports), and (2) has been subject to such filing requirements for the past 90 days. __X__ Yes _____ No

      State the number of shares outstanding of each of the issuer's classes of common equity as of the latest practicable date: As of August 6, 2003, there were 668,360 shares of the common stock $1.00 par value of IBW Financial Corporation outstanding.

      Transitional Small Business Disclosure Format (check one) ____Yes __X__ No

PART  I   FINANCIAL INFORMATION
          ---------------------

ITEM 1.   FINANCIAL STATEMENTS

                    IBW FINANCIAL CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                 JUNE 30, 2003 (UNAUDITED) AND DECEMBER 31, 2002

                                                                        June 30, 2003      December 31, 2002
                                                                        ------------------------------------
                                                                             (dollars in thousands)
ASSETS
     Cash and cash equivalents:
     Cash and due from banks                                              $  7,394            $  8,890
     Federal funds sold                                                      2,700               5,900
                                                                          ----------------------------

         Total cash and cash equivalents                                    10,094              14,790

     Interest-bearing deposits in other banks                                2,373                 887
     Investment securities available-for-sale, at fair value               127,630             137,235
     Loans receivable, net of allowance
         for loan losses of $2,578 and $3,059                              149,661             134,859
     Bank premises and equipment, net                                        3,461               3,455
     Bank Owned life insurance                                               5,400                  --
     Accrued interest receivable                                             1,811               1,909
     Other assets                                                            2,487               2,201
                                                                          ----------------------------
         TOTAL ASSETS                                                      302,917             295,336
                                                                          ============================
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
     Demand deposits                                                      $ 67,318            $ 68,432
     Time and savings deposits                                             177,749             168,754
                                                                          ----------------------------
         Total deposits                                                   $245,067            $237,186
     Short term borrowings                                                  23,268              25,084
     Long term borrowings                                                    4,000               4,000
     Accrued expenses and other liabilities                                  2,944               2,825
                                                                          ----------------------------
         Total liabilities                                                 275,279             269,095
                                                                          ============================
SHAREHOLDERS' EQUITY
     Preferred stock - $1 par value; 1,000,000 authorized
         (500,000 voting and 500,000 nonvoting); 20,000 series
         A nonvoting issued and outstanding, stated at
         liquidation value                                                     500                 500
     Common stock - $1 par value; 1,000,000 authorized;
         668,360 shares issued and outstanding                                 668                 668
     Paid in Capital                                                         5,051               5,051
     Retained earnings                                                      17,233              16,310
     Accumulated other comprehensive income                                  4,186               3,712
                                                                          ----------------------------
         Total shareholders' equity                                         27,638              26,241
                                                                          ----------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                $302,917            $295,336
                                                                          ============================

                 Notes to Consolidated Financial Statements are
                     an integral part of these statements.

                    IBW FINANCIAL CORPORATION AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                     SIX MONTHS ENDED JUNE 30, 2003 AND 2002
                                   (UNAUDITED)

                                                              Six Months Ended June 30
                                                              ------------------------
                                                                 2003         2002
                                                              ------------------------
                                                               (dollars in thousands)
INTEREST INCOME:
       Interest and fees on loans                             $  5,505       $  5,507
       U.S. treasury securities                                      6              9
       Obligations of U.S. government agencies and
            corporations                                         1,114          1,220
       Collateralized mortgage obligations                       1,282          1,753
       Obligations of states and political subdivisions            802            713
       Bank balances and other securities                           38             52
       Federal funds sold                                           26            147
                                                              -----------------------
         Total interest income                                   8,773          9,401
                                                              -----------------------
INTEREST EXPENSE:
     Interest-bearing deposits                                   1,063          1,260
     Time certificates over $100,000                               294            372
     Short-term borrowings                                         130            271
     Long-term borrowings                                           88            248
                                                              -----------------------
         Total interest expense                                  1,575          2,151
                                                              -----------------------
NET INTEREST INCOME                                              7,198          7,250
PROVISION FOR LOAN LOSSES                                          300             --
                                                              -----------------------
NET INTEREST INCOME AFTER PROVISION
       FOR LOAN LOSSES                                           6,898          7,250
                                                              -----------------------
NONINTEREST INCOME
       Service charges on deposit and checking accounts          1,624          1,550
       Other fee income                                            486            466
       Gain on sales of investment securities                      497            280
       Gain on sale of loans                                        --              2
       Other operating income                                       60             49
                                                              -----------------------
         Total noninterest income                                2,667          2,347
                                                              -----------------------
NONINTEREST EXPENSE
       Salaries and employee benefits                            4,869          4,529
       Occupancy                                                   488            459
       Furniture and equipment                                     672            623
       Data processing                                             397            450
       Stationary and supplies                                     453            379
       Advertising                                                 126            129
       Other expenses                                            1,121          1,518
                                                              -----------------------
         Total noninterest expense                               8,126          8,087
                                                              -----------------------
INCOME BEFORE INCOME TAXES                                       1,439          1,510

INCOME TAX PROVISION                                               236            316
                                                              -----------------------
NET INCOME                                                    $  1,203       $  1,194
                                                              =======================
BASIC & DILUTED NET INCOME PER COMMON SHARE                   $   1.78       $   1.77
                                                              =======================
WEIGHTED AVERAGE COMMON SHARES                                 668,360        668,360
                                                              =======================

                 Notes to Consolidated Financial Statements are
                     an integral part of these statements.

                    IBW FINANCIAL CORPORATION AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                    THREE MONTHS ENDED JUNE 30, 2003 AND 2002
                                   (UNAUDITED)

                                                                            Three Months Ended June 30
                                                                           ----------------------------
                                                                             2003                2002
                                                                           ----------------------------
                                                                              (dollars in thousands)
INTEREST INCOME:
       Interest and fees on loans                                          $  2,818            $  2,734
       U.S. treasury securities                                                   3                   5
       Obligations of U.S. government agencies and corporations                 524                 642
       Collateralized mortgage obligations                                      585                 831
       Obligations of states and political subdivisions                         394                 389
       Bank balances and other securities                                        19                  27
       Federal funds sold                                                         7                  62
                                                                           ----------------------------
         Total interest income                                                4,350               4,690
                                                                           ----------------------------
INTEREST EXPENSE:
     Interest-bearing deposits                                                  510                 620
     Time certificates over $100,000                                            145                 175
     Short-term borrowings                                                       63                 118
     Long-term borrowings                                                        44                 125
                                                                           ----------------------------
         Total interest expense                                                 762               1,038
                                                                           ----------------------------
NET INTEREST INCOME                                                           3,588               3,652
PROVISION FOR LOAN LOSSES                                                       300                  --
                                                                           ----------------------------
NET INTEREST INCOME AFTER PROVISION
       FOR LOAN LOSSES                                                        3,288               3,652
                                                                           ----------------------------
NONINTEREST INCOME
       Service charges on deposit and checking accounts                         820                 753
       Other fee income                                                         266                 243
       Gain on sales of investment securities                                   262                 195
       Gain on sale of loans                                                     --                  --
       Other operating income                                                    50                  47
                                                                           ----------------------------
         Total noninterest income                                             1,398               1,238
                                                                           ----------------------------
NONINTEREST EXPENSE
       Salaries and employee benefits                                         2,416               2,328
       Occupancy                                                                246                 245
       Furniture and equipment                                                  326                 326
       Data processing                                                          200                 217
       Stationary and supplies                                                  211                 203
       Advertising                                                               75                  39
       Other expenses                                                           448                 769
                                                                           ----------------------------
         Total noninterest expense                                            3,922               4,127
                                                                           ----------------------------
INCOME BEFORE INCOME TAXES                                                      748                 763

INCOME TAX PROVISION                                                            131                 148
                                                                           ----------------------------
NET INCOME                                                                 $    617            $    615
                                                                           ============================
BASIC & DILUTED NET INCOME PER COMMON SHARE                                $   0.91            $   0.91
                                                                           ============================
WEIGHTED AVERAGE OF COMMON SHARES                                           668,360             668,360
                                                                           ============================

                 Notes to Consolidated Financial Statements are
                     an integral part of these statements.

IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       ACCUMULATED         TOTAL
                                                       PREFERRED    COMMON    PAID IN   RETAINED   OTHER COMPREHENSIVE  STOCKHOLDERS
                                                         STOCK       STOCK    CAPITAL   EARNINGS    INCOME, NET OF TAX     EQUITY

                BALANCES, JANUARY 1, 2003              $   500     $   668   $  5,051   $ 16,310        $  3,712          $ 26,241
                                                                                                                          --------
   Net income                                               --                     --      1,203              --             1,203
   Other comprehensive income, net of tax:
     unrealized gain on securities available for sale       --                     --         --             474               474
                                                                                                                          --------
          Total comprehensive income                        --                     --         --              --             1,677

Cash dividends paid:
    Preferred stock $0.63 per share                                                          (12)             --               (12)
    Common stock $0.40 per share                            --          --         --       (268)             --              (268)
                                                       -------     -------   --------   --------        --------          --------
BALANCES,  JUNE 30, 2003                               $   500     $   668   $  5,051   $ 17,233        $  4,186          $ 27,638
                                                       =======     =======   ========   ========        ========          ========

BALANCES, January 1, 2002                              $   500     $   668   $  5,051   $ 14,756        $  2,176          $ 23,151
                                                                                                                          --------
   Net income                                               --                     --      1,194              --             1,194
   Other comprehensive income, net of tax:
     unrealized gain on securities available for sale       --                     --         --           1,007             1,007
                                                                                                                          --------
          Total comprehensive income                        --                     --         --              --             2,201
Cash dividends paid:                                                                                          --                --
    Preferred stock $0.63 per share                         --          --         --        (12)             --               (12)
    Common stock $0.35 per share                            --          --         --       (234)             --              (234)
                                                       -------     -------   --------   --------        --------          --------
BALANCES, JUNE 30, 2002                                $   500     $   668   $  5,051   $ 15,704        $  3,183          $ 25,106
                                                       =======     =======   ========   ========        ========          ========

                 Notes to Consolidated Financial Statements are
                     an integral part of these statements.

                    IBW FINANCIAL CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                SIX MONTHS ENDED JUNE 30, 2003 AND JUNE 30, 2002
                                   (UNAUDITED)

                                                                                           Six Months Ended June 30
                                                                           ---------------------------------------------------
                                                                                             2003                        2002
                                                                           ---------------------------------------------------
                                                                                     (dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                                             $  1,203                    $  1,194
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation                                                                               336                         270
  Amortization of intangible assets                                                           27                          75
  Accretion/amortization of premiums                                                         402                          39
   Gain on sale of investment securities                                                    (497)                       (280)
   Gain on sale of loans                                                                      --                           2
   (Increase) Decrease in accrued interest receivable                                         98                         (73)
   (Decrease) Increase in other assets                                                       379                        (341)
   Decrease (Increase) in accrued expenses and other liabilities                             119                         155
                                                                           ---------------------------------------------------
        Net cash (used) provided by operating activities                                   2,067                       1,041
                                                                           ---------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from principal payments on securities available-for-sale                       17,613                       8,738
  Proceeds from maturities of investment securities available-for-sale                    15,104                       7,564
  Proceeds from sales of investment securities available-for-sale                          6,434                      16,372
  Purchase of investment securities available-for-sale                                   (30,150)                    (43,583)
  Net (increase) decrease in interest-bearing deposits in banks                           (1,486)                       (946)
  Net decrease (increase) in loans                                                       (14,321)                      2,669
  Purchase of bank owned life insurance                                                   (5,400)                         --
  Additions to bank premises and equipment, net                                             (342)                       (254)
                                                                           ---------------------------------------------------
  Net cash used by  investing activities                                                 (12,548)                     (9,440)
                                                                           ---------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits                                                                 7,881                      18,869
  Net decrease in short-term borrowings                                                   (1,816)                     (9,390)
  Dividends paid                                                                            (280)                       (246)
                                                                           ---------------------------------------------------
   Net cash provided by financing activities                                               5,785                       9,233
                                                                           ---------------------------------------------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                          (4,696)                     12,505

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                            14,790                      10,896
                                                                           ---------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                                $ 10,094                    $ 23,401
                                                                           ===================================================
 Supplemental disclosures of cash flow information
  Income taxes                                                                          $    165                    $    365
  Interest                                                                              $  1,627                    $  2,258

                 Notes to Consolidated Financial Statements are
                     an integral part of these statements.

                    IBW FINANCIAL CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Note A:  BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of IBW Financial Corporation and Subsidiary (the Company) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all the information and footnotes required for complete financial statements. In the opinion of management, all adjustments and reclassifications consisting, of a normal and recurring nature, considered necessary for a fair presentation have been included. The amounts as of December 31, 2002 were derived from audited financial statements. Operating results for the three and six month periods ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes for the year-ended December 31, 2002 included on Form 10-KSB.

Reclassifications - Certain reclassifications have been made to the prior year's reported balances to conform to the current year presentation.

Note B:  NATURE OF BUSINESS

The Company, through its bank subsidiary, provides domestic financial services primarily in Maryland and Washington, DC. The primary financial services include real estate, commercial and consumer lending, as well as traditional demand deposits and savings products.

Note C:  INCOME TAXES

The Company uses the liability method of accounting for income taxes as required by SFAS No. 109, "Accounting for Income Taxes". Under the liability method, deferred-tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities (i.e. temporary differences) and are measured at the enacted rates that will be in effect when these differences reverse.

Note D:  EARNINGS PER COMMON SHARE

Earnings per common share are computed by dividing net income available to common shareholders (net income less dividends on preferred stock) by the weighted average number of common shares outstanding during the period. The Company has no options for common stock or other types of common stock equivalents outstanding.

Note E  FORMAL AGREEMENT WITH THE OFFICE OF THE COMPTROLLER OF THE CURRENCY
(OCC)

         On April 21, 2003, Industrial Bank, N.A., the Company's subsidiary bank, entered into a new Formal Agreement (the "Agreement") with the Office of the Comptroller of the Currency (the "OCC").

         The Agreement is focused largely on adoption and implementation of programs and internal controls to ensure compliance with the Bank Secrecy Act, with the requirement to file Suspicious Activity Reports, and with consumer laws and regulations. It also requires the Board to take all necessary steps to ensure that Bank management corrects each violation of law, rule or regulation cited in the current Report of Examination prepared by the OCC and in any subsequent report of examination. It requires the Bank to adopt, implement and ensure adherence to a performance management program designed to ensure accountability through an review process to demonstrate that the Board is discharging its responsibility to properly supervise management.

         Compliance with the Agreement is to be monitored by a committee (the "Committee") of at least three directors, none of whom is an employee of the Bank or a family member of an employee. The Committee, presently composed of Mr. King (Chairman), Mrs. Fleming, and Mr. Chapman, is required to submit written progress reports on a monthly basis. The Agreement requires the Bank to make periodic reports and filings with the OCC.

         The Agreement does not contain any capital directive or other requirement that the Bank increase its capital, or maintain a minimum level of capital in excess of generally applicable capital requirements.

         There can be no assurance that its regulators will deem the Bank to be compliant under the Agreement, or that they will not require additional compliance efforts. Failure to comply with the provisions of the Formal Agreement could subject the Bank and its directors to additional enforcement actions, including but not limited to a cease and desist order, a safety and soundness order or civil money penalties.

Note F:  OTHER EXPENSES

OTHER EXPENSES IN THE CONSOLIDATED STATEMENTS OF INCOME INCLUDE THE FOLLOWING:

                                             Six Months Ended June 30
                                          -------------------------------
                                             2003                2002
                                          -------------------------------
                                               (dollars in thousands)

Directors fees                            $     112            $     127
Professional fees                               228                  222
Bank security                                   159                  163
Other                                           622                1,006
                                          ------------------------------
TOTAL OTHER EXPENSES                      $   1,121            $   1,518
                                          ==============================

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2003 (DOLLARS IN THOUSANDS, EXCEPT AS OTHERWISE INDICATED AND PER SHARE AMOUNTS)

Forward looking statements. This discussion contains forward looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, government agencies and other third parties, which by their nature are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward looking statement.

CRITICAL ACCOUNTING POLICIES
----------------------------

The Company's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The financial information contained within our statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. We use historical loss factors as one factor in determining the inherent loss that may be present in our loan portfolio. Actual losses could differ significantly from the historical factors that we use. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact our transactions could change.

The Company considers the allowance for loan losses to be a critical accounting policy. The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (i) SFAS No. 5, "Accounting for Contingencies", which requires that losses be accrued when they are probable of occurring and estimable and
(ii) SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

Three basic components comprise our allowance for loan losses: a specific allowance, a formula allowance and a nonspecific allowance. The formula allowance is based, in part, on a loss migration analysis. Migration analysis is affected by losses experienced in prior periods and therefore, higher levels of historic losses will affect the current allowance levels. Each component is determined based on estimates that can and do change when the actual events occur. The specific allowance is used to individually allocate an allowance to loans identified as impaired. An impaired loan may show deficiencies in the borrower's overall financial condition, payment record, support available from financial guarantors and/or the fair market value of collateral. When a loan is identified as impaired a specific reserve is established based on the Company's assessment of the loss that may be associated with the individual loan. The formula allowance is used to estimate the loss on internally risk rated loans, exclusive of those identified as impaired. Loans identified as special mention, substandard, doubtful and loss, as well as impaired, are segregated from performing loans. Remaining loans are then grouped by type (commercial, commercial real estate, home equity or consumer). Each loan type is assigned an allowance factor based on management's estimate of the risk, complexity and size of individual loans within a particular category. Classified loans may be assigned a higher allowance factor than non-rated loans due to management's concerns regarding collectibility or management's knowledge of particular elements regarding the borrower. Allowance factors grow with the worsening of the internal risk rating. The nonspecific formula is used to estimate the loss of non-classified loans stemming from more global factors such as delinquencies, loss history, trends in volume and terms of loans, effects of changes in lending policy, the experience and depth of management, national and local economic trends, concentrations of credit, quality of loan review system and the effect of external factors such as competition and regulatory requirements. The nonspecific allowance captures losses whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance.

Management has significant discretion in making the judgments inherent in the determination of the provision and allowance for loan losses, including in connection with the valuation of collateral, a borrower's prospects of repayment, and in establishing allowance factors on the formula allowance and unallocated allowance components of the allowance. The establishment of allowance factors is a continuing exercise, based on management's continuing assessment of the global factors such as delinquencies, loss history, trends in volume and terms of loans, effects of changes in lending policy, the experience and depth of management, national and local economic trends, concentrations of credit, quality of loan review system and the effect of external factors such as competition and regulatory requirements, and their impact on the portfolio, and allowance factors may change from period to period, resulting in an increase or decrease in the amount of the provision or allowance, based upon the same volume and classification of loans. Changes in allowance factors will have a direct impact on the amount of the provision, and a corresponding effect on net income. Errors in management's perception and assessment of the global factors and their impact on the portfolio could result in the allowance not being adequate to cover losses in the portfolio, and may result in additional provisions or charge-offs.

Overview

OPERATIONS

IBW Financial Corporation's net income for the first half of 2003 totaled $1,203, an increase of $9, or 1% from $1,194 for June 2002. This was the net result of an increase in the provision for loan losses of $300, an increase in non-interest income of $320, an increase of $39 in non-interest expenses, and a decrease of $80 in income taxes, and a decrease in net interest income of $52. Return on average assets (ROAA) was .80% for the first half ended June 30, 2003, as compared to .79% for the same period in 2002, and return on average shareholder's equity (ROAE) was 9.11% and 10.35% for the same periods.

The increase in net income was attributed primarily to higher realized gains on the sale of investment securities, offset by higher salaries and benefits and higher other expenses. During the first half of 2003, $497 was realized in the sale of securities gains compared to $280 in 2002, a difference of $217 or 77%. Salaries and benefits have increased $347 or 8% due primarily to increased personnel costs associated hiring of several new key personnel and increased health insurance costs.

NET INTEREST INCOME

Net interest income on a tax equivalent basis of $7,611 for the six months ended June 30, 2003 increased $8, or 1%, compared to the same period last year. The average balance of interest-earning assets for the six-month period ending June 30, 2003 of $283 million decreased $391 or less than 1% from the comparable period ended June 30, 2002. While the volume of earning assets declined minimally, the yield on average interest-earning assets decreased by 40 basis points to 6.54% for the six-months ended June 30, 2003 compared to 6.94% for the same period last year. The volume of average interest-bearing liabilities also decreased during the first half of 2003, decreasing $7 million from the average for 2002 to $203 million. Additionally, the rate paid on interest-bearing liabilities declined 51 basis points to 1.56% for the six months ended June 30, 2003 from 2.07% for the same period last year. Overall, the net interest spread increased 11 basis points to 4.98% from 4.87% a year ago, and the net yield on interest earning assets increased 1 basis point to a tax equivalent 5.42% for the six months ended June 30, 2003.

Net loans averaged $139 million during the first half of 2003 compared to $131 million during the first half of 2002, reflecting an increase of $8 million. Interest and fees on loans decreased only $2 or 4% to $5.5 million for the six months ended June 30, 2003. Additionally, the average yield on net loans decreased 49 basis points to 7.96% for the six months ended June 30, 2003 compared to 8.45% for the same period last year. The increase in loans largely reflects growth in the residential real estate sector, which increased from $61 million at June 30, 2002 to $67 million at June 30, 2003. At June 30, 2003, net loans were $150 million, an increase of $15 million from December 31, 2002.

Taxable securities averaged $107 million during the first half of 2003, the same amount for the first half of 2002. Interest income from taxable securities decreased $616 or 20% to $2.4 million for the six months ended June 30, 2003 compared to $3.0 million for the same period last year. This decrease in interest income on taxable securities is attributed primarily with the historical low interest environment over the past year, coupled with the accelerated increase in the amortization of premiums on mortgage-backed securities resulting from faster pay-downs. During the first half of 2003, the amortization of premiums on mortgage-backed securities totaled $458 compared to $211 the same period in 2002. As a result of this low interest environment, the average yield on taxable securities decreased 119 basis points to 4.58% for the six months ended June 30, 2003 compared to 5.77% for the same period last year.

Non-taxable securities averaged $31 million during the first half of 2003 compared to $26 million for the first half of 2002, reflecting an increase of $5 million. Interest income from non-taxable securities increased $177 thousand or 17% to $1.2 million for the six months ended June 30, 2003 compared to $1.0 for the same period last year. The tax equivalent yield on non-taxable securities decreased to 7.91% for the six months ended June 30, 2003 compared to 7.95% for the same period last year.

         The investment portfolio at June 30, 2003 was $127 million, a decline of $10 million from December 31, 2002, primarily due to approximately $5 million of security sales utilized to fund BOLI, and another $5 million decline due to prepayments and maturities of securities , the proceeds of which were utilized to fund loans.

Federal funds sold averaged $5 million during the first half of 2003 compared to $18 million for the first half of 2002, reflecting a decrease of $13 million, and stood at $2.7 million at June 30, 2003. Interest income from federal funds sold decreased $121 to $26 for the six months ended June 30, 2003 compared to $147 for the same period last year. The yield on federal funds sold decreased 53 basis points to 1.13% for the six months ended June 30, 2003 compared to 1.66% for the same period last year.

Average interest-bearing liabilities decreased $7 million or 3% to $203 million for the six months ended June 30, 2003 compared to $210 million for the same period last year. The average cost on interest-bearing liabilities decreased 51 basis points to 1.56% for the six months ended June 30, 2003 compared to 2.07% for the same period last year. The total cost of interest-bearing liabilities decreased $576 thousand or 27% from a year ago and reflects the general decline in rates over the past year in the market place.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

An allowance for loan losses is maintained at a level considered adequate to provide for potential loan losses. Management is responsible for determining the adequacy of the allowance for loan losses and the periodic provisioning for estimated losses included financial statements. The evaluation process in undertaken on a quarterly basis, but may increase in frequency should conditions arise that would require management's prompt attention, such as any material effect on the allowance for loan losses or any development which may indicate an adverse trend in asset quality. The methodology employed for assessing the appropriateness of the allowance consists of the following criteria: 1). Establishment of reserve amounts for all specifically identified criticized assets that have been designated as requiring attention by management's internal loan review program, bank regulatory examinations or the external loan review
2). An allocation to the remaining loans giving effect to historical loss experience over several years and 3) an external factor for unused outstanding loan commitments. Please refer to the discussion under the caption, "Critical Accounting Policies" for additional information regarding the underlying methodology management employs in determining the allowance.

The allowance for loan losses was $2.6 million and $3.1 million as of June 30, 2003 and December 31, 2002, or 1.7% of total loans at June 30, 2003, compared to 2.4% at December 31, 2002. A provision for loan losses $300 was made for during the first six months of 2003 compared to no provision for loan losses for the year 2002. The decrease in the allowance for loan losses since December 31, 2002 reflects net charged off loans of $781 and the $300 provision. Non-performing assets increased $263 or 8% to $3,637 from $3,374 at year-end 2002.

The $300 provision made during the second quarter of 2003 reflects the level of charge offs during the quarter, which was due primarily to the charge-off of one commercial loan in the amount of $726. The loss was experienced on a commercial loan to a professional firm that was guaranteed by the principals of the firm and collateralized by accounts receivable and certificates of deposits. The loan became delinquent during the first quarter of 2003, as numerous attempts to contact the borrower were unsuccessful. As a result, the entire amount of the loan, net of the deposits, was charged-off in June 2003. The level of charge-offs during the six months ended June 30, 2003 and their impact on the level of the allowance was mitigated by several factors, including the following:

     o Increase in residential mortgage loans of $12 million since December 31, 2002. Residential mortgage loans comprise 49% of the loan portfolio as of June 30, 2003 compared to 43% as of December 31, 2002. Additionally, the net loss associated with residential loans over the past three and one-half years totaled $14, with no losses through June 30, 2003 and a recovery of $28.

     o Loans collateralized by real estate comprise 93% of the loan portfolio. The Maryland and Washington DC market in which the Company operates continues to experience significant increases in real estate values. This increase in value in real estate has helped to insulate the Company from the need to recognize losses on loans classified as non-performing, and from the effects of a slow economy in the Company's market.

     o Analysis of individually significant loans classified as non-performing indicated the allowance allocated to those loans is adequate.

     o The value of collateral for the two large loans that were classified as having potential credit problems is well in excess of the loan balances. During the second quarter of 2003, one new potential problem loan that was classified had a balance of $2.4 million, the borrower obtained a contract of sale on the underlying collateral for $4 million and management anticipates collection without loss of principal or interest during the third quarter of 2003.

When determining the provision for loan losses, management assesses the risk inherent in its loan portfolio based on information available at such time relating to the volume and type of lending conducted, the Company's historical loan loss experience, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, any concentrations of credit, the experience and ability of the depth in the lending staff, and trends in the local and national economy. At June 30, 2003 non-performing assets totaled $3.6 million, or 2.4% of total loans, compared to $3.4 million at year-end 2002, or 2.4% of total loans. At June 30, 2003, the Company's allowance for loan losses was $2.6 million compared to $3.1 million at year-end 2002, resulting in a ratio of the allowance to total loans of 1.7% and 2.2%, respectively over these two periods. As a result of the changes in the composition of the portfolio and the collateral underlying nonperforming and potential problem loans, the Company believes that the allowance remains adequate. See also the "Non-Performing Assets" section for additional information related to the Company's problem assets and allowance for loan losses.

NON-INTEREST INCOME

Non-interest income increased $320, or 14%, to $2,667 for the six months ended June 30, 2003 compared to $2,347 for June 30, 2002. The increase is attributed primarily to higher gain on sale of securities of $497 for the period ending June 30, 2003 compared to a gain on sale of securities of $280 for the same period last year, a difference of $217.

NON-INTEREST EXPENSE

Non-interest expenses increased only $39, to $8.1 million for the six months ended June 30, 2003, due largely to the reduction of $397 in other expenses, which reflects the recovery of $335 in collection expenses associated with a large charge-off which was previously recovered. Excluding this recovery, non-interest expenses would have increased $374 or 5% from the comparable period last year. Increased non-interest expense centered primarily in salary and benefits, increasing $340 or 8% from a year ago. The increases in these personnel costs are due largely to higher salary expenses of $251, increased health insurance expenses of $41, and higher personnel education and development expenses of $52. Salaries expenses increased primarily due to the hiring of several key employees compared to the prior period of a year ago, namely the chief lending officer, operations manager, controller, and a mid level accountant, in addition to normal salary increases. The increase in health insurance cost is a reflection of current market conditions, and the increase in personnel development is the result of improving the overall level of education of our employee base including compliance training.

PROVISION FOR INCOME TAXES

The provision for income taxes for the first half of 2003 was $236, compared to $316 a year ago. The decline in income tax provision primarily reflects the increased levels of tax exempt income comprising the Company's earnings. The effective tax rate was 16% and 21% for the first half ending June 30, 2003 and 2002 respectively. The decrease in the effective tax rate was also primarily attributed to higher tax exempt income relative to other sources of income.

BALANCE SHEET OVERVIEW

Total assets, at $303 million for June 30, 2003 increased $8 million compared to $295 million at December 31, 2002. The change in the composition of the balance sheet primarily reflects an increase of $15 million in loans, the purchase of Bank Owned life insurance in the amount of $5.4 million, which is recorded in "Other Assets" and which will produce "Other Income", and an increase in interest-bearing deposits in other banks of $1.5 million. These increases in assets are offset by a decrease in securities of $9.6 million, a decrease in federal funds sold of $4.7 million and a decrease in cash and due from banks of $1.5 million.

 On the liability side of the balance sheet, time and savings deposits increased $9 million and shareholders equity increased $1.4 million, offset by a decrease in short-term borrowings of $1.8 million and a decrease in demand deposits of $1.1 million.

Total stockholders' equity was $27.6 million at June 30, 2003, representing an increase of $1.4 million due primarily to the increase in retained earnings of $923 and an increase of $474 in unrealized gain on available-for-sale securities. Preferred stock dividends of $12 were declared during the first half of 2003, and $268 in common stock dividends.

The Company recorded a total risk-based capital ratio of 15.74% at June 30, 2003, compared to 15.88% at December 31, 2002; a tier 1 risk-based capital ratio of 14.39%, compared to 14.63%; and a leverage ratio of 7.70%, compared to 7.46%. Capital adequacy, as measured by these ratios, was well above regulatory requirements. The decrease in the risked-based ratios is attributed to an increase in risk based assets, reflecting the increase in residential mortgage loans, which have a risk-weight of 50%, and a decrease in investment securities, most of which have a risk weight of 20%. The increase in the leverage ratio is attributed to an increase in retained earnings coupled with minimal assets growth. Management believes the overall level of capital at June 30, 2003 is adequate.

The carrying value of the Company's securities portfolio was $127 million, as of June 30, 2003 a decrease of $9.6 million from December 31, 2002. The composition reflected a change as U. S. Government Agency securities increased approximately $6 million to $46 million, and an increase in non-taxable securities of $7 million to $31 million. The mortgage-backed securities portfolio had a weighted-average remaining maturity of 1.93 years at June 30, 2003, changing from 2.19 years at December 31, 2002. The collateral underlying all the mortgage-backed securities is guaranteed by one of the "Quasi-Governmental" agencies, and therefore maintains a risk weight of 20% for risk-based capital purposes. Management's analysis of mortgage-related securities includes, but is not limited to, the average lives, seasonality, coupon and historic behavior (including prepayment history) of each particular security over its life, as affected by various interest rate environments. There are no issuers of securities other than governmental securities, whose securities held by the Company, have a book value in excess of 10% of shareholders' equity.

LIQUIDITY
---------

Liquidity describes the ability of the Company to meet financial obligations, including lending commitments and contingencies, that arise during the normal course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of the customers of the Company, as well as to meet current and planned expenditures.

The Company's major source of liquidity ("financing activities" as used in the Consolidated Statements of Cash Flows) is its deposit base. At June 30, 2003, total deposits were $245 million. Core deposits, considered to be stable funding sources and defined as all deposits except certificates of deposit of $100,000 or more, totaled $219 million or 89% of total deposits. Liquidity is also provided through the Company's overnight investment in federal funds sold, as well as securities available-for-sale and investment securities with maturities less than one year and the Company's ability to sell some or all of its conforming residential mortgage loans. At June 30, 2003, the Company had $2.7 million in federal funds sold, investments available-for-sale totaled $128 million or 42% of total assets that currently includes an appreciation in the portfolio of $6.3 million. The fair value of investment securities due in one year or less (excluding mortgage-backed securities) was $10 million or 3% of total assets. Additionally, due to the historical low interest rate for mortgages, the Company experienced $12 million in prepayments on mortgage-backed securities during the second quarter of 2003, providing an annualized prepayment speed of an additional $48 million or $24 million by year-end 2003. Management does not anticipate that this prepayment speed would continue in the remainder of 2003.

In addition, the Bank has external sources of funds, which can be used as needed. The Federal Home Loan Bank of Atlanta ("FHLB") is the primary source of this external liquidity. The FHLB has established credit availability for the Bank at 8.3% of the Bank's total assets. Total assets are based on the most recent quarterly financial information submitted by the Bank to the appropriate regulatory agency. The ability to borrow funds is subject to the Bank's continued creditworthiness, compliance with the terms and conditions of the Advance Application and the pledging of sufficient eligible collateral to secure advances. At June 30, 2003 the Company had a $25 million credit limit with the FHLB with advances outstanding of $4 million. The Company had collateral on deposit sufficient to borrow up to the $25 million limit.

                AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS

                                             Six Months Ended               Six Months Ended                 Year Ended
                                              June 30, 2003                   June 30, 2002               December 31, 2002
                                   ------------------------------------------------------------------------------------------------
                                                                                            Amount                         Amount
                                     Average    Average   Amount Paid   Average   Average   Paid or    Average   Average  Paid or
                                     Balance     Rate      or Earned    Balance     Rate    Earned     Balance    Rate     Earned
                                  -------------------------------------------------------------------------------------------------
                                                                             (dollars in thousands)
ASSETS
Loans, net (1)                       $139,485     7.96%     $  5,505    $131,437     8.45%  $  5,507   $131,722   8.33%  $ 10,976
Taxable securities (2)                107,012     4.58%        2,431     106,534     5.77%     3,047    108,166   5.31%     5,741
Non-taxable securities(2)(3)           30,987     7.91%        1,215      26,336     7.95%     1,038     28,144   7.88%     2,217
Federal funds sold                      4,651     1.13%           26      17,828     1.66%       147     14,211   1.65%       235
Interest-bearing deposits held
  with other banks                        964     1.88%            9       1,355     2.23%        15      1,303   2.53%        33
                                     --------               --------------------            -------------------          --------
Total interest-earning assets        $283,099     6.54%     $  9,186     283,490     6.94%  $  9,754    283,546   6.77%  $ 19,202
Cash and due from banks                 9,816                             12,232                         10,734
Bank premises and
  equipment, net                        3,472                              2,454                          2,430
Other assets                            3,425                              4,327                          4,241
                                     --------                           --------                       --------
Total assets                         $299,812                           $302,503                       $300,951
                                     ========                           ========                       ========
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing demand deposits     $ 26,610     0.45%     $     59    $ 37,716     0.74%  $    139   $  25,247  0.37%  $     93
Savings deposits                       68,822     1.48%          504      64,106     1.83%       581      65,095  1.77%     1,151
Time deposits                          78,638     2.04%          794      57,383     3.20%       912      72,963  2.69%     1,962
                                     --------               --------------------            --------------------         --------
Total interest-bearing deposits       174,070     1.57%        1,357     159,205     2.07%     1,632     163,305  1.96%     3,206
Short-term borrowings                  25,373     1.03%          130      40,760     1.34%       271      36,147  1.28%       462
Long-term borrowings                    4,000     4.44%           88      10,000     5.00%       248       7,709  5.88%       453
                                     --------               --------------------            --------------------         --------
Total interest-bearing liabilities    203,443     1.56%     $  1,575     209,965     2.07%  $  2,151     207,161  1.99%  $  4,121
Noninterest-bearing liabilities        68,843                             67,542                          67,749
Other liabilities                       1,113                              1,913                           1,765
Total liabilities                     273,399                            279,420                         276,675
                                     --------                           --------                        --------
Shareholders' equity                   26,413                             23,083                          24,276
                                     --------                           --------                        --------
Total liabilities and
  shareholders' equity               $299,812                           $302,503                        $300,951
                                     ========                           ========                        ========
NET INTEREST INCOME AND NET
YIELD ON INTEREST-EARNING ASSETS
Net interest income                                         $  7,611                         $  7,603                    $  15,801
                                                            ========                         ========                    =========
Interest rate spread                              4.98%                               4.87%                       4.78%
Net yield on average interest-
  earning assets                                  5.42%                               5.41%                       5.32%
Average interest-earning assets
  to average interest-bearing
  liabilities                                   139.15%                             135.02%                     136.87%

(1)    Nonaccruing loans are included in average balances.

(2) Yields on securities available for sale have been computed based upon the historical cost of such securities and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholder's equity.

(3) Yields on non-taxable securities are presented on a tax-equivalent basis using a 34% tax rate. Interest income and net interest income reported in the Company's consolidated statements of income were $8,773 and $7,198 for June 30, 2003, $9,401 and $7,250 for June 30, 2002 and $18,448 and
       $14,327 for the year ended 2002.

                        LOAN LOSS AND RECOVERY EXPERIENCE

                                                  ----------------------------------------------------------
                                                  Six Months Ended   Six Months Ended         Year Ended
                                                   June 30, 2003      June 30, 2002       December 31, 2002
                                                  ----------------------------------------------------------
                                                                   (dollars in thousands)
Total outstanding loans at end of period,
  (excluding net loan fees)                          $ 152,910          $ 136,204           $ 138,576
Average amount of net loans outstanding                139,485            131,437             131,722
Allowance for loan losses
  at beginning of period                                 3,059              3,283               3,283
Loans charged off:
  Commercial                                               746                 59                 320
  Real estate mortgage                                      --                 82                 131
  Installment loans to individuals                         203                133                 270
                                                     ------------------------------------------------
Total charge-offs                                          949                274                 721
                                                     ------------------------------------------------
Recoveries of loans previously charged-off:
  Commercial                                                68                212                 266
  Real estate mortgage                                      28                100                 123
  Installment loans to individuals                          72                 39                 108
                                                     ------------------------------------------------
Total recoveries                                           168                351                 497
                                                     ------------------------------------------------
Net charge-offs                                            781                (77)                224
Additions to allowance charged to
  operations                                               300                 --                  --
Allowance for loan losses at end of period               2,578              3,361               3,059
Ratio of net charge-offs during period
  to average outstanding loans during period              5.60%             (0.06)%              0.17%
Ratio of allowance for possible loan
  losses at period to total loans                         1.69%              2.47%               2.21%

The following table sets for the allocation of the allowance for loan losses as of the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                June 30, 2003 Percent          June 30, 2002 Percent       December 31, 2002 Percent
                                                              (dollars in thousands)
Commercial                   $1,785             46.91%      $2,091             55.94%      $1,685             49.37%
Real estate mortgage            498             48.94%         484             38.77%         589             45.79%
Consumer                        252              4.15%         293              5.29%         306              4.84%
Unallocated                      43                --          493                --          479                --
----------------------------------------------------------------------------------------------------------------------
Total                        $2,578            100.00%      $3,361            100.00%      $3,059            100.00%
======================================================================================================================

The level of the allowance for loan losses is determined by management on the basis of various assumptions and judgments. These include levels and trends of past due and non-accrual loans, trends in volume and changes in terms, effects of policy changes, experience and depth of management, anticipated economic conditions in the Washington, DC metropolitan area, concentrations of credit, the composition of the loan portfolio, prior loan loss experience, and the ongoing and periodic reviews of the loan portfolio by the Company's internal and external loan review function. For impaired loans, the Company establishes reserves in accordance with SFAS 114 as amended by SFAS 118, and for non-impaired loans uses an allocation approach which relies on historical loan loss experience, adjusted to reflect current conditions and trends.

Although management believes that it uses the best information available to make such determinations that the allowance for loan losses is adequate as of the dates shown, future adjustments to the allowance may be necessary, and net income could be significantly affected, if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determinations. Any downturn in the real estate market or general economic conditions in the Washington, DC metropolitan area could result in the Company experiencing increased levels of non-performing assets and charge-offs, significant provisions for loan losses, and significant reductions in net income. Additionally, various regulatory agencies periodically review the Company's allowance for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgments or information available to them at the time of their examination. In light of the foregoing, there can be no assurance that management's determinations as to the future adequacy of the allowance for loan losses will prove accurate, or that additional provisions or charge-offs will not be required.

         The following table sets forth information concerning non-performing assets.

                              NON-PERFORMING ASSETS

                                            ---------------------------------------------------------
                                              June 30, 2003     June 30, 2002      December 31, 2002
                                            ---------------------------------------------------------
                                                               (dollars in thousands)
Non-accrual loans(1)                           $   1,748          $   1,514            $   1,712
Loans past due 90 days or more
  and still accruing                               1,889                554                1,662
Foreclosed properties                                 --                 --                   --
                                            ---------------------------------------------------------
Total                                          $   3,637          $   2,068            $   3,374
                                            =========================================================
Non-performing assets to gross loans
  and foreclosed properties at period end           2.38%              1.52%                2.43%
Non-performing loans to total loans                 2.38%              1.52%                2.43%
Non-performing assets to total
  assets at period end                              1.20%              0.67%                1.14%

         1. Loans are placed on non-accrual status when in the opinion of management the collection of additional interest is unlikely or a specific loan meets the criteria for non-accrual status established by regulatory authorities. No interest is taken into income on non-accrual loans unless received in cash. A loan remains on non-accrual status until the loan is current to both principal and interest and the borrower demonstrates the ability to pay and remain current, or the loan becomes well secured and is in the process of collection. The gross interest income that would have been recorded in the six months ended June 30, 2003 and the year ended December 31, 2002 for non-accrual loans had the loans been current in accordance with their original terms was $80 and $103, respectively.

Non-performing assets at June 30, 2003 were $3,637, an increase of $263 or 8% from year-end 2002. The increase was primarily attributable to management's continued review of the loan portfolio and in light of developments in individual loans since year-end 2002. Non-accrual loans totaled $1,748 at June 30, 2003. None of the non-accrual loans exceeded $400 at June 30, 2003. Non-accrual loans at June 30, 2003 consisted of $794 in commercial real estate, $846 in residential mortgages and $108 in consumer loans. This represents an increase of $36 or 1% from year-end 2002. As of June 30, 2003, loans past due 90 days or more and still accruing totaled $1,889, with none exceeding $250. Such loans consisted of $1,031 in residential real estate loans, $594 in commercial and commercial real estate loans, and $123 in consumer loans. This represents an increase of $267, or 16% from December 31, 2002. At June 30, 2003, total non-performing assets in the amount of $3,637 represented 13% of total capital compared to 13% at year-end 2002.

At June 30, 2003, there were $9,254 of loans not reflected in the table above, where known information about possible credit problems of borrowers caused management to have doubts as to the ability of the borrower to comply with present loan repayment terms and that may result in disclosure of such loans in the future. This represents an increase of $4,490 or 89% from year-end 2002. Included in the total are nineteen loans, totaling $8,709, fully collateralized by real estate, one at $2.4 million and one at $1.7 million, representing 44% of the total and 90% of the increase in loans with possible credit problems. The remaining $545 consists of six commercial loans totaling $508, one at $289 and one at $147, secured primarily by accounts receivable and various business equipment, and one consumer loan totaling $37. Combined, non-performing loans and potential problem loans of $12,891 represented 47% of total capital, compared to $8,401 or 32% at year-end 2002, reflecting an increase of $4,490 or 53%.

ITEM. 3  CONTROLS AND PROCEDURES

         The Company's management, under the supervision and with the participation of the Company's Chief Executive Officer and Chief Financial Officer, evaluated, as of the last day of the period covered by this report, the effectiveness of the design and operation of the Company's disclosure controls and procedures, as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures were adequate. There were no changes in the Company's internal control over financial reporting (as defined in Rule 13a-15 under the Securities Act of 1934) during the quarter ended June 30, 2003 that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

         PART II OTHER INFORMATION

         ITEM 1. LEGAL PROCEEDINGS       None.

         ITEM 2. CHANGES IN SECURITIES   None

         ITEM 3. DEFAULTS UPON SENIOR SECURITIES   None

         ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 Annual Meeting - Results

                 On April 22, 2003, the annual meeting of shareholders of the Company was held for the purposes of electing eight (8) directors to serve until the next annual meeting and until their successors are duly elected and qualified

                 The name of each director elected at the meeting, who constitute the entire Board of Directors in office upon completion of the meeting, and the votes cast for such persons are set forth below.

------------------------------------------------------------------------------------------------
              Name                   For      Against/Withheld  Abstentions   Broker Non-Votes
------------------------------------------------------------------------------------------------
Clinton W. Chapman, Esquire        358,916           0              --               --
------------------------------------------------------------------------------------------------
Benjamin L. King, CPA              358,916           0              --               --
------------------------------------------------------------------------------------------------
Pamela King, CPA                   358,916           0              --               --
------------------------------------------------------------------------------------------------
B. Doyle Mitchell, Jr.             358,916           0              --               --
------------------------------------------------------------------------------------------------
Massie S. Fleming                  358,916           0              --               --
------------------------------------------------------------------------------------------------
Cynthia T. Mitchell                358,916           0              --               --
------------------------------------------------------------------------------------------------
Robert R. Hagans                   358,916           0              --               --
------------------------------------------------------------------------------------------------
Emerson A. Williams, M.D.          358,916           0              --               --
------------------------------------------------------------------------------------------------

         ITEM 5. OTHER INFORMATION None

         ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

                 (a)    Exhibits

                 11     Statement Regarding Computation of Per Share Earnings

                 31(a)  Certification of President and Chief Executive Officer

                 31(b)  Certification of Chief Financial Officer

                 32(a)  Certification of President and Chief Executive Officer

                 32(b)  Certification of Chief Financial Officer

                 (b)    Reports on Form 8-K None.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                IBW FINANCIAL CORPORATION

Date:  August 14, 2003          By:   /s/  B. Doyle Mitchell, Jr.
                                    ----------------------------------------
                                    B. Doyle Mitchell, Jr., President



Date:  August 14, 2003          By:    /s/ Thomas A. Wilson, Jr.
                                     ---------------------------------------
                                     Thomas A. Wilson, Jr.,
                                     Senior Vice President, Chief Financial and
                                     Accounting Officer

                                                                     APPENDIX C

                      Opinion of Danielson Associates, Inc.



                      [Letterhead of Danielson Associates]



                                                             December 28, 2003

The Board of Directors
IBW Financial Corporation
4812 Georgia Avenue, N.W.
Washington, DC 20011

Dear Board Members:

         Set forth herein is Danielson Associates Inc.'s ("Danielson Associates") independent appraisal of the "fair" market value of the common stock of IBW Financial Corporation ("IBW" or "the Bank") of Washington, D.C. as of December 15, 2003. Market value is defined as the price at which the common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of relevant facts and assuming a significant amount of stock changing hands daily to assure a true reflection of market forces.

         This "fairness" opinion is based on data supplied by IBW to Danielson Associates and its regulators, but relies on some public information, all of which is believed to be reliable, but the accuracy or completeness of such information cannot be guaranteed. In particular, this "fairness" opinion assumes that there are no significant loan quality problems beyond what has been stated in IBW's quarterly reports to the Federal Deposit Insurance Corporation ("FDIC").

         In determining the "fair" value of the common stock of IBW, primary emphasis has been given to the stock prices of publicly-traded banks that have comparable financial, market and structural characteristics, and the relationship of these prices to earnings.

         Based on these comparisons, an analysis of IBW's past performance and future potential and by applying discounts for growth, market, stock liquidity and its minority ownership, it has been established that the "fair" value of its common stock as of December 15, 2003 is between $34.40 and $42.20 per share with the midpoint being $38.30 per share. Any price in this range would be "fair" to current shareholders.

                                  Respectfully submitted,

                                  /s/ Arnold G. Danielson
                                  -----------------------
                                  Arnold G. Danielson
                                  Chairman
                                  Danielson Associates Inc.